SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

Filed by the Registrant    ☒

Filed by a Party other than the Registrant    ☐

Check the appropriate box:

☐ Preliminary Proxy Statement
☐ Confidential, For Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☒ Definitive Proxy Statement
☐ Definitive Additional Materials
☐ Soliciting Material Under Rule 14a-12

LASER-PACIFIC MEDIA CORPORATION

(Name of Registrant as Specified in its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☐	No fee required.

☒	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

1.	Title of each class of securities to which transaction applies:

Common stock, par value $0.0001 per share

2.	Aggregate number of securities to which transaction applies:

7,101,295 of outstanding shares of common stock and 513,400 shares of common stock subject to in-the-money options

3.	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

$4.22 per share of common stock and the difference between $4.22 and the exercise price of each in-the-money option.

4.	Proposed maximum aggregate value of transaction:

$30,504,494 consisting of $29,967,464 for the shares and $537,030 for the in-the-money options

5.	Total fee paid:

$2,468

☒	Fee paid previously with preliminary materials:

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

1.	Amount previously paid:

2.	Form, Schedule or Registration Statement No.:

3.	Filing Party:

4.	Date Filed:

A Merger Proposal—Your Vote is Very Important

809 N. Cahuenga Blvd.

Hollywood, California 90038

Dear Stockholder:

You are cordially invited to attend a special meeting of the stockholders of Laser-Pacific Media Corporation, a Delaware corporation, to be held on Thursday, October 30, 2003, at 10:00 a.m., local time, at Laser-Pacific’s Digital Timing Theatre located at 861 Seward Street, Hollywood, California 90038 to vote on the proposed merger with a subsidiary of Eastman Kodak Company.

As we previously announced, on July 31, 2003 we entered into a merger agreement with Kodak. At the special meeting, you will be asked to consider and vote on a proposal to approve and adopt the merger agreement. In the merger, each outstanding share of Laser-Pacific common stock will be converted into the right to receive $4.22 in cash, without interest. The $4.22 per share being paid in the merger represents a premium of approximately 36% over the $3.09 closing price of our common stock on July 31, 2003, the day the merger agreement was signed.

After careful consideration, your board of directors unanimously determined that the merger with Kodak’s subsidiary is fair to and in the best interests of Laser-Pacific and its stockholders and that the merger agreement is advisable. Therefore, Laser-Pacific’s board of directors recommends that you vote “FOR” adoption and approval of the merger agreement.

The accompanying proxy statement provides you with detailed information about the proposed merger and related matters. We encourage you to read the proxy statement and its appendices carefully and in their entirety. If you have any questions about the merger, please call The Altman Group, our proxy solicitor, toll free at (800) 467-0790.

Your vote is very important! Whether or not you plan to attend the special meeting, if you are a holder of Laser-Pacific common stock, please take the time to vote by completing and mailing the enclosed proxy card to us as described in the instructions accompanying the enclosed proxy card. Your proxy may be revoked at any time before it is voted at the special meeting by delivering to Laser-Pacific’s Secretary a written revocation or a proxy bearing a later date or by attending the special meeting and voting in person. Please do not send in your stock certificates at this time. Promptly after the merger is completed you will receive instructions from the exchange agent for the transaction explaining how to exchange your stock certificates.

Sincerely,

James R. Parks Chairman of the Board and Chief Executive Officer

September 29, 2003

The accompanying proxy statement is dated September 29, 2003 and is first being mailed to stockholders of Laser-Pacific on or about September 30, 2003.

809 N. Cahuenga Blvd.

Hollywood, California 90038

NOTICE OF SPECIAL MEETING OF STOCKHOLDERS

To Be Held on October 30, 2003

NOTICE IS HEREBY GIVEN that a Special Meeting of Stockholders (the “Special Meeting”) of Laser-Pacific Media Corporation (“Laser-Pacific”) will be held on October 30, 2003 at Laser-Pacific’s Digital Timing Theatre located at 861 Seward Street, Hollywood, California 90038, at 10:00 a.m., local time, subject to adjournment or postponement by the board of directors, for the following purpose:

To consider, approve and adopt the Agreement and Plan of Merger (the “Merger Agreement”), dated as of July 31, 2003, by and among Laser-Pacific, Eastman Kodak Company (“Kodak”) and OS Acquisition Corp., a wholly-owned subsidiary of Kodak.

Laser-Pacific’s board of directors has carefully considered the terms and conditions of the Merger Agreement and the proposed merger and unanimously recommends that you vote to approve and adopt the Merger Agreement. In the proposed merger, each share of Laser-Pacific common stock will be converted into $4.22 in cash, without interest.

Management sincerely hopes that you will attend the Special Meeting. Only stockholders who hold shares of Laser-Pacific common stock at the close of business on September 12, 2003 will be entitled to vote at the special meeting. A list of stockholders will be available at our offices at least ten days prior to the Special Meeting. In order to constitute a quorum for the conduct of business at the Special Meeting, it is necessary that holders of a majority of all outstanding shares of Laser-Pacific common stock be present in person or be represented by proxy. The affirmative vote of the holders of a majority of the outstanding shares of Laser-Pacific common stock is required to approve and adopt the Merger Agreement. To assure your representation at the Special Meeting, please date, sign and mail the enclosed proxy card for which a return envelope is provided. The prompt return of your proxy will save expenses involved in further communications and solicitations. If you sign, date and mail your proxy card without indicating how you wish to vote, your proxy will be counted effectively as a vote in favor of adoption and approval of the Merger Agreement. If you fail to return your proxy card, the effect will be that your shares will not be counted for purposes of determining whether a quorum is present at the Special Meeting but effectively will be counted as a vote against adoption and approval of the Merger Agreement. Your proxy is revocable and stockholders who attend the Special Meeting may vote in person even though they have previously mailed their proxy card. Your attention is directed to the accompanying proxy statement and proxy card.

By Order of the Board of Directors,

Robert McClain
Chief Financial Officer, Vice President and Secretary

Hollywood, California

September 29, 2003

i

ii

QUESTIONS AND ANSWERS ABOUT THE MERGER

Q.	WHY AM I RECEIVING THIS PROXY STATEMENT AND ACCOMPANYING PROXY CARD?

A.	You are receiving a proxy statement and proxy card because you own shares of common stock of Laser-Pacific Media Corporation. This proxy statement describes the proposed merger on which we would like you, as a stockholder of Laser-Pacific, to vote. It also gives you information on the relevant aspects of the proposed transaction so that you can make an informed decision about how to vote. Please review the information contained in this proxy statement carefully.

Q.	WHAT IS THE PROPOSED TRANSACTION?

A.	A wholly-owned subsidiary of Eastman Kodak Company will merge into Laser-Pacific. As a result, Laser-Pacific will become a wholly-owned subsidiary of Kodak.

Q.	WHAT WILL I RECEIVE IN THE MERGER?

A.	Kodak will pay $4.22 in cash, without interest, for each share of Laser-Pacific common stock. Holders of options to purchase Laser-Pacific common stock will receive an amount of cash equal to the excess of $4.22 over the exercise price per share of Laser-Pacific common stock subject to the option. See “Merger Agreement—Effect on Capital Stock and Options.”

Q.	WHAT IS THE VOTE REQUIRED TO APPROVE AND ADOPT THE MERGER AGREEMENT?

A.	The affirmative vote of the holders of the majority of the outstanding shares of Laser-Pacific common stock as of September 12, 2003, the record date, is required to approve and adopt the merger agreement. Each share of Laser-Pacific common stock is entitled to one vote.

Q.	WHAT STEPS MUST I FOLLOW TO CAST MY VOTE?

A.	You may vote by mailing a signed proxy card in the enclosed return envelope as soon as possible so that your shares may be represented at the special meeting. You may also attend the special meeting and vote in person, even if you have previously delivered a proxy card.

Q.	CAN I CHANGE MY VOTE?

A.	Yes. You may change your vote by delivering a written notice of revocation to Laser-Pacific’s Secretary, by delivering a later-dated, signed proxy card to Laser-Pacific’s Secretary before the special meeting or by attending the special meeting and voting in person.

Q.	IF MY BROKER HOLDS MY SHARES IN “STREET NAME,” WILL MY BROKER VOTE MY SHARES FOR ME?

A.	Your broker will vote your shares only if you provide instructions to your broker on how to vote. You should follow the directions provided by your broker regarding how to instruct your broker to vote your shares. Without instructions to your broker, your shares will not be voted and this effectively will have the same effect as a vote against the merger agreement.

Q.	IS THE MERGER TAXABLE TO ME?

A.	You will generally recognize gain or loss for United States federal income tax purposes to the extent that the amounts received in the merger differ from your tax basis in your Laser-Pacific common stock. The material United States federal income tax consequences of the merger are described in more detail beginning on page 19. This discussion does not address all federal income tax consequences of the merger that may be relevant to particular stockholders, including stockholders that are subject to special tax rules, nor does it address tax consequences arising under the laws of any state, local or foreign jurisdiction. The tax consequences of the merger to you will depend on the facts of your situation. In addition, this discussion is based on the currently existing provisions of the Internal Revenue Code, the existing and proposed Treasury regulations thereunder and current administrative interpretations and court decisions, all of which are subject to change, possibly with retroactive effect.

We urge you to consult your tax advisor for a full understanding of the tax consequences to you of the merger.

Q.	AM I ENTITLED TO DISSENTERS’ APPRAISAL RIGHTS?

A.	Yes. You will be entitled to dissenters’ appraisal rights in connection with the merger if you comply with the provisions of the Delaware General Corporation Law. The availability of dissenters’ appraisal rights is discussed in more detail beginning on page 20.

Q.	WHEN DO YOU EXPECT TO COMPLETE THE MERGER?

A.	Kodak and Laser-Pacific expect to complete the merger in the fourth quarter of 2003. Because the merger is subject to factors beyond the parties’ control, however, Kodak and Laser-Pacific cannot predict the exact time of completion.

Q.	SHOULD I SEND IN MY LASER-PACIFIC STOCK CERTIFICATES NOW?

A.	No. After the merger is completed, The Bank of New York, the exchange agent for the transaction, will send you instructions explaining how to exchange your Laser-Pacific share certificates for cash. See “The Merger—Exchange of Certificates in the Merger.”

Q.	IS THE BOARD OF DIRECTORS RECOMMENDING THAT I VOTE FOR THE APPROVAL AND ADOPTION OF THE MERGER AGREEMENT?

A.	Yes. After careful consideration, Laser-Pacific’s board of directors unanimously recommends that you vote FOR approval and adoption of the merger agreement. For a more complete description of the recommendation and the reasons behind it, please see “Background and Reasons for the Merger” and “Recommendation of Laser-Pacific’s Board of Directors.”

Q.	WHO CAN ANSWER MY QUESTIONS RELATING TO THE PROPOSED TRANSACTION?

A.	If you have any questions about the merger, or if you would like copies of any of the documents referred to in this document, you should call The Altman Group at (800) 467-0790.

SUMMARY

The following summary, together with the previous question and answer section, provides an overview of the transactions discussed in this proxy statement and contains cross-references to the more detailed discussions elsewhere in the proxy statement. This summary may not contain all the information that is important to you. To understand the merger more fully, and for more complete descriptions of the legal terms of the merger, you should carefully read this entire proxy statement and the attached appendices in their entirety.

The Companies

Eastman Kodak Company

Kodak is engaged primarily in developing, manufacturing and marketing traditional and digital imaging products, services and solutions for consumers, professionals, healthcare providers, the entertainment industry and other commercial customers. Kodak is the leader in helping people take, share, enhance, preserve, print and enjoy images—for memories, for information, and for entertainment. Kodak is a major participant in infoimaging—a $385 billion industry composed of devices (digital cameras and personal data assistants (PDAs)), infrastructure (online networks and delivery systems for images) and services and media (software, film and paper) enabling people to access, analyze and print images. Kodak harnesses its technology, market reach and a host of industry partnerships to provide innovative products and services for customers who need the information-rich content that images contain.

Kodak is a corporation organized under the laws of the State of New Jersey, and its shares are listed on the New York Stock Exchange under the symbol “EK.” Kodak’s principal executive offices are located at 343 State Street, Rochester, New York 14650, its telephone number is (585) 724-4000 and its website address is www.kodak.com. Information on Kodak’s website is not intended to be a part of, or incorporated into, this proxy statement.

Laser-Pacific

Laser-Pacific is a provider of a broad range of post-production services to the motion picture and television industries from its facilities in Hollywood, California. These post-production services include technical and creative services provided to the producers of primetime network television series, television movies and theatrical motion pictures. Laser-Pacific’s primary services include telecine, editing, color timing, digital graphics and visual effects, duplication and digital compression. Additionally, Laser-Pacific provides sound editing and mixing, digital preview services, motion picture film processing, DVD authoring and mastering, and numerous additional services as required by its customers. At the end of the process, Laser-Pacific provides its customers with a completed master in high definition, standard definition, or data format for television, home video, DVD or film release.

Laser-Pacific is recognized as an industry leader in the development and introduction of new methods and technologies for use in television, motion pictures and digital multimedia. Laser-Pacific led the television industry in the move from film to electronic and digital based techniques in post-production through the introduction of its proprietary Electronic Laboratory TM and has received six Emmy Awards for Outstanding Achievement in Engineering for its developments.

Laser-Pacific is a corporation organized under the laws of the State of Delaware, and its shares are listed on the Nasdaq National Market under the symbol “LPAC.” Laser-Pacific’s principal executive offices are located at 809 North Cahuenga Boulevard, Hollywood, California 90038, its telephone number is (323) 462-6266 and its website address is www.laserpacific.com. Information on Laser-Pacific’s website is not intended to be a part of, or incorporated into, this proxy statement.

OS Acquisition Corp.

OS Acquisition Corp. is a wholly-owned subsidiary of Kodak that was formed in January 2003 solely for the purpose of effecting the proposed merger. If the merger is consummated, OS Acquisition Corp. will cease to exist following the merger of it with and into Laser-Pacific. OS Acquisition Corp. is a corporation organized under the laws of the State of Delaware. OS Acquisition Corp.’s principal executive offices are located at 343 State Street, Rochester, New York 14650.

Special Meeting of Laser-Pacific Stockholders (see page 32)

Time, Date, Place and Purpose.    The special meeting will be held at Laser-Pacific’s Digital Timing Theatre located at 861 Seward Street, Hollywood, California 90038, on October 30, 2003, beginning at 10:00 a.m., local time, to consider and to vote upon the proposal to approve and adopt the merger agreement.

Record Date and Votes Required.    You can vote at the special meeting if you owned Laser-Pacific common stock at the close of business on the record date, September 12, 2003. On that date, there were approximately 7,101,295 shares of Laser-Pacific common stock outstanding and entitled to vote, held by approximately 154 stockholders of record. You can cast one vote for each share of Laser-Pacific common stock that you owned on the record date. Approval and adoption of the merger agreement requires the affirmative vote of the holders of a majority of the outstanding shares of Laser-Pacific common stock.

Voting Agreements (see page 32)

Laser-Pacific’s directors, executive officers and their affiliates beneficially own approximately 14.98% of the total outstanding shares of Laser-Pacific common stock and have entered into voting agreements with Kodak in which they have agreed to vote all of their shares in favor of adoption and approval of the merger agreement. The form of the voting agreement is attached to this proxy statement as Appendix D.

Recommendation of Laser-Pacific’s Board of Directors (see page 12)

Laser-Pacific’s board of directors believes that the merger is fair to the company’s stockholders and is in the stockholders’ best interests. Laser-Pacific’s board of directors has unanimously voted to approve the merger agreement and unanimously recommends that you vote for the adoption and approval of the merger agreement.

Opinion of Harris Nesbitt Gerard, Inc. (see page 13)

In deciding to approve the merger, Laser-Pacific’s board of directors consulted with its financial advisor, Harris Nesbitt Gerard, Inc., the successor in interest to Gerard Klauer Mattison & Co., Inc. Harris Nesbitt Gerard concluded that, as of July 31, 2003, the consideration to be received by Laser-Pacific’s stockholders pursuant to the merger agreement is fair to Laser-Pacific’s stockholders from a financial point of view. This conclusion is subject to important assumptions and limitations, which are set forth in Harris Nesbitt Gerard’s fairness opinion, which is attached to this proxy statement as Appendix B, and you are encouraged to read it carefully and in its entirety. Upon, and subject to, consummation of the merger, Harris Nesbitt Gerard will receive a fee of $500,000 for acting as financial advisor to Laser-Pacific’s board of directors.

Terms of the Merger (see page 19)

If the merger is completed, OS Acquisition Corp. will merge with and into Laser-Pacific, with Laser-Pacific surviving after the merger. As a result, Laser-Pacific will become a wholly-owned subsidiary of Kodak, and Laser-Pacific’s stockholders will have their shares exchanged for cash, without interest. A copy of the merger agreement, which is the legal document governing the merger, is attached to this proxy statement as Appendix A. Laser-Pacific encourages you to carefully read the merger agreement in its entirety.

What Laser-Pacific Stockholders Will Receive in the Merger (see page 23)

The merger agreement provides that the merger consideration could consist of either shares of Kodak common stock, or, at Kodak’s election, cash. On September 10, 2003, Kodak elected to pay the merger consideration in the form of cash. Accordingly, each share of Laser-Pacific common stock will be exchanged for $4.22 in cash, without interest.

After the merger is completed, you will receive instructions from the exchange agent on how to surrender your Laser-Pacific stock certificates to receive the merger consideration.

PLEASE DO NOT SEND LASER-PACIFIC COMMON STOCK CERTIFICATES TO LASER-PACIFIC OR KODAK. AFTER THE MERGER IS COMPLETED, THE BANK OF NEW YORK, THE EXCHANGE AGENT FOR THE TRANSACTION, WILL SEND YOU SPECIFIC WRITTEN INSTRUCTIONS ON HOW TO EXCHANGE YOUR LASER-PACIFIC COMMON STOCK CERTIFICATES.

The Merger Agreement (see page 23)

Conditions (see page 28).    The merger will be completed only if the conditions set forth in the merger agreement are satisfied or waived at or before the closing. These conditions include, but are not limited to, the following:

•	the approval and adoption of the merger agreement by Laser-Pacific’s stockholders;

•	Laser-Pacific’s consolidated stockholders’ equity as of the close of business ten days prior to the closing of the merger (which is expected to occur immediately following the special meeting) must be at least $18,029,000, without giving effect to a maximum of $750,000 of accrued expenses incurred in connection with the consummation of the merger;

•	the receipt of voting agreements signed by all of Laser-Pacific’s directors and executive officers, agreeing to vote their shares to approve and adopt the merger agreement;

•	Laser-Pacific must not have received notice of dissenters’ rights from holders of more than 10% of Laser-Pacific’s common stock;

•	the accuracy of Kodak’s and Laser-Pacific’s representations and warranties, and compliance with Kodak’s and Laser-Pacific’s agreements and covenants in the merger agreement;

•	the occurrence of no events or conditions that have, or could reasonably be expected to have, a material adverse effect on Laser-Pacific;

•	the receipt of consents and approvals of various third parties;

•	the employment agreements between Kodak and certain key executives of Laser-Pacific will be in effect; and

•	Emory Cohen, Laser-Pacific’s president, will not have given notice of termination of, or terminated his employment with, Laser-Pacific’s wholly-owned subsidiary.

In addition, the merger agreement provides that Kodak’s obligation to complete the merger was subject to its receipt of evidence that Laser-Pacific’s financial advisor has been paid all fees owed to it, that it has released any claim to further payment and that it has agreed to indemnify Laser-Pacific from and against any claims by current or former employees of affiliates of the financial advisor or its predecessor. After receiving certain assurances from Laser-Pacific’s financial advisor and three former employees of its predecessor, Kodak agreed to waive this condition to closing provided that Laser-Pacific pays its financial advisor its fee and the related expenses as required by the financial advisory agreement.

Covenants (see page 25).    The merger agreement also contains a number of covenants and agreements by Laser-Pacific and Kodak, including, but are not limited to, the following:

•	Laser-Pacific has agreed to conduct its business in the ordinary course prior to completion of the merger;

•	except for the issuance of not more than 528,400 shares pursuant to the exercise of outstanding options under Laser-Pacific’s equity incentive plan, as amended, Laser-Pacific will not, nor will it permit its subsidiaries to, issue, deliver or sell, or authorize or propose the issuance, delivery or sale of, any shares of capital stock, voting debt or any securities convertible into shares of capital stock;

•	Laser-Pacific has agreed that it will not declare or pay any dividends or make any distributions in respect of Laser-Pacific common stock, engage in a stock split, reclassification, combination, recapitalization or a similar transaction, or buy or otherwise acquire any of its securities, prior to the completion of the merger;

•	Laser-Pacific has agreed that it will not, and that it will not permit its subsidiaries, officers, directors, employees or any representatives retained by it or any of its subsidiaries, to initiate, solicit, encourage, negotiate or take any other actions which would lead to any proposal or offer from a third party to acquire (i) a controlling portion of the capital stock of Laser-Pacific or any of its subsidiaries, or (ii) all or any substantial part of the business or assets of Laser-Pacific or any of its subsidiaries, subject only to an exception which allows Laser-Pacific’s board of directors to discharge its fiduciary duties;

•	Laser-Pacific has agreed to limit to $900,000 its total expenses related to the merger during the period starting on April 1, 2003 and ending on the date the merger is consummated, including expenses payable to its directors, officers, attorneys, accountants and advisors, including its financial advisor;

•	Laser-Pacific has agreed to contract for and acquire tail insurance coverage pursuant to its existing directors’, officers’ and corporate securities liability policy, providing for a six-year discovery period and covering Laser-Pacific, its subsidiaries, Kodak and OS Acquisition Corp., and Kodak has agreed to maintain this insurance policy until it expires;

•	Kodak has agreed that all rights under Delaware law, as well as under Laser-Pacific’s certificate of incorporation and bylaws, that provide for the compensation or reimbursement of the directors and officers of Laser-Pacific and its subsidiaries for fines and expenses incurred with respect to matters occurring prior to the merger will survive the merger and continue in effect.

Termination (see page 30).    The parties can terminate the merger agreement prior to the effectiveness of the merger, whether prior to or after the stockholder vote, under the following circumstances:

•	the boards of directors of Kodak and Laser-Pacific can mutually agree to terminate the merger agreement;

•	either party can terminate the merger agreement if the closing has not occurred by December 31, 2003;

•	either party can generally terminate the merger agreement upon notice to the other party if any condition to its obligations becomes impossible to fulfill and such failure of compliance is not waived by the non-breaching party; and

•	either party can decide to terminate the merger agreement if (i) Laser-Pacific’s board of directors withdraws, modifies, conditions or fails to recommend approval of the merger agreement to Laser-Pacific’s stockholders because the board of directors concludes in good faith, after receipt of legal counsel’s written advice, that the failure to take such action could reasonably constitute a breach of its fiduciary duties to Laser-Pacific’s stockholders; and (ii) Laser-Pacific enters into an agreement to sell Laser-Pacific’s stock or assets on terms which the board of directors determines are superior to the terms of the merger. If the merger agreement is terminated because Laser-Pacific’s board of directors elects to accept a superior proposal, Laser-Pacific will generally be required to pay $1.5 million to Kodak, as liquidated damages.

Accounting Treatment (see page 20)

Kodak will account for the merger in accordance with the provisions of Statement of Financial Accounting Standards No. 141, Business Combinations, and Statement of Financial Accounting Standards No. 142, Goodwill and Other Intangible Assets. Accordingly, the assets and liabilities of Laser-Pacific, including all intangible assets, will be recorded by Kodak at their respective fair market values. All intangible assets will be amortized over their estimated useful lives with the exception of goodwill and any other intangible assets with indefinite lives. Goodwill and those intangible assets with indefinite lives will be tested for impairment at least annually, as prescribed by Statement of Financial Accounting Standards No. 142, Goodwill and Other Intangible Assets. The financial position, results of operations and cash flows of Laser-Pacific will be included in Kodak’s financial statements prospectively as of the date of the completion of the merger.

Material United States Federal Income Tax Consequences of the Merger (see page 19)

Laser-Pacific stockholders will generally recognize gain or loss for United States federal income tax purposes to the extent that the amounts received differ from their tax basis in their shares of Laser-Pacific common stock. The material United States federal income tax consequences of the merger are described in more detail beginning on page 19. This discussion does not address all federal income tax consequences of the merger that may be relevant to particular stockholders, including stockholders that are subject to special tax rules, nor does it address tax consequences arising under the laws of any state, local or foreign jurisdiction. The tax consequences of the merger to you will depend on the facts of your situation. In addition, this discussion is based on the currently existing provisions of the Internal Revenue Code, the existing and proposed Treasury regulations thereunder and current administrative interpretations and court decisions, all of which are subject to change, possibly with retroactive effect.

Tax matters are complex, and the tax consequences of the merger to each Laser-Pacific stockholder will depend on that stockholder’s particular facts and circumstances. Laser-Pacific stockholders are urged to consult their tax advisors about their personal tax situation to understand fully the tax consequences to them of the merger.

Regulatory Approvals and Requirements (see page 20)

To consummate the merger, a certificate of merger must be filed with the Delaware Secretary of State. Neither Laser-Pacific nor Kodak are aware of any other material federal or state regulatory requirements that must be complied with or approvals that must be obtained in connection with the merger. Should any material approval or action be required, Laser-Pacific and Kodak plan to seek such approval and to take all actions necessary to comply with any such regulatory requirements.

Special Interests of Laser-Pacific’s Directors and Executive Officers in the Merger (see page 35)

Laser-Pacific’s directors and executive officers have interests in the merger that may be different from, or in addition to, the interests of Laser-Pacific’s other stockholders. These interests include new employment arrangements, bonus payments, the right to severance payments, accrued vacation payments, the right to acceleration of vesting of stock options and the right to indemnification and insurance coverage, including tail insurance coverage, for acts or omissions occurring before the merger is completed. These arrangements are described beginning at page 35. Laser-Pacific’s board of directors was aware of these arrangements when it considered and voted unanimously in favor of the proposed merger.

Where You Can Get More Information about the Merger

If you have questions about the merger or if you would like additional copies of this proxy statement or the proxy card, you should call Laser-Pacific’s proxy solicitor, The Altman Group, toll free at (800) 467-0790.

BACKGROUND OF THE MERGER AND RELATED MATTERS

Background and Reasons for the Merger

Background of the Merger

Laser-Pacific’s board of directors and senior management have been focused on strategies to allow Laser-Pacific to compete effectively in the television and motion picture post-production business. Laser-Pacific initially concentrated on providing services to producers of television programs. However, with technological advances, Laser-Pacific expanded its services to producers of entertainment programming intended for theatrical release.

Laser-Pacific’s business is capital intensive and subject to periodic technological change which puts demands on Laser-Pacific to reinvest its available cash in new equipment and which, despite Laser-Pacific’s profitability, limits its ability to grow organically. Laser-Pacific’s board of directors has recognized that the company’s ability to raise capital was limited. Further, Laser-Pacific competes in all of its service areas with large, well-capitalized competitors.

In 1999, Laser-Pacific began pursuing acquisition opportunities, principally through its chief executive officer, James Parks. Mr. Parks also explored the potential sale of Laser-Pacific, as well as possible merger opportunities with similarly sized post-production companies that would be complementary to the services that Laser-Pacific provides. No transactions resulted from these efforts either because of an inability to agree on valuation or because Laser-Pacific’s due diligence review revealed that the acquisition targets were an unsuitable fit. Similarly, no potential acquirer succeeded in acquiring Laser-Pacific because potential acquirers had material contingencies in their offers and/or lacked adequate financing to complete an acquisition transaction on terms Laser-Pacific’s board of directors felt would be attractive and fair to the company’s stockholders. Specifically, this was the case when, in November 2000, the board of directors rejected an offer from Digital Creative Development Corporation to purchase Laser-Pacific at a price of $4.25 per share. Pursuant to this rejected offer, Laser-Pacific’s stockholders would have received as merger consideration shares of Digital Creative Development Corporation’s common stock, which were listed on the OTC Bulletin Board.

Laser-Pacific’s board of directors realized that the company’s five key executives constituted an integral part of the company’s ability to execute its business. Laser-Pacific has existing employment agreements with three of its key executives, and Laser-Pacific’s board of directors recognized that an acquirer might require modifications to these agreements. As such, the board of directors concluded that any sale or merger of the company could depend on the acquirer’s ability to negotiate favorable employment arrangements with the company’s key executives.

During the first quarter of 2001, Eastman Kodak Company had expressed to Laser-Pacific’s senior management an interest in acquiring Laser-Pacific. As a result of these discussions, Laser-Pacific and Kodak entered into a non-disclosure agreement, dated December 4, 2001. During the first six months of 2002, Laser-Pacific had numerous discussions with Kodak regarding Kodak’s interest in acquiring Laser-Pacific, which led to Laser-Pacific’s board of directors authorizing management to enter into a non-binding letter of intent with Kodak, dated July 31, 2002. The letter of intent provided for consideration of $5.50 per share of Laser-Pacific common stock, subject to completion of due diligence, and confirmed Kodak’s intention to negotiate a definitive agreement providing for a merger of Laser-Pacific into a Kodak subsidiary in a transaction intended to qualify as a tax-free reorganization under the Internal Revenue Code. As part of the letter of intent, Kodak was given a 90-day exclusivity period to negotiate a business combination or acquisition. The letter of intent was amended on November 22, 2002 to give Kodak an exclusivity period that would expire on December 31, 2002, notwithstanding any prior termination of the exclusivity period. Based on the results of its preliminary due diligence, its review of Laser-Pacific’s operating plan and its clearer understanding of the responsibilities associated with operating Laser-Pacific’s film laboratory, on December 10, 2002, Kodak informed

Laser-Pacific’s senior management that Kodak would be willing to pursue a transaction at a price of $4.50 per share, subject to Kodak satisfactorily completing its due diligence review of Laser-Pacific and provided that any transaction be conditioned upon the successful negotiation of acceptable employment agreements with each of Laser-Pacific’s five key executives.

In the midst of its negotiations with Kodak, Laser-Pacific received notice that its Pacific Film Laboratory employees wished to be represented by the International Alliance of Theatrical and Stage Employees (IATSE) Local 683. Recognizing that the IATSE organizing efforts could have a material effect on Laser-Pacific’s business, Kodak suspended merger discussions. On January 23, 2003, the majority of Laser-Pacific’s Pacific Film Laboratory employees voted to be represented by IATSE Local 683 and on May 18, 2003 Laser-Pacific Pacific Film Laboratory employees agreed to a contract, which will expire on May 13, 2006 and is subject to automatic annual renewals thereafter.

During the period that Kodak suspended merger discussions, Laser-Pacific explored other merger opportunities with four other candidates, consisting of a public company, a private company, a private investor group and a subsidiary of a foreign public company. Nothing materialized from these exploratory discussions because conversations with each of these parties revealed one or more material contingencies, including financing contingencies, the fulfillment of which were questionable.

In May 2003, Kodak re-initiated merger discussions with Laser-Pacific and offered employment agreements to each of Laser-Pacific’s five key executives to induce them to continue their employment with the surviving company following the completion of the merger. Based on its final due diligence and terms negotiated with Laser-Pacific’s five key executives regarding their continued employment, Kodak presented Laser-Pacific with a merger agreement on July 1, 2003, which provided that at Kodak’s option, Laser-Pacific would be acquired for either shares of Kodak common stock or cash based on a valuation of $4.22 for each share of Laser-Pacific. At the same time, Kodak also offered revised employment agreements to each of Laser-Pacific’s five key executives that reflected input from the key executives on the employment agreements delivered in May 2003. Laser-Pacific’s board of directors met on July 8th, 28th, 30th and 31st to discuss issues related to the proposed merger transaction. During these meetings, Laser-Pacific’s board of directors was advised and/or presented with information concerning Laser-Pacific’s business, the industry conditions, Laser-Pacific’s future prospects, the terms of the proposed merger and the consideration being offered to Laser-Pacific from one or more of the following: Laser-Pacific’s management team, legal counsel and financial advisor. The board of directors considered all of this information and analyzed the proposed terms of the employment agreements offered to each of the key executives, considering the terms of Laser-Pacific’s existing employment agreements with three of its key executives.

On July 31, 2003, Laser-Pacific’s board of directors received the opinion of Harris Nesbitt Gerard as to the fairness from a financial viewpoint of the proposed merger consideration to be received by Laser-Pacific stockholders. The opinion is subject to assumptions and limitations that must be read carefully in order to understand the opinion fully. See “Background of the Merger and Related Matters—Fairness Opinion of Harris Nesbitt Gerard, Inc.” for a description of these assumptions and limitations. Laser-Pacific’s board of directors also received an update from Laser-Pacific’s management team and legal counsel as to the final merger agreement and employment agreement terms. Laser-Pacific’s board of directors asked questions of the management team, financial advisor and legal counsel. After the deliberations, Laser-Pacific’s board of directors indicated that they believed they had sufficient information to make an informed decision with respect to the proposed action. Laser-Pacific’s board of directors unanimously voted to approve the merger agreement and recommended that the stockholders vote in favor of adoption and approval of the merger agreement. During the evening of July 31, 2003, Kodak and Laser-Pacific executed and delivered the merger agreement, and Laser-Pacific delivered to Kodak the employment agreements signed by the five key executives.

On August 1, 2003, before the New York Stock Exchange opened for trading and before Laser-Pacific’s stock began trading on the Nasdaq National Market, Kodak and Laser-Pacific issued a press release announcing the proposed acquisition.

Laser-Pacific’s Reasons for the Merger

At multiple meetings, Laser-Pacific’s board of directors received, at various times, presentations or advice from members of Laser-Pacific’s management team, Gibson, Dunn & Crutcher LLP, Laser-Pacific’s legal counsel, and Harris Nesbitt Gerard, addressing the potential benefits of the transaction, the risks associated with the proposed merger and Laser-Pacific’s alternatives if Laser-Pacific continued to remain an independent public company. The following are the material reasons that caused Laser-Pacific’s board of directors to approve the merger agreement and Laser-Pacific’s board of directors unanimously recommends that you vote for the adoption and approval of the merger agreement.

The Competitive Landscape in the Post-Production Services Business.    Laser-Pacific’s board of directors considered the challenging economic conditions affecting film and television post-production, sluggishness in the advertising market reducing television advertising production spending and lower spending from larger clients for traditional post-production services. The board of directors also noted the following facts and effects associated with the current competitive environment:

Prospects for Revenue Growth.    Laser-Pacific’s ability to deliver year-over-year revenue growth from post-production services is at substantial risk without:

•	the introduction of new services;

•	the attraction of new customers;

•	a substantial increase in functionality and improvement of features of Laser-Pacific’s service offerings; and

•	the ability to lower prices and margins in order to compete more effectively with Laser-Pacific’s larger competitors.

Competition.    Laser-Pacific’s market share may be eroded in the future due to increased competition from larger companies that have sales, marketing and service infrastructures and financial resources significantly greater than that of Laser-Pacific. In addition, Laser-Pacific’s board of directors noticed the trend toward consolidation for smaller companies in its industry and recognized that this would make it increasingly challenging for a small company such as Laser-Pacific to compete effectively if it remained independent.

Technologies.    In order to maintain market share in the long run, Laser-Pacific would have to make a significant investment in new technologies. Laser-Pacific may not have the financial and other resources and may not have the capital raising ability, as a stand-alone company, to stay abreast of technological advances in its industry.

Discussions with Other Potential Acquirers.    Laser-Pacific’s management team was in contact with a number of potential strategic partners of Laser-Pacific both before entering into the exclusivity arrangement with Kodak and after expiration of the exclusivity arrangement with Kodak, and none of those parties proposed a competitive alternative transaction.

Terms of the Merger Agreement.    Laser-Pacific’s board of directors considered (i) the nature and amount of the consideration as well as the fact that, following consummation of the merger, current Laser-Pacific stockholders potentially would continue to have an interest in a company engaged in providing post-production services to the motion picture and television industries, unless Kodak elected to pay the merger consideration in cash; (ii) the possibility that, under specific circumstances specified in the merger agreement, Laser-Pacific could conduct negotiations with a third party and terminate the merger agreement if a superior alternative acquisition proposal were to be made by that third party, with the understanding that liquidated damages of $1.5 million (or approximately $0.21 per outstanding share of Laser-Pacific common stock) would be payable to Kodak upon such termination and that such payment could discourage other parties that might otherwise have an interest in a business combination with, or an acquisition of, Laser-Pacific; and (iii) the other terms of the merger agreement, specifically the conditions to the closing of the transaction. Laser-Pacific’s board of directors was aware of the risk that the transaction would not close and Laser-Pacific would have to nevertheless incur certain costs related to the transaction and continue as an independent company in a very competitive environment.

Harris Nesbitt Gerard, Inc.’s Fairness Opinion.    Laser-Pacific’s board of directors received an oral report from representatives of Harris Nesbitt Gerard on July 31, 2003. Laser-Pacific’s board of directors considered that oral report, as well as Harris Nesbitt Gerard’s written opinion, dated as of July 31, 2003, that, as of July 31, 2003, and subject to and based on the assumptions and limitations referred to in its opinion, the consideration to be paid pursuant to the merger agreement in exchange for shares of Laser-Pacific common stock was fair to Laser-Pacific’s stockholders from a financial point of view. Please read Appendix B carefully and in its entirety and see “Background of the Merger and Related Matters—Fairness Opinion of Harris Nesbitt Gerard, Inc.”

Public Company Compliance Costs.    Laser-Pacific’s board of directors considered the costs associated with continuing to operate as a separate public company, including costs and expenses associated with SEC reporting (including the new requirements imposed by the Sarbanes-Oxley Act of 2002), communicating with stockholders and related legal and accounting fees.

Efficiencies of Operating as a Combined Company.    Laser-Pacific’s board of directors realized that there were efficiencies in combining its business with that of larger company such as Kodak, including the elimination of duplicative corporate functions while gaining market strength from having the backing of a company with vastly greater resources.

This list is not exhaustive but includes the material factors considered by Laser-Pacific’s board of directors. In view of the variety of factors and the quality and amount of information considered in connection with its evaluation of the merger, Laser-Pacific’s board of directors did not find it practicable to and did not make specific assessments of, quantify or otherwise assign relative weights to, the specific factors considered in reaching its recommendation. Instead, Laser-Pacific’s board of directors made its recommendation based on the totality of the information presented to and considered by it. Individual members of Laser-Pacific’s board of directors may have considered other factors not included in this list.

Laser-Pacific’s board of directors also took into consideration potential risks associated with the merger and an investment in shares of Kodak common stock (which could have been used as merger consideration if Kodak had not elected to use cash), and concluded that the potential benefits of the merger outweighed these factors. These factors include the risk that circumstances may arise that provide Kodak with the right not to consummate the merger.

Recommendation of Laser-Pacific’s Board of Directors

After careful consideration, the Laser-Pacific board of directors, at a meeting held on July 31, 2003, unanimously determined that the terms of the merger agreement and the merger were fair to, and in the best interests of, Laser-Pacific and its stockholders and approved the merger agreement. In reaching its decision, the Laser-Pacific board of directors consulted with Laser-Pacific’s management team and legal and financial advisors and independently considered the proposed merger agreement and the transactions contemplated by the merger agreement. Laser-Pacific’s board of directors unanimously recommends that you vote FOR adoption and approval of the merger agreement.

In considering the recommendation of Laser-Pacific’s board of directors with respect to the merger agreement, you should be aware that Laser-Pacific’s directors and executive officers may have interests in the merger that are different from, or are in addition to, the interests of Laser-Pacific’s other stockholders. See “Interests of Laser-Pacific’s Directors and Executive Officers in the Merger,” beginning on page 35.

Fairness Opinion of Harris Nesbitt Gerard, Inc.

Laser-Pacific retained Gerard Klauer Mattison & Co., Inc., the predecessor to Harris Nesbitt Gerard, as its financial advisor to assist its management and its board of directors in considering valuation, financial and other matters relating to the merger. Neither Harris Nesbitt Gerard nor its predecessor was engaged to solicit, and neither solicited, other potential parties regarding a sale or merger of Laser-Pacific. In addition, neither Harris Nesbitt Gerard nor its predecessor was engaged to, and neither pursued, alternative forms of transactions to the merger.

Laser-Pacific retained Harris Nesbitt Gerard based upon Harris Nesbitt Gerard’s qualifications and experience in investment banking, expertise in transactions similar to the proposed merger, knowledge of the post-production industry and its historical relationship with Laser-Pacific. As part of Harris Nesbitt Gerard’s investment banking business, it is regularly engaged in the valuation of businesses and their securities in connection with mergers, acquisitions, divestitures, restructurings, recapitalizations, underwritings, secondary distributions of listed and unlisted securities, private placements and valuations for corporate and other purposes.

At the meeting of the board of directors of Laser-Pacific held on July 31, 2003, Harris Nesbitt Gerard rendered its opinion that, as of July 31, 2003 and based upon and subject to the various assumptions made, procedures followed, matters considered, and limits of review as set forth in its opinion, the consideration to be received by holders of Laser-Pacific common stock in the merger was fair, from a financial point of view, to those stockholders.

The full text of the written opinion of Harris Nesbitt Gerard, dated July 31, 2003, is attached as Appendix B to this document. The opinion sets forth, among other things, the assumptions made, procedures followed, matters considered and limitations on the scope of the review undertaken by Harris Nesbitt Gerard in rendering its opinion. We urge you to read the entire opinion carefully. Harris Nesbitt Gerard’s opinion is directed to the Laser-Pacific board of directors and addresses only the fairness of the consideration, from a financial point of view, to holders of Laser-Pacific common stock as of the date of the opinion. Harris Nesbitt Gerard’s opinion does not address any other aspect of the merger and does not constitute a recommendation to any holder of Laser-Pacific common stock on how to vote with respect to adoption and approval of the merger agreement, or as to any matter relating to the merger. The opinion does not address the relative merits of the merger or any alternatives to the merger, the underlying decision of the board of directors of Laser-Pacific to proceed with or effect the merger or any other aspect of the merger. This summary is qualified in its entirety by reference to the full text of Harris Nesbitt Gerard’s opinion attached as Appendix B to this document. Please note that the Bank of Montreal was inadvertently identified in the merger agreement as the party delivering the opinion. In fact, Harris Nesbitt Gerard, a wholly-owned subsidiary of the Bank of Montreal and the successor-in-interest to Gerard Klauer Mattison & Co., Inc., acted as Laser-Pacific’s financial advisor and delivered the opinion.

In connection with rendering its opinion, Harris Nesbitt Gerard:

•	reviewed Laser-Pacific’s publicly available financial information, as well as certain public information for Kodak;

•	reviewed financial and operating information furnished by Laser-Pacific;

•	reviewed financial projections prepared by Laser-Pacific’s management;

•	conducted discussions with Laser-Pacific’s senior management concerning its operations, financial condition and prospects;

•	reviewed historical market prices and trading activity for the shares of Laser-Pacific, comparable public companies and Kodak;

•	compared Laser-Pacific’s financial performance with that of similar companies;

•	compared the proposed financial terms of the merger with financial terms, to the extent publicly available, of other relevant mergers and acquisitions;

•	reviewed a draft of the merger agreement dated July 1, 2003 and discussed with Laser-Pacific’s management any subsequent material changes to the merger agreement after that date;

•	performed discounted cash flow analyses; and

•	reviewed other financial studies and performed other analyses and investigations that it deemed appropriate, including assessing general economic, market and monetary conditions.

In its review and analysis and in formulating its opinion, Harris Nesbitt Gerard relied upon and assumed, without independent verification, the accuracy and completeness of all of the financial and other information publicly available or provided to it. With respect to the financial projections and other information provided to it, Harris Nesbitt Gerard assumed that those financial projections and other information were reasonably prepared on bases reflecting the best currently available estimates and good faith judgments at the time of Laser-Pacific’s senior management of the future competitive, operating and regulatory environments and the related financial performance of Laser-Pacific, including the assumption that future financial performance would improve and reflect more rapid growth than Laser-Pacific generated during the two most recent fiscal years. Harris Nesbitt Gerard expresses no opinion as to those financial projections and other information or the assumptions on which they were based.

Harris Nesbitt Gerard has not made nor has it been provided with an independent evaluation or appraisal of the assets or liabilities of Laser-Pacific. Harris Nesbitt Gerard has not reviewed the books and records of Laser-Pacific nor made a physical inspection of its properties or assets. Harris Nesbitt Gerard assumed that the executed version of the merger agreement would not differ in any material respect from the last draft it reviewed, including any subsequent discussions that it conducted with Laser-Pacific’s management in connection with subsequent material changes, and that the merger would be consummated in accordance with the terms of the merger agreement, without modification or waiver of any material terms.

In arriving at its opinion, Harris Nesbitt Gerard did not ascribe a specific range of values to Laser-Pacific, but rather made its determination as to fairness, from a financial point of view, of the consideration to be received by the holders of Laser-Pacific common stock in the merger on the basis of the financial and comparative analyses summarized below. The preparation of a fairness opinion involves various determinations as to the most appropriate and relevant method of financial and comparative analysis and the application of these methods to the particular circumstances. Consequently, a fairness opinion is not readily susceptible to summary description. Harris Nesbitt Gerard believes that its analyses must be considered as a whole and that considering any portions of those analyses and factors without considering all of them together could create a misleading or incomplete view of the process underlying its opinion.

The following is a summary of the material financial analyses performed by Harris Nesbitt Gerard in connection with the preparation of its opinion letter, dated as of July 31, 2003. Some of these summaries of financial analyses include information presented in tabular format. In order to understand fully the financial analyses used by Harris Nesbitt Gerard, the tables must be read together with the text of each summary. The tables alone do not constitute a complete description of the financial analyses. Considering the data set forth below in the tables without considering the full narrative description of the financial analyses, including the methodologies and assumptions underlying the analyses, could create a misleading or incomplete view of Harris Nesbitt Gerard’s financial analyses.

Implied Transaction Value

Harris Nesbitt Gerard calculated an enterprise value for Laser-Pacific of $36.3 million, based on the amount of consideration payable to the holders of Laser-Pacific common stock in the merger. The enterprise value was obtained by multiplying the per share consideration amount of $4.22 by the total number of Laser-Pacific shares outstanding on a fully diluted basis to compute the aggregate equity value, and then adding the average amount of Laser-Pacific’s net debt for the four quarters ended June 30, 2003 of $3.6 million, plus other merger-related obligations due at the closing of the merger of $2.2 million.

Harris Nesbitt Gerard then calculated implied valuation multiples by dividing this enterprise value by Laser-Pacific’s revenue, earnings before interest, taxes, depreciation, and amortization (“EBITDA”), and earnings before interest and taxes (“EBIT”), in each case for the latest twelve months ended June 30, 2003. Also, Harris Nesbitt Gerard calculated the implied equity valuation multiple by dividing the aggregate equity value by the net income for Laser-Pacific for the latest twelve months ended June 30, 2003. The following table presents those multiples:

(dollars in millions)
	Revenue		EBITDA		EBIT		Net Income
Latest Twelve Months	$35.4		$8.9		$4.0		$2.0

Implied Valuation Multiple	1.03	x	4.1	x	9.2	x	16.5	x

These implied valuation multiples were then used in the financial analyses described below.

Selected Comparable Public Companies Analysis

Harris Nesbitt Gerard compared selected financial information of Laser-Pacific with publicly available information of selected comparable companies. These companies were selected because, like Laser-Pacific, they are primarily involved in providing post-production and other related authoring and duplication services to the television and film production industry, and have market capitalizations of less than $100 million. Specifically, the comparable companies considered by Harris Nesbitt Gerard included Point.360 and Rainmaker Income Fund (Rainmaker Entertainment Group).

For each of the selected comparable companies, Harris Nesbitt Gerard calculated and analyzed valuation multiples based on the recent closing stock price for each company and various financial parameters for the latest twelve months of results. The parameters used to calculate enterprise multiples were revenue, EBITDA and EBIT, and the parameter used to calculate the equity valuation multiple was net income. The following table presents the enterprise and equity valuation multiples of Laser-Pacific implied in the merger compared to the corresponding multiples for the selected comparable companies:

		Selected Comparable Companies
		Reference Range				Mean Multiple
	Laser-Pacific(1)	Low		High(2)
Revenue	1.03x	0.6	x	1.6	x	1.1x
EBITDA	4.1x	3.1	x	5.3	x	4.2x
EBIT	9.2x	5.1	x	10.2	x	7.7x
Net Income	16.5x	7.7	x	15.2	x	11.4x

(1)	Based on $4.22 per share merger consideration.
(2)	Adjusted for the add-back of non-recurring charges, and to provide for a normalized tax rate.

Harris Nesbitt Gerard noted that the multiples implied by the merger consideration of $4.22 per share provided for in the merger are within the range of multiples determined by the revenue, EBITDA and EBIT of the comparable companies, and the net income multiple implied in the merger is greater than the range of net income multiples for the selected comparable companies. Harris Nesbitt Gerard’s opinion was based on a range of analyses, each of which was given different weight based on Harris Nesbitt Gerard’s judgment. The fact that the consideration of $4.22 per share is lower than the high end of the range or the mean level of implied consideration for certain parameters did not alter Harris Nesbitt Gerard’s overall opinion as to the fairness, from a financial point of view, of the consideration to be received in the merger by holders of Laser-Pacific common stock.

The companies included in the peer group are not identical to Laser-Pacific. In selecting and evaluating the comparable companies, Harris Nesbitt Gerard made judgments and assumptions with regard to industry performance, general business, economic, market, and financial conditions, and other matters. Because of the inherent differences between the business, operations, financial condition, and prospects of Laser-Pacific and those of the selected comparable companies, Harris Nesbitt Gerard believed it was inappropriate to, and therefore did not, rely solely on the quantitative results of the comparable company analysis. Accordingly, Harris Nesbitt Gerard also reviewed trends in certain financial parameters, and compared differences in margins, revenue, capital structures, capital expenditures, services provided and location between Laser-Pacific and the selected comparable companies. This analysis did not lead to specific conclusions regarding the implied consideration, but rather was part of Harris Nesbitt Gerard’s evaluation of the relevancy of the analysis of the comparable companies with regard to the particular circumstances of the merger.

Precedent Transaction Valuation Analysis

The precedent transaction valuation analysis provides a benchmark based on the consideration paid in selected comparable transactions. For this analysis, Harris Nesbitt Gerard compared financial statistics from publicly available information for selected transactions to the relevant financial statistics for the acquisition of Laser-Pacific by Kodak. These transactions were selected because the acquired businesses are in the post-production industry. The following table presents the selected transactions used in Harris Nesbitt Gerard’s analysis:

Target	Acquirer	Closing Date
Ascent Media Group, Inc.	Liberty Media Corp.	July 2, 2003
Video Services Corp.	Liberty Media Corp.	December 26, 2000
Todd AO Corp.	Liberty Media Corp.	June 12, 2000
Four Media Company	Liberty Media Corp.	April 10, 2000

For this analysis, Harris Nesbitt Gerard reviewed publicly available information to determine the purchase prices and multiples paid in the comparable transactions. The following table summarizes the range of implied transaction multiples based on revenue and EBITDA for the latest twelve months of available data for Laser-Pacific and each of the comparable acquired businesses prior to acquisition:

	Laser-Pacific(1)	Selected Comparable Transactions
		Reference Range		Mean Multiple
		Low	High
Multiple based on:
Latest Twelve Months’ Revenue	1.0x	1.1x	1.8x	1.4x
Latest Twelve Months’ EBITDA	4.1x	6.5x	8.1x	7.4x

(1)	Based on $4.22 per share merger consideration.

Harris Nesbitt Gerard noted that the consideration of $4.22 per share under the merger agreement is less than the range of implied consideration determined by the multiples for the precedent transactions.

No transaction included in the comparable transactions analysis is identical to the acquisition of Laser-Pacific by Kodak. Harris Nesbitt Gerard made judgments and assumptions with regard to industry performance, consolidation in the post-production industry, size of the businesses acquired, timing of the transactions, current business, economic, market and financial conditions, and other matters. Many of these matters are beyond the control of Laser-Pacific, such as the impact of competition and industry consolidation on the business of Laser-Pacific, industry prospects for growth, changing technological requirements, and the absence of any material adverse changes in the financial condition and prospects of Laser-Pacific, the post-production industry or the financial markets in general. This analysis did not lead to specific conclusions regarding the implied consideration, but rather was part of Harris Nesbitt Gerard’s evaluation of the relevancy of the analysis of the precedent transactions with regard to the particular circumstances of the merger.

Discounted Cash Flow Analysis

The discounted cash flow analysis provides a net present value of the projected after-tax unlevered free cash flows of Laser-Pacific for the remainder of 2003 and the fiscal years 2004 through 2007, discounted back to June 30, 2003. This analysis included a calculation of the value of the tax carry-forwards available to a purchaser of Laser-Pacific. Harris Nesbitt Gerard calculated the present value of the projected future cash flows of Laser-Pacific using internal financial projections prepared by Laser-Pacific’s management. The projections were based, in part, on historical growth rates and margins, and management’s estimates of changing technological requirements for capital expenditures. Harris Nesbitt Gerard applied a range of discount rates of 17.5% to 22.5% and a range of terminal multiples of 4.0x to 8.0x of projected 2007 EBITDA. The discount rates were based on estimates of the cost of capital for companies in the post-production industry and the terminal multiples were based on the multiples for the public comparable companies and precedent transactions. This analysis calculated implied equity values ranging from $2.39 to $6.78 per share, and yielded the following results:

	Net Present Value (Implied Equity Value Per Share of Laser-Pacific)
	Assumed Terminal Multiple of Projected 2007 EBITDA
Discount Rates	4.0x	5.0x	6.0x	7.0x	8.0x
17.5%	$3.11	$4.05	$4.96	$5.87	$6.78
20.0%	2.73	3.58	4.42	5.24	6.06
22.5%	2.39	3.16	3.93	4.68	5.43

Harris Nesbitt Gerard noted that the consideration of $4.22 per share being offered under the merger agreement is within the range of implied consideration (equity value per share of Laser-Pacific) resulting from the discounted cash flow analysis.

The preparation of a fairness opinion is a complex process and, consequently, a fairness opinion is not easily summarized. Harris Nesbitt Gerard believes that selecting any portion of its analyses, without considering all of its analyses, would create an incomplete view of the process underlying its opinion. In addition, Harris Nesbitt Gerard may have given various analyses and factors more or less weight than other analyses and factors, and may have deemed various assumptions more or less probable than other assumptions. As a result, the ranges of consideration resulting from any particular analysis described above should not be taken to be Harris Nesbitt Gerard’s view of the actual value of Laser-Pacific. In performing its analyses, Harris Nesbitt Gerard made numerous assumptions with respect to industry performance, general business and economic conditions, and other matters. Many of these matters are beyond the control of Laser-Pacific and any estimates contained in Harris Nesbitt Gerard’s analyses are not necessarily indicative of future results or actual values, which may be significantly more or less favorable than those suggested by such estimates.

Harris Nesbitt Gerard conducted the analyses described above solely as part of its analysis of the fairness, from a financial point of view, of the consideration to be received by holders of Laser-Pacific common stock in the merger and its delivery of the fairness opinion to the board of directors of Laser-Pacific. These analyses do not purport to be appraisals or to reflect the prices at which Laser-Pacific might actually be sold, or the value of the stock consideration to be received from Kodak, assuming that Kodak issues common stock as the form of merger consideration.

The type and amount of consideration payable in the merger were determined through arm’s-length negotiations between Laser-Pacific and Kodak and were unanimously approved by the board of directors of Laser-Pacific. Harris Nesbitt Gerard provided advice to Laser-Pacific’s board of directors during many of these negotiations. Harris Nesbitt Gerard did not, however, recommend any specific consideration to Laser-Pacific’s board of directors or that any specific amount of consideration constituted the only appropriate consideration.

In connection with Harris Nesbitt Gerard’s engagement, Laser-Pacific’s board of directors requested that Harris Nesbitt Gerard evaluate the fairness, from a financial point of view, to the holders of Laser-Pacific common stock of the consideration provided for in the merger. Under the terms of an engagement letter, dated March 14, 2002, between Laser-Pacific and Gerard Klauer Mattison & Co., Inc., the predecessor of Harris Nesbitt Gerard, Laser-Pacific agreed to pay Harris Nesbitt Gerard a fee for acting as financial advisor to the board of directors in connection with the merger. This fee will be $500,000 based on the merger consideration, and is payable upon, and only upon, completion of the merger. The terms of the engagement letter do not provide for any separate fee for rendering the fairness opinion. In addition to the above described compensation, Laser-Pacific agreed to reimburse Harris Nesbitt Gerard for all of its reasonable out-of-pocket expenses incurred in connection with its engagement and to indemnify Harris Nesbitt Gerard and its affiliates and their respective directors, officers, agents and employees against liabilities and expenses, including liabilities under the federal securities laws, related to or arising out of Harris Nesbitt Gerard’s engagement.

In the ordinary course of its business, Harris Nesbitt Gerard may actively trade the equity securities of Laser-Pacific and Kodak for its own account and for the accounts of customers. Accordingly, Harris Nesbitt Gerard may at any time hold a long or short position in those securities. Harris Nesbitt Gerard and its predecessors have performed financial advisory and investment banking services for Laser-Pacific at various times in the past. Since the beginning of 2001, Laser-Pacific has paid a total of $95,000 in fees to Harris Nesbitt Gerard and its predecessor for these services. David Merritt, a member of Laser-Pacific’s board of directors, was the head of the Entertainment and Media Advisory Group of the predecessor of Harris Nesbitt Gerard until April 30, 2003, and he is not entitled to, nor will he receive any portion of, the fee being paid by Laser-Pacific to Harris Nesbitt Gerard upon the completion of the merger.

THE MERGER

General

Under the terms of the merger agreement, a wholly-owned subsidiary of Kodak, formed for the purpose of the merger, will merge with and into Laser-Pacific. After the merger is completed, Laser-Pacific will become a wholly-owned subsidiary of Kodak, and the subsidiary formed for the purpose of the merger will no longer be a separate corporation. The merger agreement provides that Kodak will pay merger consideration of $4.22 per each share of Laser-Pacific common stock, which is payable in shares of Kodak common stock or, at its election, cash. On September 10, 2003, Kodak provided Laser-Pacific with written notice of its election to pay the merger consideration in cash. Accordingly, Kodak will pay $4.22 in cash, without interest, for each share of Laser-Pacific common stock exchanged in the merger. The description of the merger and the merger agreement contained in this proxy statement reflects Kodak’s election to pay the merger consideration in cash.

Material United States Federal Income Tax Consequences of the Merger

The following discussion is a summary of the material U.S. federal income tax consequences of the merger. This discussion is based on the currently existing provisions of the Internal Revenue Code, the existing and proposed Treasury regulations thereunder, and current administrative interpretations and court decisions, all of which are subject to change, possibly with retroactive effect. Any such change could affect the accuracy of the statements and the conclusions discussed below and the tax consequences of the merger to Laser-Pacific stockholders. This discussion applies only to Laser-Pacific stockholders that hold their shares of Laser-Pacific common stock as capital assets within the meaning of Section 1221 of the Internal Revenue Code. This discussion does not address all federal income tax consequences of the merger that may be relevant to particular stockholders, including stockholders that are subject to special tax rules, such as:

•	dealers in securities;

•	financial institutions;

•	insurance companies;

•	tax-exempt organizations;

•	stockholders who acquired their shares of Laser-Pacific stock as part of an integrated transaction, such as a “straddle” or as part of a “hedging” or “conversion” or other risk-reduction transaction;

•	stockholders who have a “functional currency” other than the U.S. dollar;

•	stockholders who are foreign persons;

•	stockholders who own their shares indirectly through partnerships, trusts or other entities that may be subject to special treatment; and

•	stockholders who acquired their shares of Laser-Pacific stock through stock option or stock purchase programs or otherwise as compensation.

In addition, this proxy statement does not address any consequences arising under the laws of any state, local or foreign jurisdiction. Laser-Pacific stockholders are urged to consult their own tax advisors as to specific tax consequences to them of the merger, including the applicability and effect of any state, local or foreign tax laws and of changes in applicable tax laws.

Tax Consequences of the Merger

The merger will be a fully taxable transaction to Laser-Pacific stockholders. Each Laser-Pacific stockholder will recognize taxable gain or loss equal to the difference between the cash received by a stockholder in the merger and the stockholder’s tax basis in the Laser-Pacific common stock surrendered in the merger. Any taxable capital gain recognized by a Laser-Pacific stockholder will be long-term capital gain if the stockholder has held the Laser-Pacific stock for more than one year at the time of the merger. The use of a capital loss recognized by a Laser-Pacific stockholder may be subject to certain limitations.

Information Reporting and Backup Withholding

Certain U.S. Laser-Pacific stockholders may be subject to information reporting requirements with respect to the amount of any cash received in the merger. U.S. stockholders who are subject to information reporting requirements and who do not provide appropriate information when requested may also be subject to backup withholding. Any amount withheld under such rules is not an additional tax and may be refunded or credited against such U.S. stockholders’ federal income tax liability, provided that the required information is properly furnished in a timely manner to the Internal Revenue Service.

Accounting Treatment

Kodak will account for the merger in accordance with the provisions of Statement of Financial Accounting Standards No. 141, Business Combinations, and Statement of Financial Accounting Standards No. 142, Goodwill and Other Intangible Assets. Under this method of accounting:

•	the assets and liabilities of Laser-Pacific, including all intangible assets, will be recorded by Kodak at their respective fair market values;

•	all intangible assets will be amortized over their estimated useful lives with the exception of goodwill and any other intangible assets with indefinite lives;

•	goodwill and those intangible assets with indefinite lives will be tested for impairment at least annually, as prescribed by Statement of Financial Accounting Standards No. 142, Goodwill and Other Intangible Assets; and

•	the financial position, results of operations and cash flows of Laser-Pacific will be included in Kodak’s financial statements prospectively as of the date of the completion of the merger.

Regulatory Approvals and Requirements

Kodak and Laser-Pacific have agreed to take all actions reasonably necessary under applicable laws to complete the merger, including obtaining consents from third parties and governmental authorities that are necessary or advisable prior to completion of the merger.

To consummate the merger, a certificate of merger must be filed with the Delaware Secretary of State. Neither Laser-Pacific nor Kodak are aware of any other material federal or state regulatory requirements that must be complied with or approvals that must be obtained in connection with the merger. Should any material approval or action be required, Laser-Pacific and Kodak plan to seek such approval and to take all actions necessary to comply with any such regulatory requirements.

Dissenters’ Appraisal Rights

Laser-Pacific stockholders will be entitled to appraisal rights under Delaware law. Section 262 of the Delaware General Corporation Law governs the exercise of those appraisal rights. The full text of Section 262 is attached as Appendix C to this document for further review. The following summary of the provisions of Section 262 is not intended to be a complete statement of its provisions and is qualified in its entirety by reference to the full text of Appendix C, which is incorporated into this proxy statement by reference.

If a Laser-Pacific stockholder:

•	files a written notice of demand for appraisal with Laser-Pacific stating the stockholder’s intention to exercise rights to appraisal of shares prior to the special meeting,

•	does not vote in favor of the merger,

•	continuously holds the dissenting shares from the date that the demand for appraisal was made through the effective time of the merger, and

•	follows the procedures set forth in Section 262 of the Delaware General Corporation Law,

then the stockholder will be entitled to be paid the fair value of the shares of Laser-Pacific common stock as to which appraisal rights have been perfected. Failure to vote against the proposal will not waive a stockholder’s appraisal rights. Neither voting against (in person or by proxy), abstaining from voting or failing to vote on the proposal to adopt and approve the merger agreement by itself will constitute a written demand for appraisal within the meaning of Section 262 of the Delaware General Corporation Law. The written demand must be in addition to and separate from any proxy or vote.

The fair value of shares of Laser-Pacific common stock will be determined by the Delaware Court of Chancery, exclusive of any element of value arising from the merger. The shares of Laser-Pacific common stock with respect to which holders have perfected their appraisal rights in accordance with Section 262 and have not effectively withdrawn or lost their appraisal rights are referred to in this document as the “dissenting shares.” Appraisal rights are available only to the record holder of shares. If a stockholder wishes to exercise appraisal rights but has a beneficial interest in shares which are held of record by or in the name of another person, such as a broker or nominee, the stockholder should act promptly to cause the record holder to follow the procedures set forth in Section 262 to perfect its appraisal rights.

A demand for appraisal should be signed by or on behalf of the stockholder exactly as the stockholder’s name appears on the stockholder’s stock certificates. If the shares are owned of record in a fiduciary capacity such as by a trustee, guardian or custodian, the demand should be executed in that capacity, and if the shares are owned of record by more than one person, as in a joint tenancy or tenancy in common, the demand should be executed by or on behalf of all joint owners. An authorized agent, including one or more joint owners, may execute a demand for appraisal on behalf of a record holder; however, in the demand the agent must identify the record owner or owners and expressly disclose that the agent is executing the demand as an agent of the record owner or owners. A record holder such as a broker who holds shares as nominee for several beneficial owners may exercise appraisal rights with respect to the shares held for one or more beneficial owners and not exercise rights with respect to the shares held for other beneficial owners. In that case, the written demand should state the number of shares for which appraisal rights are being demanded. When no number of shares is stated, the demand will be presumed to cover all shares held of record by the broker or nominee.

If a stockholder demands appraisal of its shares under Section 262 and fails to perfect, or effectively withdraws or loses, its right to appraisal, the stockholder’s shares will be converted into a right to receive the merger consideration in accordance with the terms of the merger agreement.

Dissenting shares lose their status as dissenting shares if:

•	the merger is abandoned;

•	the dissenting stockholder fails to make a timely written demand for appraisal;

•	the dissenting shares are voted in favor of adoption of the merger agreement;

•	neither Laser-Pacific nor the dissenting stockholder files a complaint or intervenes in a pending action within 120 days after the effective date of the merger; or

•	the dissenting stockholder delivers to Laser-Pacific within 60 days of the effective date of the merger, or thereafter with Laser-Pacific’s approval, a written withdrawal of the stockholder’s demand for appraisal of the dissenting shares, although no appraisal proceeding in the Delaware Court of Chancery may be dismissed as to any stockholder without the approval of the court.

Within 10 days after the effective date of the merger for cash consideration, Laser-Pacific must mail a notice to all stockholders who have complied with the procedures described above, notifying stockholders of the effective date of the merger. Within 120 days after the effective date, holders of Laser-Pacific common stock may file a petition in the Delaware Court of Chancery for the appraisal of their shares, although they may, within 60 days of the effective date, withdraw their demand for appraisal. Within 120 days of the effective date, the holders of dissenting shares may also, upon written request, receive from Laser-Pacific a statement setting forth the aggregate number of shares with respect to which demands for appraisals have been received.

Failure to follow the steps required by Section 262 for perfecting appraisal rights may result in the loss of appraisal rights, in which event a stockholder will be entitled to receive the merger consideration with respect to the dissenting shares in accordance with the merger agreement. In view of the complexity of the provisions of Section 262, if you are considering objecting to the merger, you should consult your personal legal advisor.

Under the terms of the merger agreement, Kodak does not have to complete the merger if the holders of more than 10% of Laser-Pacific’s common stock exercise their appraisal rights prior to the taking of the vote at the special meeting.

Delisting and Deregistering of Laser-Pacific Common Stock

Laser-Pacific’s common stock is currently traded on the Nasdaq National Market under the symbol “LPAC.” Upon completion of the merger, Laser-Pacific’s common stock will be delisted from the Nasdaq National Market and deregistered under applicable securities laws.

Rights Agreement

Prior to entering into the merger agreement, Laser-Pacific amended its rights agreement to provide that no rights under the rights agreement are or will be exercisable as a result of the merger agreement or the completion of any transactions described in or contemplated by such agreement.

MERGER AGREEMENT

The following discussion describes the merger agreement. This summary may not contain all of the information that is important to you. You are urged to carefully read the entire merger agreement, which is attached as Appendix A to, and is incorporated by reference into, this proxy statement.

General

The Merger.    Subject to the terms and conditions of the merger agreement, a wholly-owned subsidiary of Kodak will merge with and into Laser-Pacific. After the merger, Laser-Pacific will continue as the surviving corporation. Kodak’s subsidiary will no longer be a separate corporation and Laser-Pacific will, as a result of the merger, become a wholly-owned subsidiary of Kodak.

Effective Time.    Kodak, its subsidiary and Laser-Pacific will complete the merger by filing a certificate of merger with the Delaware Secretary of State. The certificate of merger will be filed upon the closing of the merger, which is scheduled to occur on the date of the special meeting or the first business day practicable after the satisfaction or waiver of the various conditions to the merger which are set forth in the merger agreement and described below. The effective time of the merger will be the date and time the certificate of merger is filed with the Delaware Secretary of State or a later time as specified in the certificate of merger.

Effect on Capital Stock and Options

Merger Consideration.    The merger agreement provides that the merger consideration could consist of either shares of Kodak common stock, or, at Kodak’s election, cash. On September 10, 2003, Kodak notified Laser-Pacific that it had elected to pay the merger consideration in the form of cash. Accordingly, at the effective time of the merger, without any further action required by Laser-Pacific’s stockholders, each share of Laser-Pacific common stock that is issued and outstanding (other than treasury stock owned by Laser-Pacific and any dissenting shares, the treatment of which is addressed beginning on page 20 under the heading “Dissenters Appraisal Rights”) will be converted into the right to receive consideration consisting of $4.22 in cash. No interest is payable on the merger consideration. After the merger is effective, the Laser-Pacific common stock will automatically cease to exist and stockholders will only have the right to receive the merger consideration as described above and in the merger agreement.

Kodak will pay the merger consideration out of currently available capital.

Treasury Stock.    Any shares of Laser-Pacific common stock that are owned by Laser-Pacific and held as treasury stock will cease to exist as of the effective time of the merger. No consideration will be issued in exchange for any shares of Laser-Pacific common stock that are owned by Laser-Pacific and held as treasury stock.

Outstanding Stock Options.    Laser-Pacific has granted stock options under its equity incentive plan, as amended. If an optionee holds an outstanding option, then immediately prior to the effective time of the merger, the option will vest on an accelerated basis so that all shares subject to the option will become exercisable. If the optionee chooses to exercise his or her option prior to the effective time of the merger he or she will participate in the merger as a Laser-Pacific stockholder. If the option is not exercised in full prior to the effective time of the merger, the option will terminate automatically at the effective time. If the merger consideration of $4.22 per share exceeds the option exercise price, then the option will be deemed to be “in the money” when it is terminated, and the optionee will receive a cash payment equal to the difference between the exercise price of the option and $4.22, multiplied by the number of shares of Laser-Pacific common stock subject to the option. Any payments to optionees will be made at the effective time of the merger, without interest, subject to any tax withholding requirements.

Exchange of Certificates in the Merger

Exchange Agent and Exchange Fund.    Kodak has designated The Bank of New York to serve as its exchange agent in connection with the merger. On or before the closing date of the merger, Kodak will deposit with the exchange agent funds representing the aggregate merger consideration.

Exchange Procedures.    As soon as reasonably practicable after the effective time of the merger, the exchange agent will mail to each stockholder of record of Laser-Pacific a letter of transmittal containing instructions for the surrender of certificates representing Laser-Pacific common stock in exchange for the merger consideration. YOU SHOULD NOT SURRENDER YOUR CERTIFICATES FOR EXCHANGE UNTIL YOU RECEIVE THE LETTER OF TRANSMITTAL AND THE INSTRUCTIONS FROM THE EXCHANGE AGENT.

No Further Ownership Rights.    No transfers or registrations of shares of Laser-Pacific common stock will be made after the effective time of the merger. If, after the effective time of the merger, certificates representing Laser-Pacific common stock are presented to the surviving corporation or its transfer agent for any reason, those certificates will be cancelled and exchanged for the merger consideration as provided in the merger agreement.

Termination of Exchange Fund; No Liability.    If, six months following the effective time of the merger, a holder of Laser-Pacific shares has failed to surrender his or her certificates to the exchange agent, he or she may thereafter look only to Kodak to receive the merger consideration. None of Kodak, Laser-Pacific or the exchange agent will have any liability to any holder of a certificate formerly representing shares of Laser-Pacific common stock, for the merger consideration that is delivered to a public official pursuant to any applicable abandoned property or similar law.

Representations and Warranties

Representations and Warranties of Laser-Pacific.    The merger agreement contains a number of representations and warranties that are made by Laser-Pacific and that relate to Laser-Pacific, its business, affairs, financial condition and other matters. In some instances, the representations and warranties also apply to Laser-Pacific’s subsidiaries. Laser-Pacific’s representations and warranties are generally subject to exceptions, which are set forth in various disclosure schedules to the merger agreement, and to other qualifications, and include, but are not limited to, representations and warranties regarding:

•	organization, good standing, capitalization and similar corporate matters;

•	the amendment of Laser-Pacific’s rights agreement (which agreement is intended to inhibit the ability of third parties to takeover the company without the agreement of Laser-Pacific’s board of directors) prior to closing of the merger to provide that no rights under the rights agreement are or will be exercisable as a result of the merger or the completion of any transactions described in the merger agreement;

•	corporate power and authority to execute, deliver and perform the merger agreement, and to complete the merger and related transactions;

•	the absence of material defaults or violations under any organizational documents or laws, and the lack of conflicts with applicable laws, organizational documents and agreements of Laser-Pacific and its subsidiaries;

•	required governmental consents and other required approvals or authorizations;

•	the timely filing of documents, material compliance with laws and regulations and the accuracy of information contained in the documents filed with the SEC;

•	the absence of material changes or events relating to Laser-Pacific’s business since December 31, 2002, and the absence of undisclosed material liabilities since March 31, 2003;

•	the accuracy of information supplied by Laser-Pacific in connection with this proxy statement;

•	material compliance with applicable laws and possession of material permits necessary for the operation of Laser-Pacific’s business;

•	owned and leased real property, and the material compliance of all owned and/or leased real property with zoning, land use and similar laws;

•	intellectual property matters, including patents, trademarks, licenses, software, firmware and components thereof;

•	matters related to Laser-Pacific’s ownership of its assets free and clear of liens and encumbrances, the condition of tangible assets and the depreciation recorded for tangible assets;

•	matters related to Laser-Pacific’s valid lease of its assets and the absence of any defaults related to those leases;

•	compliance with environmental laws and regulations;

•	employment matters and matters related to employee benefit plans;

•	the existence and validity of material contracts;

•	performance of services and projects in conformity with warranties and commitments;

•	the absence of undisclosed pending or threatened material litigation;

•	the timely filing of tax returns and other tax-related matters;

•	insurance matters;

•	Laser-Pacific’s receipt of a fairness opinion from its financial advisor;

•	the vote required by Laser-Pacific stockholders to approve and adopt the merger agreement; and

•	Laser-Pacific’s, and its subsidiaries’, status as a “foreign” person under the Internal Revenue Code.

Representations and Warranties of Kodak.    The merger agreement contains a number of representations and warranties made by Kodak. In some instances, these representations also apply to OS Acquisition Corp. These representations and warranties are generally subject to qualifications and include, but are not limited to, representations and warranties regarding:

•	organization, good standing, capitalization and similar corporate matters;

•	the corporate power and authority to execute, deliver and perform the merger agreement and to complete the merger and related transactions;

•	the lack of conflicts with applicable laws, Kodak’s organizational documents and agreements;

•	required governmental consents and other required approvals or authorizations;

•	the timely filing of documents, material compliance with laws and regulations and the accuracy of information contained in documents filed with the SEC; and

•	the accuracy of information supplied by Kodak in connection with this proxy statement.

All representations and warranties of Kodak and Laser-Pacific, including any representations and warranties of their respective subsidiaries, will terminate as of the effective time of the merger.

Covenants of Laser-Pacific

Conduct of Business in Ordinary Course.    Except to the extent that Kodak otherwise consents in writing, Laser-Pacific has agreed to conduct its business in the ordinary course prior to the effective time of the merger. Among other matters, Laser-Pacific has specifically agreed that it will:

•	carry on its business in substantially the same manner as previously conducted, and not make material changes in personnel, assets, operations, finance, accounting practices or policies;

•	maintain its assets in good condition, subject to ordinary wear and tear, and perform its obligations under material contracts;

•	take reasonable steps to obtain consents, releases or similar documents as Kodak reasonably requests;

•	not cancel, allow to lapse or materially change its insurance coverage, except as required by the merger agreement for purposes of obtaining tail insurance coverage;

•	pay taxes as they become due;

•	maintain its permits in full force and effect;

•	notify Kodak if it receives any notices or communications related to liens on its assets or releases of hazardous materials or other environmental liabilities with respect to its real property;

•	use its best efforts to maintain its business organization, including relationships with suppliers, customers and employees;

•	not make offers of employment for any period after the date of the merger agreement, other than at-will employment offers in the ordinary course of business and subject to limited exceptions, including certain permitted payments to certain Laser-Pacific executive officers and directors, as more fully described in “Interests of Laser Pacific’s Directors and Executive Officers in the Merger;”

•	not adopt or amend any employee benefit plans or increase the compensation payable to any employee, director, officer, consultant or agent, subject to limited exceptions;

•	not incur debt or issue guarantees, other than in the ordinary course of business consistent with past practices;

•	not allow liens to exist on its assets, other than as permitted under the merger agreement;

•	not acquire any other business through an acquisition of stock, assets or a merger;

•	not make any capital expenditures or other purchases in excess of $25,000, except in the ordinary course of business;

•	not amend, terminate or waive any material right related to Laser-Pacific’s business, nor revalue any assets, except as required by generally accepted accounting principles;

•	not sell, lease or otherwise transfer any of its assets other than in the ordinary course of business; neither amend, terminate or waive any of its rights, nor commence or settle any material claims, except in the ordinary course of business;

•	not take any action outside the ordinary course of business that would be reasonably expected to have a material adverse effect on the business, financial condition or results of operation of Laser-Pacific and its subsidiaries; and

•	not make any commitment to do any of the things described above, and notify Kodak immediately if any of the matters described above occurs or is expected to occur.

Matters Related to Securities.    Laser-Pacific has agreed that prior to the completion of the merger, it will not grant or amend the terms of any stock rights nor will it declare or pay dividends in any form, engage in stock splits, recapitalizations or similar transactions regarding any shares of its capital stock or acquire shares of its capital stock. Laser-Pacific has also agreed not to issue any capital stock or debt securities or convertible securities, except for limited issuances of common stock upon the exercise of outstanding stock options.

Governing Documents.    Laser-Pacific has agreed that it will not amend or propose to amend its certificate of incorporation or its amended and restated bylaws prior to the effective time of the merger.

Access.    Laser-Pacific has agreed to allow representatives and agents of Kodak access to employees of Laser-Pacific and its subsidiaries and to other information prior to the completion of the merger, so long as reasonable prior notice is given and other conditions are complied with.

No Solicitation.    Laser-Pacific has agreed that prior to the completion of the merger it will not, and will not permit its subsidiaries, officers, directors, employees or representatives, to initiate, solicit, encourage, negotiate or take other actions to facilitate inquiries or the making of proposals which constitute, or would be reasonably expected to lead to, a proposal or offer to acquire a substantial part of Laser-Pacific’s business or assets or a controlling part of the capital stock of Laser-Pacific or its subsidiaries, in a merger, purchase of assets, tender offer or any other similar transaction.

Laser-Pacific has further agreed that it will not entertain, agree to, endorse, participate in any discussions or negotiations or recommend any type of acquisition transaction, unless Laser-Pacific’s board of directors concludes in good faith, after receiving written advice of independent outside counsel that the failure to engage in that action would be expected to constitute a breach of the fiduciary duty which Laser-Pacific’s board of directors owes to its stockholders. Laser-Pacific has agreed to inform Kodak promptly of any inquiry, proposal or offer received by it, its subsidiaries, officers, directors, employees or representatives.

Cooperation in Preparing Securities Filings.    Laser-Pacific has agreed to prepare and file this proxy statement with the SEC.

Stockholders Meeting.    Laser-Pacific has agreed that its board of directors will use its best efforts to hold a special meeting of stockholders as promptly as practicable and will recommend to Laser-Pacific stockholders, subject to its fiduciary duties under the laws of the State of Delaware, that they adopt the merger agreement. Laser-Pacific has also agreed to deliver to Kodak a secretary’s certificate relating to written notices of appraisal delivered to Laser-Pacific by stockholders prior to the special meeting.

Voting Agreement.    Laser-Pacific has agreed to use its best efforts to cause each Laser-Pacific director and executive officer to deliver to Kodak a voting agreement under which each of the directors and executive officers of Laser-Pacific agrees to vote all of his or her shares in favor of adoption of the merger agreement.

Transaction Expenses.    Laser-Pacific has agreed that its total expenses related to the merger, commencing April 1, 2003 and continuing through the closing date, including fees and expenses which are payable to directors, officers, attorneys, accountants, and Harris Nesbitt Gerard, will not exceed $900,000, and has further agreed to provide a reasonably detailed listing of expenses to Kodak prior to the closing of the merger.

Employee Matters.    Laser-Pacific has agreed to give, in a timely manner, all notices required to be given under the Worker Adjustment and Retraining Notification Act or other similar laws of any jurisdiction relating to any plant closing or mass layoff, or as otherwise required by law.

Tail Insurance Coverage.    Laser-Pacific has agreed to purchase tail insurance coverage extending its existing directors’, officers’ and corporate securities liability insurance policy to provide for and cover Laser- Pacific and its officers, directors and subsidiaries, Kodak, OS Acquisition Corp. and their respective successors for a six-year discovery period.

Covenants of Kodak

Preparation of Securities Filings.    Kodak has agreed to cooperate in preparing this proxy statement promptly.

Indemnification; Directors’ and Officers’ Liability Insurance.    Under its certificate of incorporation, bylaws and agreements with its directors and executive officers, including under Delaware law, each of Laser-Pacific and its subsidiaries indemnifies and holds harmless its respective directors, officers and employees, and people performing those roles with Laser-Pacific’s subsidiaries, against certain liabilities related to their service. The merger agreement provides that such persons shall continue to be afforded such rights following the merger to the same extent and under the same terms and conditions that such rights exist as of the date of the merger agreement, for actions or omissions occurring at or before the completion of the merger. Kodak has further agreed that it will cause Laser-Pacific, as the surviving corporation, to maintain the tail policy of insurance referenced above under “Merger Agreement—Laser-Pacific’s Covenants Prior to the Effective Time of the Merger—Tail Insurance Coverage.”

Other Covenants

Additional Agreements and Other Actions.    Kodak, OS Acquisition Corp. and Laser-Pacific have each agreed to use their best efforts to take actions that are necessary to cause the merger to be completed, subject to the approval of Laser-Pacific’s stockholders, and to obtain necessary approvals for the merger from governmental and other third parties. Each of the parties has also agreed that they will not take any action that is likely to cause any of the representations and warranties in the merger agreement not to be true or which is likely to cause any of the conditions to the closing of the merger not to be satisfied. The parties have generally agreed to cooperate with and assist each other in causing the merger to become effective and to ensure a smooth transition of control of Laser-Pacific’s business.

Expenses.    Kodak and Laser-Pacific have agreed that each party will pay its own legal, accounting and other expenses that are incurred in connection with the merger, regardless of whether the merger is completed. The parties have agreed, however, that Kodak and Laser-Pacific will share equally costs associated with the printing and mailing of this proxy statement.

No Brokers or Finders.    Each party has represented as to itself and its affiliates that it will not be paying any agent, broker, investment banker or other similar fees in connection with the merger, except for fees paid to Laser-Pacific’s financial advisor in accordance with the agreement between the financial advisor and Laser-Pacific.

Publicity.    The parties have agreed to seek to develop a joint communication plan regarding the merger and work together to comply with that plan, including collaborating on the timing and content of press releases and other public statements, to the extent possible.

Conditions to Each Party’s Obligations

The merger agreement provides that each party’s obligations to complete the merger are subject to the satisfaction, before the closing of the merger, of each of the following conditions:

Stockholder Approval.    The merger agreement will have been adopted by the vote of a majority of the outstanding shares of Laser-Pacific common stock as of the record date, as required by Delaware law.

Governmental Approvals and Other Matters.    All material licenses, franchises, permits, authorizations, consents or approvals of any governmental entities required to consummate the merger will have been filed or obtained. No restraining order, injunction or other legal prohibition will have been issued by any court or other governmental entity that prevents the completion of the merger.

Conditions to Kodak’s Obligations

The merger agreement provides that, in addition to those conditions described above, Kodak’s obligations to complete the merger are subject to the satisfaction or waiver of the following conditions:

Representations, Warranties and Performance of Obligations.    Laser-Pacific’s representations and warranties must be true and correct in all respects as of the effective time of merger, and Laser-Pacific will have materially performed its obligations under the merger agreement.

Maintenance of Laser-Pacific’s Net Worth.    As of the close of business ten calendar days prior to the closing date of the merger, the consolidated stockholders’ equity of Laser-Pacific and its subsidiaries must be at least $18,029,000, without giving effect to a maximum of $750,000 of expenses related to the proposed merger transaction.

No Materially Adverse Events.    No events or conditions will have occurred or been discovered between the date of the merger agreement and the closing that are reasonably expected to have, individually or in the aggregate, a material adverse effect on the business, financial condition or results of operations of Laser-Pacific and its subsidiaries.

Title Matters.    Kodak will have received a title insurance commitment for all of Laser Pacific’s real property, as well as certificates of occupancy and other similar authorizations from all applicable municipalities for such real property.

Permits.    Laser-Pacific will have all permits that are necessary or appropriate to allow its business to be carried on after the closing of the merger in substantially the form that it was carried on prior to the closing.

Dissenting Shares.    Prior to the vote on the merger by Laser-Pacific’s stockholders, written notice of the assertion of dissenters’ appraisal rights under Delaware law will not have been delivered by holders of more than 10% of the outstanding shares of Laser-Pacific common stock.

No Changes to Resolutions.    Laser-Pacific’s board of directors will not have amended, modified or revoked its resolutions that approve the merger agreement and completion of the merger and will not have adopted any resolutions inconsistent with these resolutions.

Additional Documents and Agreements.    The following additional documents and agreements will have been delivered or received:

•	consents from third parties necessary to allow the continuation by Laser-Pacific, after the merger, of intellectual property rights and agreements, except those for which the failure to obtain such consents would not be likely to have a material adverse effect on Laser-Pacific;

•	a voting agreement signed by each member of Laser-Pacific’s board of directors and each executive officer of Laser-Pacific, agreeing to vote in favor of adoption of the merger;

•	a certificate from the transfer agent, dated as of the close of business on the trading day immediately preceding the date of the closing of the merger, stating that no more than 7,629,295 shares of Laser-Pacific common stock and no shares of Laser-Pacific preferred stock are issued and outstanding;

•	Kodak will have received a legal opinion from Gibson, Dunn & Crutcher LLP, in a form described in the merger agreement;

•	a copy of the written opinion of Laser-Pacific’s financial advisor regarding the fairness of the merger consideration to Laser-Pacific’s stockholders, from a financial point of view;

•	each of the employment agreements between Kodak and Randolph Blim, Kodak and Robert McClain, Kodak and Leon Silverman and Kodak and Jane Swearingen shall be in full force and effect as of the closing of the merger, no breach shall have been committed by an employee subject to such employment agreements, no employee covered by such employment agreements shall have resigned from employment, and no formal or informal notice shall have been received by Kodak to the effect that any employee covered by an employment agreement intends to breach the terms of such employment agreement or resign from employment;

•	no notice of termination of the employment of Emory Cohen or of the employment agreement between Mr. Cohen and a wholly-owned subsidiary of Laser-Pacific, shall have been given, nor shall Mr. Cohen have resigned from his employment, in each case except in connection with an acceptance by Mr. Cohen of employment with Kodak;

•	certificates of incorporation, good standing certificates and similar instruments and documents, for Laser-Pacific and each of its subsidiaries, in each case certified by the appropriate secretary of state or similar official, including any required permits, consents and title insurance commitments from third parties; and

•	all other certificates, instruments and documents reasonably required to demonstrate satisfaction of the above conditions.

In addition, the merger agreement provides that Kodak’s obligation to complete the merger was subject to its receipt of evidence that Laser-Pacific’s financial advisor has been paid all fees owed to it, that it has released any claim to further payment and that it has agreed to indemnify Laser-Pacific from and against any claims by current or former employees of affiliates of the financial advisor or its predecessor. After receiving certain assurances from Laser-Pacific’s financial advisor and three former employees of its predecessor, Kodak agreed to waive this condition to closing provided that Laser-Pacific pays its financial advisor its fees and related expenses as required by the financial advisory agreement.

Conditions to Laser-Pacific’s Obligations

In addition to those conditions that affect all of the parties, the merger agreement provides that Laser-Pacific’s obligation to complete the merger is subject to the satisfaction or waiver of the following conditions:

•	Kodak’s representations and warranties must be true and correct in all respects, and Kodak and OS Acquisition Corp. will have materially performed their obligations under the merger agreement;

•	Kodak’s board of directors will not have amended, modified or revoked its resolutions that approve the merger agreement and the completion of the merger, and they will not have adopted any resolutions inconsistent with those resolutions;

•	Laser-Pacific will have received a legal opinion from the senior vice president and general counsel of Kodak in a form reasonably satisfactory to Laser-Pacific; and

•	Laser-Pacific will have received all other certificates, instruments and documents reasonably required to demonstrate satisfaction of the above conditions.

Termination of the Merger Agreement

The merger agreement may be terminated at any time prior to the completion of the merger, regardless of whether Laser-Pacific’s stockholders have adopted the merger agreement at the special meeting, in the manner described below:

Mutual Consent.    The merger agreement may be terminated if Laser-Pacific’s board of directors and Kodak’s board of directors mutually consent.

Failure to Fulfill Conditions.    Subject to certain limitations, either Kodak or Laser-Pacific may terminate the merger agreement if any condition to that party’s obligation to complete the merger becomes impossible to fulfill, and the failure to comply with the condition is not waived by the other party.

Failure to Close by December 31, 2003.    Either Kodak or Laser-Pacific may terminate the merger agreement if the closing of the merger has not occurred by December 31, 2003.

Superior Proposal.    Kodak or Laser-Pacific may terminate the merger agreement if Laser-Pacific’s board of directors withdraws, modifies, conditions or fails to give its recommendation to Laser-Pacific’s stockholders that they adopt the merger agreement, because Laser-Pacific’s board of directors concludes, in good faith and on advice of counsel, that it could reasonably be expected to be a breach of the fiduciary duty owed by the board of directors to the Laser-Pacific stockholders if it failed to withdraw, modify, condition or elect not to recommend adoption of the merger agreement.

To terminate the merger agreement on the above grounds, Laser-Pacific must also enter into an agreement providing for, or must authorize or consummate, a “superior proposal” at a time that is (1) prior to approval of the merger agreement by Laser-Pacific’s stockholders and (2) after the second trading day following Kodak’s receipt of written notice of the superior proposal. Under the merger agreement, a superior proposal means an offer that is not solicited in violation of Laser-Pacific’s covenants in the merger agreement which is made by a third party and which Laser-Pacific’s board of directors determines in good faith (a) has a reasonable likelihood of being completed, and (b) is otherwise on terms which would result in a transaction more favorable to Laser-Pacific’s stockholders, taking into account the ability of the third party to complete the transaction.

Laser-Pacific has agreed that, if the merger agreement is terminated because Laser-Pacific’s board of directors has elected to accept a superior proposal, Laser-Pacific will pay $1.5 million to Kodak, as liquidated damages.

THE SPECIAL MEETING

General

This proxy statement and the enclosed proxy card are furnished on behalf of the board of directors of Laser-Pacific for use at the special meeting of Laser-Pacific stockholders to be held on October 30, 2003, at 10:00 a.m., local time, in Hollywood, California, or at any adjournment or postponement of the special meeting, for the purposes set forth herein and in the accompanying Notice of Special Meeting of Stockholders. The special meeting will be held at the Laser-Pacific’s Digital Timing Theatre located at 861 Seward Street, Hollywood, California 90038. Laser-Pacific intends to mail this proxy statement and the accompanying proxy card on or about September 30, 2003, to all stockholders of record entitled to vote at the special meeting. All proxies will be voted in accordance with the instructions contained therein, and if no choice is specified, the proxies will have the effect of a vote for the proposal set forth in the accompanying Notice of Special Meeting of Stockholders.

Stockholders Entitled to Vote

Laser-Pacific’s board of directors has fixed September 12, 2003, as the record date for determining stockholders who are entitled to notice of and to vote at the special meeting. At the close of business on              September 12, 2003, there were outstanding and entitled to vote 7,101,295 shares of Laser-Pacific common stock. Each holder of record of Laser-Pacific common stock on the record date will be entitled to one vote for each share held on all matters to be voted upon at the special meeting.

The holders of at least a majority of the total shares of common stock outstanding on the record date, whether present at the special meeting in person, or represented by proxy, will constitute a quorum for the transaction of business at the special meeting. The shares held by each stockholder who signs and returns the enclosed proxy card will be counted for the purposes of determining the presence of a quorum at the special meeting, whether or not the stockholder abstains on any matter to be acted on at the special meeting. Abstentions and broker non-votes will be counted toward fulfillment of quorum requirements. A broker non-vote occurs when a nominee holding shares for a beneficial owner does not vote on a particular proposal because the nominee does not have discretionary voting power with respect to that proposal and has not received instructions from the beneficial owner.

Vote Required and Counting of Votes

The affirmative vote of the holders of a majority of all the votes entitled to be cast at the special meeting is required for the approval and adoption of the merger agreement. The withholding of authority by a stockholder (including broker non-votes) will count as a vote against the merger. Shares of Laser-Pacific common stock represented by executed proxies received by Laser-Pacific will be counted for purposes of establishing a quorum at the special meeting, regardless of how or whether such shares are voted on any specific proposal. Each proxy card will be voted in accordance with the stockholder’s directions. Abstentions at the special meeting will have the same effect as a vote against the merger. When the enclosed proxy card is properly signed and returned, the shares that it represents will be voted at the special meeting in accordance with the instructions noted thereon. All votes will be tabulated by the inspector of election appointed for the special meeting who will separately tabulate affirmative and negative votes, abstentions and broker non-votes.

Voting Agreements

Laser-Pacific’s directors and executive officers, who collectively own approximately 14.98% of Laser-Pacific’s outstanding common stock have entered into voting agreements which obligate them (1) to vote all shares of Laser-Pacific common stock which they are entitled to vote, directly or indirectly, in favor of adoption and approval of the merger agreement and (2) not to transfer or otherwise dispose of any shares of Laser-Pacific common stock unless the transferee of those shares agrees in writing to such voting agreement. The form of the voting agreement is attached as Appendix D.

Revocability of Proxies

Any stockholder giving a proxy pursuant to this solicitation has the power to revoke it at any time before it is voted by giving written notice of revocation or a duly executed proxy bearing a later date to Laser-Pacific’s Secretary, or by attending the special meeting and voting in person. Attendance at the special meeting will not, by itself, revoke a proxy.

Solicitation

Original solicitation of proxies by mail may be supplemented by solicitations in person or by mail, telephone, facsimile transmission or other means of electronic communications through Laser-Pacific’s directors, officers and other employees. No additional compensation will be paid to directors, officers or other employees for such services. Copies of solicitation materials will be furnished to registrars, banks, brokerage houses, fiduciaries, custodians and other nominees holding in their names shares of Laser-Pacific common stock beneficially owned by others to forward to such beneficial owners. Laser-Pacific may reimburse persons representing beneficial owners of common stock for their costs of forwarding such materials.

In addition, Laser-Pacific has retained The Altman Group, Inc. to assist it in the solicitation of proxies. Laser-Pacific has agreed to pay The Altman Group, Inc. a base fee of $5,000 in connection with its solicitation of proxies on behalf of Laser-Pacific. Laser-Pacific has also agreed to reimburse The Altman Group, Inc. for reasonable out-of-pocket expenses and any costs associated with telephonic solicitations related to these services. Laser-Pacific has agreed to indemnify The Altman Group, Inc. against any liabilities and expenses arising out of its engagement, except for liabilities and expenses resulting from The Altman Group, Inc.’s gross negligence or misconduct.

NO PERSONS HAVE BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS OTHER THAN THOSE CONTAINED IN THIS PROXY STATEMENT IN CONNECTION WITH OUR SOLICITATION OF PROXIES AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATION MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY US OR ANY OTHER PERSON.

Laser-Pacific and Kodak will each bear their own respective expenses, including attorneys’ and accountants’ fees and expenses, in connection with the preparation of the proxy statement. Laser-Pacific and Kodak will share in equal portions all costs and expenses related to the printing and mailing of this proxy statement to Laser-Pacific’s stockholders as well as the expenses of soliciting proxies for the special meeting of stockholders.

Other Matters to be Considered

Laser-Pacific’s board of directors is unaware of any other matter that will be brought before the special meeting. If, however, other matters are presented that relate to the merger, proxies will be voted in accordance with the discretion of the holders of the proxies. If you wish to withhold this discretionary authority from the proxy holders, you must check the applicable box on the proxy card. Pursuant to Delaware General Corporation Law, only business within the purposes described in the Notice of Special Meeting of Stockholders may be conducted at the special meeting.

Householding

With regard to the delivery of annual reports and proxy statements, under certain circumstances the SEC permits a single set of such documents to be sent to any household at which two or more stockholders reside if they appear to be members of the same family. Each stockholder, however, still receives a separate proxy card. This procedure, known as “householding,” reduces the amount of duplicate information received at a household and reduces mailing and printing costs as well. A number of banks, brokers and other nominees have instituted householding and have previously sent a notice to that effect to certain of Laser-Pacific’s stockholders whose shares are registered in the name of a bank, broker or other nominee. As a result, unless the stockholders receiving such notice gave contrary instructions, only one proxy statement will be mailed to an address at which two or more stockholders reside. If any Laser-Pacific stockholder residing at such an address wishes to receive a separate proxy statement, such stockholder should telephone The Altman Group toll-free at (800) 467-0790 or contact Laser-Pacific at the address or telephone number listed on pages 3-4.

INTERESTS OF LASER-PACIFIC’S DIRECTORS

AND EXECUTIVE OFFICERS IN THE MERGER

In considering the recommendation of Laser-Pacific’s board of directors that you vote for adoption and approval of the merger agreement, you should be aware that members of Laser-Pacific’s board of directors and Laser-Pacific’s executive officers have agreements or arrangements that provide them with interests in the merger that may differ from, or be in addition to, the interests of Laser-Pacific’s other stockholders. Laser-Pacific’s board of directors was aware of these agreements and arrangements during its deliberations of the merits of the merger and in determining to recommend that you vote to adopt the merger agreement.

Employment Agreement with Mr. Cohen.    Mr. Cohen is Laser-Pacific’s president and chief operating officer. In connection with the merger, Mr. Cohen will receive a cash payment of $180,000 at the closing of the merger, in lieu of and in full satisfaction of his benefits under existing Laser-Pacific benefit plans and other existing employment arrangements, and a cash payment of up to $128,000 in full satisfaction of accrued vacation obligations for all periods through December 31, 2002. Under the terms of the employment agreement between Kodak and Mr. Cohen, which will replace Mr. Cohen’s Laser-Pacific employment agreement upon completion of the merger, Mr. Cohen will receive an annual base salary of $376,500, a signing bonus of $850,000 within 30 days after consummation of the merger, will be eligible to receive a performance bonus of up to $130,000 during the first year of the agreement but will not be eligible to receive a retention bonus. In addition, the employment agreement provides that Mr. Cohen is eligible to participate in certain of the surviving corporation’s benefit and bonus plans during the term of his employment, will be subject to a non-competition agreement and will be prohibited from soliciting any of Laser-Pacific’s or Kodak’s employees, customers, suppliers and vendors for a period of up to one year following his resignation or termination of employment. The employment agreement also contains a broad release and waiver of claims against Laser-Pacific and its successors, subject to limited exceptions.

Currently, Mr. Cohen has an employment agreement with Laser-Pacific, which became effective on May 15, 1990. Mr. Cohen’s existing employment agreement has no termination date and is only terminable upon five years’ prior written notice or upon 30 days’ prior notice for cause, as defined in the employment agreement. Under the terms of his Laser-Pacific employment agreement, Mr. Cohen is entitled to a minimum annual salary of $350,000, subject to adjustment if the cost of living increases more than 10 percent in any year, with a bonus in an amount to be determined by Laser-Pacific’s board of directors. The board of directors awarded Mr. Cohen a performance bonus of $30,000 for the fiscal year ended December 31, 2002. In addition, under his existing employment agreement, Mr. Cohen is entitled to other specified benefits, such as an automobile, reimbursement of expenses and life, health and disability insurance benefits. Commencing on the effective date of a change of control of Laser-Pacific, if either Laser-Pacific terminates Mr. Cohen’s employment contract, other than for specified reasons, or Mr. Cohen elects to terminate his employment within nine months of the change in control, then Mr. Cohen shall, on the date of either termination, receive a lump sum payment of $1,050,000 (which is three times his annual compensation, as required by the terms of his existing employment agreement) and the continuation of certain employee benefits for eighteen months. In the event payments are required as a result of a change of control, then no further compensation shall be payable to Mr. Cohen under his Laser-Pacific employment agreement.

Employment Agreement with Mr. Silverman.    Mr. Silverman is Laser-Pacific’s executive vice president. In connection with the merger, Kodak negotiated with Mr. Silverman an employment agreement containing customary terms and conditions, which will become effective when the merger is completed. Mr. Silverman will also receive a cash payment of $180,000 at the closing of the merger, in lieu of and in full satisfaction of his benefits under existing Laser-Pacific benefit plans and other existing arrangements. Under the Kodak employment agreement, Mr. Silverman will receive an annual base salary of $303,800, he will not receive a signing bonus, he is eligible to receive a performance bonus of up to $110,000 during the first year of the agreement and he is eligible to receive a retention bonus of up to $300,000 over the next three years. In addition, the employment agreement provides that Mr. Silverman is eligible to participate in certain of Kodak’s benefit and bonus plans during the term of his employment, will be subject to a non-competition agreement and will be prohibited from soliciting any of Laser-Pacific’s or Kodak’s employees, customers, suppliers and vendors for a period of up to one year following his resignation or termination of employment. The employment agreement also contains a broad release and waiver of claims against Laser-Pacific and its successors, subject to limited exceptions.

Mr. Silverman is currently employed by Laser-Pacific at an annual salary of $275,000 and is entitled to other specified benefits such as an automobile allowance, reimbursement of expenses and life, health and disability insurance benefits. The board of directors awarded Mr. Silverman a performance bonus of $30,000 for the fiscal year ended December 31, 2002. Mr. Silverman has no written employment agreement with Laser-Pacific and serves at the discretion of Laser-Pacific’s board of directors.

Employment Agreement with Mr. McClain.    Mr. McClain is Laser-Pacific’s chief financial officer, vice president and secretary. In connection with the merger, Kodak negotiated with Mr. McClain an employment agreement containing customary terms and conditions, which will become effective when the merger is completed. Mr. McClain will also receive a cash payment of $100,000 at the closing of the merger, in lieu of and in full satisfaction of his benefits under existing Laser-Pacific benefit plans and other existing arrangements. Under the Kodak employment agreement, which will replace Mr. McClain’s Laser-Pacific employment agreement upon completion of the merger, Mr. McClain will receive an annual base salary of $200,000, a signing bonus of $216,000 within 30 days after consummation of the merger, he is eligible to receive a performance bonus of up to $50,000 and a retention bonus of $75,000 if he remains employed during the first year of the agreement. In addition, the employment agreement provides that Mr. McClain is eligible to participate in certain of the surviving corporation’s benefit and bonus plans during the term of his employment, will be subject to a non-competition agreement and will be prohibited from soliciting any of Laser-Pacific’s or Kodak’s employees, customers, suppliers and vendors for a period of up to one year following his resignation or termination of employment. The employment agreement also contains a broad release and waiver of claims against Laser-Pacific and its successors, subject to limited exceptions.

Currently, Mr. McClain is employed by Laser-Pacific pursuant to an employment agreement that expires on July 31, 2004. The employment agreement requires that Mr. McClain be given 120 days’ written notice prior to the date of termination. If a 120-day written notice is not given by either party, prior to the expiration of the current employment agreement, and in all subsequent years, the employment agreement renews for one additional year. The agreement is terminable upon 30 days’ notice for cause as defined in the employment agreement. Mr. McClain’s current annual salary is $200,000 with an annual bonus in an amount to be determined by Laser-Pacific’s board of directors. The board of directors awarded Mr. McClain a performance bonus of $30,000 for the fiscal year ended December 31, 2002. In addition, Mr. McClain is entitled to other specified benefits such as an automobile allowance, reimbursement of expenses and life, health and disability insurance benefits.

Employment Agreement with Mr. Blim.    Mr. Blim is Laser-Pacific’s senior vice president of engineering. In connection with the merger, Kodak negotiated with Mr. Blim an employment agreement containing customary terms and conditions, which will become effective when the merger is completed. Mr. Blim will also receive a cash payment of $50,000 at the closing of the merger, in lieu of and in full satisfaction of his benefits under existing Laser-Pacific benefit plans and other existing arrangements. Under the Kodak employment agreement, which will replace Mr. Blim’s Laser-Pacific employment agreement upon completion of the merger, Mr. Blim will receive an annual base salary of $252,400, a signing bonus of $480,000 within 30 days after consummation of the merger, will be eligible to receive a performance bonus of up to $80,000 during the first year of the agreement and will be eligible to receive a retention bonus of up to $200,000 for the next three years. In addition, the employment agreement provides that Mr. Blim is eligible to participate in certain of the surviving corporation’s benefit and bonus plans during the term of his employment, will be subject to a non-competition agreement and will be prohibited from soliciting any of Laser-Pacific’s or Kodak’s employees, customers, suppliers and vendors for a period of up to one year following his resignation or termination of employment. The employment agreement also contains a broad release and waiver of claims against Laser-Pacific and its successors, subject to limited exceptions.

Currently, Mr. Blim is employed by Laser-Pacific pursuant to an employment agreement that expires on July 23, 2004. The employment agreement requires that Mr. Blim be given 120 days’ written notice prior to the date of termination. If a 120-day written notice is not given by either party, prior to the expiration of the current employment agreement, and in all subsequent years, the employment agreement will be renewed for one additional year. The employment agreement is terminable upon 30 days’ notice for cause as defined in the employment agreement. Mr. Blim’s current annual salary is $240,011, with required yearly increases of 3% over the term of the agreement and an annual bonus in an amount to be determined by Laser-Pacific’s board of directors. The board of directors awarded Mr. Blim a performance bonus of $30,000 for the fiscal year ended December 31, 2002. In addition, Mr. Blim is entitled to other specified benefits such as an automobile allowance, reimbursement of expenses and life, health and disability insurance benefits.

Employment Agreement with Ms. Swearingen.    Ms. Swearingen is Laser-Pacific’s senior vice president. In connection with the merger, Kodak negotiated with Ms. Swearingen an employment agreement containing customary terms and conditions, which will become effective when the merger is completed. Ms. Swearingen will also receive a cash payment of $50,000 at the closing of the merger, in lieu of and in full satisfaction of her benefits under existing Laser-Pacific benefit plans and other existing arrangements. Under the Kodak employment agreement, Mr. Swearingen will receive an annual base salary of $200,000, she will not receive a signing bonus, she is eligible to receive a performance bonus of up to $80,000 during the first year of the agreement and she is eligible to receive a retention bonus of up to $200,000 for the next three years. In addition, the employment agreement provides that Ms. Swearingen is eligible to participate in certain of the surviving corporation’s benefit and bonus plans during the term of her employment, will be subject to a non-competition agreement and will be prohibited from soliciting any of Laser-Pacific’s or Kodak’s employees, customers, suppliers and vendors for a period of up to one year following her resignation or termination of employment. The employment agreement also contains a broad release and waiver of claims against Laser-Pacific and its successors, subject to limited exceptions.

Ms. Swearingen is currently employed by Laser-Pacific at an annual salary of $180,000 and is entitled to other specified benefits such as an automobile allowance, reimbursement of expenses and life, health and disability insurance benefits. The board of directors awarded Ms. Swearingen a performance bonus of $30,000 for the fiscal year ended December 31, 2002. Ms. Swearingen has no written employment agreement with Laser-Pacific and serves at the discretion of Laser-Pacific’s board of directors.

Stock Option Acceleration.    The merger agreement provides that outstanding options granted under Laser-Pacific’s equity incentive plan will become immediately exercisable in full prior to consummation of the merger. Additionally, the merger agreement provides that at the effective time of the merger, with respect to unexercised options having an exercise price that is less than $4.22 per share, Kodak will pay each option holder an amount in cash, for each share of Laser-Pacific common stock underlying the option, equal to the difference between $4.22 and the exercise price of the option. Laser-Pacific’s directors and executive officers hold options to purchase approximately 497,000 shares that have an exercise price per share of less than $4.22. If the merger agreement is adopted, Laser-Pacific’s directors and executive officers will be entitled to an aggregate cash payment of approximately $471,430 for such options.

Indemnification and Insurance.    The merger agreement provides that, upon completion of the merger, Kodak will cause the surviving corporation to maintain in effect the policy of directors’, officers’ and corporate securities liability insurance maintained by Laser-Pacific until the expiration date of such policy and to maintain in effect the tail policy of insurance being acquired by Laser-Pacific prior to consummation of the merger. The merger agreement also provides that all rights to indemnification or exculpation existing in favor of the directors, officers, employees and agents of Laser-Pacific and its subsidiaries, as provided in their respective certificates of incorporation, bylaws or as otherwise in effect under Delaware law, will survive consummation of the merger with respect to matters occurring prior to such consummation.

INFORMATION ABOUT LASER-PACIFIC

Business

The discussion of Laser-Pacific’s business contained in this document may contain projections, estimates and other forward-looking statements that involve a number of risks and uncertainties. While this outlook represents Laser-Pacific’s current judgment on the future direction of its business, these risks and uncertainties could cause actual results to differ materially from any future performance suggested below. Laser-Pacific does not undertake any obligation to release publicly the results of any revisions to these forward-looking statements to reflect events or circumstance arising after the date of this document.

General

Laser-Pacific is a provider of a broad range of post-production services to the motion picture and television industries from its facilities in Hollywood, California. These post-production services include technical and creative services provided to the producers of primetime network television series, television movies and theatrical motion pictures. Laser-Pacific’s primary services include telecine, editing, color timing, digital graphics and visual effects, duplication, and digital compression. Additionally, Laser-Pacific provides sound editing and mixing, digital preview services, motion picture film processing, DVD authoring and mastering, and numerous additional services as required by its customers. At the end of the process, Laser-Pacific provides its customers with a completed master in high definition, standard definition or data format for television, home video, DVD or film release.

Laser-Pacific is recognized as an industry leader in the development and introduction of new methods and technology in service of television, motion pictures and digital multimedia. Laser-Pacific led the television industry in the move from film to electronic and digital based techniques in post-production through the introduction of its proprietary Electronic Laboratory (TM) and has received six Emmy Awards for Outstanding Achievement in Engineering for its developments.

Laser-Pacific urges you to read carefully the documents it has previously filed with the SEC, including its annual report on Form 10-K for the fiscal year ended December 31, 2002 and its quarterly report on Form 10-Q for the quarter ended June 30, 2003. These documents contain a substantial amount of information concerning Laser-Pacific and its business.

PRICE RANGE OF LASER-PACIFIC’S COMMON STOCK

Laser-Pacific’s common stock is traded on the Nasdaq National Market under the symbol “LPAC.” The following table reflects, for the quarters indicated, the range of high and low intra-day selling prices of Laser-Pacific’s common stock, as reported by the Nasdaq National Market.

	High	Low
2001
First Quarter	$3.31	$1.38
Second Quarter	$3.90	$1.25
Third Quarter	$5.50	$2.63
Fourth Quarter	$5.55	$2.20
2002
First Quarter	$3.03	$2.22
Second Quarter	$2.80	$2.24
Third Quarter	$2.55	$1.70
Fourth Quarter	$2.10	$1.42
2003
First Quarter	$1.91	$1.30
Second Quarter	$2.64	$1.72
Third Quarter through September 26, 2003	$4.17	$2.39

As of July 31, 2003, the day the merger agreement was signed, the closing price per share of Laser-Pacific common stock was $3.09. As of September 26, 2003, the latest practicable date prior to mailing, the closing price per share was $4.15.

Laser-Pacific has never paid a cash dividend relating to its shares of common stock.

SECURITY OWNERSHIP OF

CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth information with respect to the beneficial ownership of Laser-Pacific’s common stock as of September 10, 2003 by each person believed by Laser-Pacific to be the beneficial owner of more than 5% of its outstanding common stock, along with the beneficial ownership of each of Laser-Pacific’s directors, each of its named executive officers and by all of its executive officers and directors as a group. On September 10, 2003, there were 7,101,295 shares of Laser-Pacific common stock outstanding. Except as otherwise noted, and subject to applicable community property and similar laws, each person listed has sole voting power (if applicable) and investment discretion with respect to the securities shown as beneficially owned. All information with respect to beneficial ownership is based on filings made by the respective beneficial owners with the Securities and Exchange Commission or information provided to Laser-Pacific by such beneficial owners.

Name of Beneficial Owner	Amount and Nature of Beneficial Ownership(1)	Percent of Class(1)
James R. Parks(2)	694,154	9.75%
Emory M. Cohen(3)	296,797	4.13%
Leon D. Silverman(4)	159,660	1.54%
Randolph D. Blim(5)	112,060	1.56%
Robert McClain(6)	104,100	1.45%
Jane Swearingen(7)	74,336	1.04%
Thomas D. Gordon(8)	40,000	*
Craig A. Jacobson(9)	40,000	*
David C. Merritt(10)	40,000	*
J.P. Morgan Chase & Co.(11) 270 Park Ave. New York, NY 10017	372,193	5.23%
All Directors and Executive Officers as a Group (9 persons)(12)	1,064,107	14.98%

*	Less than one percent.
(1)	Except as otherwise indicated, the address for each person is c/o Laser-Pacific Media Corporation, 809 N. Cahuenga Blvd., Hollywood, California 90038. Calculated pursuant to Rule 13d-3(d) under the Exchange Act. Shares of Laser-Pacific common stock not currently outstanding that are subject to options exercisable by the holder thereof within 60 days following September 10, 2003 are deemed outstanding for the purposes of calculating the number and percentage ownership by such stockholder, but not deemed outstanding for the purpose of calculating the percentage owned by each other stockholder listed. Unless otherwise noted, all shares listed as beneficially owned by a stockholder are actually outstanding.
(2)	Includes 17,000 shares of Laser-Pacific common stock subject to stock options, and also includes 289,590 shares of Laser-Pacific common stock held by partnerships in which Mr. Parks is a partner.
(3)	Includes 90,000 shares of Laser-Pacific common stock issuable upon exercise of stock options.
(4)	Includes 85,000 shares of Laser-Pacific common stock issuable upon exercise of stock options.
(5)	Includes 75,000 shares of Laser-Pacific common stock issuable upon exercise of stock options.
(6)	Includes 60,000 shares of Laser-Pacific common stock issuable upon exercise of stock options.
(7)	Includes 50,000 shares of Laser-Pacific common stock issuable upon exercise of stock options.
(8)	Includes 40,000 shares of Laser-Pacific common stock issuable upon exercise of stock options.
(9)	Includes 40,000 shares of Laser-Pacific common stock issuable upon exercise of stock options.
(10)	Includes 40,000 shares of Laser-Pacific common stock issuable upon exercise of stock options.
(11)	This information is based on a Schedule 13G/A filed by J.P. Morgan Chase & Co. with the Securities and Exchange Commission on March 17, 2003. J.P. Morgan Chase & Co. reported that it was the beneficial owner of 372,193 shares of Laser-Pacific common stock.
(12)	Excludes shares of Laser-Pacific common stock held by Laser-Pacific’s directors and executive officers not currently outstanding that are issuable upon exercise of stock options exercisable by such directors and executive officers within 60 days following September 10, 2003.

FORWARD-LOOKING STATEMENTS

Statements included in this document may be “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Words like “anticipates,” “expects,” “intends,” “plans,” “believes,” “seeks,” “estimates” or variations of those words and similar expressions are meant to identify forward-looking statements. Forward-looking statements, including statements concerning Laser-Pacific’s expectations, strategic objectives, business prospects, anticipated economic performance, financial condition and other similar matters are subject to risks and uncertainties, which could cause actual results to differ materially from those discussed in the forward-looking statements. Forward-looking statements speak only as of the date of the documents in which they are made. Laser-Pacific disclaims any obligation or undertaking to provide any update or revision to any forward-looking statement made by it to reflect any change in Laser-Pacific’s expectations or any change in events, conditions or circumstances on which the forward-looking statement is based. You should not place undue reliance on forward-looking statements.

STOCKHOLDER PROPOSALS

If the merger is completed, Laser-Pacific will not hold an annual meeting of stockholders in 2004. If Laser-Pacific does hold an annual meeting in 2004, any proposal of a stockholder intended to be presented at Laser-Pacific’s 2004 annual meeting of stockholders must be received in writing by Laser-Pacific at its principal executive offices for inclusion in the proxy statement and proxy card for that meeting pursuant to Rule 14a-8, under the Securities Exchange Act of 1934, no later than December 31, 2003. Such proposals should be addressed to Laser-Pacific’s Secretary, and may be included in next year’s proxy statement if they comply with certain rules and regulations promulgated by the SEC.

Stockholders who do not present proposals for inclusion in the proxy statement but who still intend to submit a proposal at the 2004 annual meeting of stockholders must provide prior written notice to Laser-Pacific. The notice should be addressed to the Secretary and delivered to Laser-Pacific’s principal executive offices not less than 90 nor more than 120 days prior to May 12, 2004. If the notice is received less than 90 days prior to May 12, 2004, such notice will be deemed untimely. The written notice must satisfy certain requirements specified in Laser-Pacific’s amended and restated bylaws. A copy of the amended and restated bylaws will be sent to any stockholder of Laser-Pacific upon written request to Laser-Pacific’s Secretary. Alternatively, the amended and restated bylaws, which are filed as Exhibit 3.4 to Laser-Pacific’s Quarterly Report on Form 10-Q for the quarterly period ended March 31, 2003, may be obtained from the SEC or its website as described under “Where You Can Find Additional Information.”

WHERE YOU CAN FIND ADDITIONAL INFORMATION

Laser-Pacific files annual, quarterly and current reports, proxy statements and other information with the SEC. You may read and copy any reports, statements or other information filed by Laser-Pacific at the SEC’s public reference room at 450 Fifth Street, Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the public reference room. You may also obtain copies of this information by mail from the Public Reference Section of the SEC, 450 Fifth Street, N.W., Room 1024, Washington, D.C. 20549 at prescribed rates. Public filings with the SEC are also available from commercial document retrieval services and at the web site maintained by the SEC at http://www.sec.gov. All statements in this document are qualified in all respects by reference to the complete text of those contracts and documents.

Laser-Pacific has supplied all information contained in this proxy statement relating to Laser-Pacific. Kodak has supplied all information contained in this proxy statement relating to Kodak.

Neither Kodak nor Laser-Pacific has authorized anyone to give any information or make any representation about the merger or either company that is different from, or in addition to, that contained in this proxy statement. Therefore, if anyone does give you information of this sort, you should not rely on it. You should not assume that the information contained in this document is accurate as of any date other than the date of this document, and the mailing of this proxy statement to stockholders will not create any other implication.

APPENDIX A

Execution Copy

AGREEMENT AND PLAN OF MERGER

among

EASTMAN KODAK COMPANY,

OS ACQUISITION CORP.

and

LASER-PACIFIC MEDIA CORPORATION

Dated as of July 31, 2003

A-i

A-ii

INDEX OF DEFINED TERMS

Acquisition Transaction, 35	Laser-Pacific Intellectual Property, 17
Affiliate, 1	Laser-Pacific Material Adverse Effect, 4
Agreement, 1	Laser-Pacific Permits, 15
Article, 6	Laser-Pacific Preferred Stock, 12
Business, 1	Laser-Pacific SEC Documents, 14
Cash Merger Consideration, 8	Laws, 4
Certificates, 9	Leased Real Property, 16
Certifying Officers, 1	Licenses, 19
Claim, 1	Market Price, 4
Closing, 1	Material Agreement, 24
Closing Date, 7	Meeting, 36
Code, 1	Merger, 1
Constituent Corporations, 2	Merger Consideration, 8
Contracts, 2	NYSE, 4
Damages, 2	Option Plan, 4
Dissenting Shares, 2	Outstanding Options, 13
dollars” and “$”, 6	Owned Real Property, 16
Effective Time, 7	party, 6
Employee Plans, 21	Permitted Encumbrances, 16
Employment Agreements, 2	Person, 4
Employment Laws, 24	Prospectus, 30
Environmental Assessments, 20	Proxy Statement, 4
Environmental Laws, 2	Real Property, 16
ERISA, 2	Record Holder, 4
Exchange Act, 2	Registration Statement, 4
Exchange Agent, 2	Release, 5
Exchange Fund, 9	Required Approval, 13
Exchanged Shares, 8	Rights Agreement, 5
Exhibit, 6	Schedule, 6
Financial Advisor, 2	SEC, 5
Financial Statements, 14	Section, 6
Former Subsidiaries, 3	Section 16(b), 36
GAAP, 3	Securities Act, 5
GCL, 3	Stock Merger Consideration, 8
Governmental Entity, 3	Stock Rights, 5
Hazardous Substances, 3	Stockholder Approval, 5
herein,” “hereof” and “hereunder”, 6	Sub, 1
HSR, 3	Subsidiary, 5
include,” “includes” or “including”, 6	Superior Proposal, 46
Intellectual Property, 3	Surviving Corporation, 5
IRS, 3	Taxes, 5
Kodak, 1	Technical Documentation, 5
Kodak Common Stock, 1	third party, 6
Kodak SEC Documents, 30	Trading Day, 5
knowledge, 6	U.S., 5
Laser-Pacific, 1	Violation, 5
Laser-Pacific Common Stock, 1	Voting Debt, 6

A-iii

INDEX OF SCHEDULES AND EXHIBITS

SCHEDULES

Schedule 4.1	Organization, Standing and Power
Schedule 4.2	Outstanding Options
Schedule 4.4	Required Approvals
Schedule 4.6	Additional Material Liabilities
Schedule 4.8(a)	Laser-Pacific Permits
Schedule 4.8(b)	Compliance with Law
Schedule 4.9(a)(i)	Owned Real Property
Schedule 4.9(a)(ii)	Leased Real Property
Schedule 4.9(c)	Flood Zones, etc…
Schedule 4.9(d)	Condemnation, etc…
Schedule 4.10(a)	Certain Liens
Schedule 4.10(b)(i)	Lease Defaults
Schedule 4.10(b)(ii)	Leases
Schedule 4.11(b)	Laser-Pacific Intellectual Property
Schedule 4.11(d)	Infringements, etc…
Schedule 4.11(e)	Patent and Trademark Matters
Schedule 4.11(f)	Software Bugs
Schedule 4.11(g)	Licenses
Schedule 4.12	Tangible Assets
Schedule 4.13	Environmental Matters
Schedule 4.14(a)	Employee Plans
Schedule 4.14(f)	Multiemployer Plans
Schedule 4.15	Employment Matters
Schedule 4.16	Material Agreements
Schedule 4.16(e)(i)	Real Property Lease Matters
Schedule 4.16(ii)	Real Property Lease Encumbrances
Schedule 4.17	Standard Terms and Conditions
Schedule 4.18	Litigation
Schedule 4.19	Tax Matters

EXHIBITS

Exhibit A	Form of Voting Agreement
Exhibit B	Form of Affiliates’ Agreement

Copies of the schedules and exhibits will be provided to the Securities and Exchange Commission upon request.

A-iv

AGREEMENT AND PLAN OF MERGER

This AGREEMENT AND PLAN OF MERGER (this “Agreement”) has been made as of July 31, 2003, by and among Eastman Kodak Company, a New Jersey corporation (“Kodak”), OS Acquisition Corp., a Delaware corporation and a wholly-owned Subsidiary of Kodak (“Sub”), and Laser-Pacific Media Corporation, a Delaware corporation (“Laser-Pacific”).

Whereas, the respective Boards of Directors of Kodak, Sub and Laser-Pacific have approved the merger, pursuant and subject to the terms and conditions of this Agreement, of Sub with and into Laser-Pacific (the “Merger”), whereby substantially all of the issued and outstanding shares of the Common Stock, par value $.0001 per share, of Laser-Pacific (the “Laser-Pacific Common Stock”) will be converted into the right to receive a specified number of shares of the Common Stock, par value $2.50 per share, of Kodak (the “Kodak Common Stock”); and the parties each desire to make certain representations, warranties and agreements in connection with the Merger and also to prescribe various conditions to the Merger;

Now, Therefore, in consideration of the premises and the representations, warranties and covenants herein contained, the parties agree to effect the Merger on the terms and conditions herein provided and further agree as follows:

ARTICLE 1.    DEFINITIONS

1.1    Definitions.

In addition to the other definitions contained in this Agreement, the following terms will, when used in this Agreement, have the following respective meanings:

“Affiliate” means a Person which, directly or indirectly, controls, is controlled by, or is under common control with, the referenced party.

“Business” means the business conducted by Laser-Pacific and its Subsidiaries, that being principally post production services to the motion picture film and television industries.

“Certifying Officers” means: (a) in the case of Laser-Pacific, its Chairman of the Board, Chief Executive Officer and its Chief Financial Officer; and (b) in the case of Kodak, any one of its Vice Presidents.

“Claim” means any contest, claim, demand, assessment, action, suit, cause of action, complaint, litigation, proceeding, hearing, arbitration, investigation or notice of any of the foregoing involving any Person.

“Closing” means the consummation of the Merger.

“Code” means the Internal Revenue Code of 1986, as amended, together with all rules and regulations promulgated thereunder.

“Constituent Corporations” means Laser-Pacific and Sub, as the constituent corporations of the Merger.

“Contracts” means and includes all contracts, subcontracts, agreements, leases, options, notes, bonds, mortgages, indentures, deeds of trust, collateral assignments, obligations, instruments, concessions, guarantees, licenses, franchises, permits, purchase orders, arrangements, transactions, commitments and undertakings of every kind, written or oral.

“Damages” means any and all losses, liabilities, costs, expenses, claims, demands, suits, causes of action, judgments, obligations, damages and deficiencies, and all costs and expenses incident thereto (including reasonable attorneys’ fees and all other reasonable expenses incurred in investigating and preparing or defending any Claim, commenced or threatened, whether such Claim is prosecuted by a party hereto or by a third party).

“Dissenting Shares” means shares of Laser-Pacific Common Stock, if any, held by Persons who have not voted such shares in favor of adoption of this Agreement and with respect to which such Persons shall have perfected appraisal rights in accordance with the GCL.

“Employment Agreements” means each of those certain employment agreements dated as of July 29, 2003, by and between (i) Kodak and Randolph Blim; (ii) Kodak and Robert McClain; (iii) Kodak and Leon Silverman; and (iv) Kodak and Jane Swearingen.

“Environmental Laws” means, collectively, all federal, state and local statutes, common law, authorizations, regulations, ordinances, codes, published guidelines and policies, directives, judgments, injunctions, decrees and orders (including all amendments thereto) pertaining to environmental matters including but not limited to: (A) the protection, investigation or restoration of the environment, health, safety or natural resources, (B) the handling, use presence, disposal, release or threatened release of any Hazardous Substance, or (C) air, indoor air, noise, employee exposure, water vapor, surface water, groundwater, soil, natural resources, chemical use, health, safety and sanitation), or threat of injury to persons or property relating to any Hazardous Substance. Without limiting the generality of the foregoing, “Environmental Laws” include the Comprehensive Environmental Response, Compensation and Liability Act, the Medical Waste Tracking Act, the Resource Conservation and Recovery Act, the Clean Air Act, the Federal Water Pollution Control Act, the Safe Water Drinking Act, the Toxic Substance Control Act and the Occupational Safety and Health Act.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended, together with all rules and regulations promulgated thereunder.

“Exchange Act” means the Securities Exchange Act of 1934, as amended, together with all rules and regulations promulgated thereunder.

“Exchange Agent” means EquiServe Trust Company, N.A. or such other bank or trust company as Kodak may designate.

“Financial Advisor” means The Bank of Montreal, the financial advisor of Laser-Pacific, as successor in interest to Gerard Klauer Mattison & Co., Inc.

“Former Subsidiaries” means any corporation, partnership, joint venture, trust or other entity of which Laser-Pacific, directly or indirectly through an Affiliate or predecessor, previously owned an amount of voting securities, or previously possessed other ownership interests, having the power, direct or indirect to elect a majority of the Board of Directors or other governing body thereof, including the entities listed as Former Subsidiaries in Schedule 4.1.

“GAAP” means United States generally accepted accounting practices.

“GCL” means the Delaware General Corporation Law.

“Governmental Entity” means any U.S. or non-U.S. federal, state or local court, legislative body, governmental or quasi-governmental body, municipality, political subdivision, department, commission, board, bureau, department, administration, council, agency, authority or other instrumentality.

“Hazardous Substances” means and includes: (a) any hazardous materials, hazardous wastes, hazardous substances and toxic substances as those or similar items are defined under any Environmental Law; (b) any asbestos or any material that contains any hydrated mineral silicate, including chrysolite, amosite, crocidolite, tremolite, anthophylite and/or actinolite, whether friable or non-friable; (c) any polychlorinated biphenyls or polychlorinated biphenyl-containing materials or fluids; (d) radon; (e) any other hazardous, explosive, flammable, infectious, carcinogenic, mutagenic, radioactive, toxic or noxious substance, material, pollutant, contaminant or solid, liquid or gaseous waste; (f) any petroleum, petroleum hydrocarbons, petroleum products, crude oil or any fractions thereof, natural gas or synthetic gas; and (h) any substance that, whether by its nature or its use, is or becomes subject to regulation under any Environmental Laws or with respect to which any Environmental Laws or Governmental Entity requires or will require environmental investigation, monitoring or remediation.

“HSR” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.

“Intellectual Property” means: (i) patents and patent applications (together with any division, continuation, continuation-in-part, continuing prosecution application, continued examination application, reinstatement, reexamination, revival, reissue, extension or substitution of any patent or patent application); (ii) inventions; (iii) trade secrets; (iv) know-how; (v) copyrights (whether registered or unregistered); (vi) works of authorship; (vii) trademarks (whether registered or unregistered), service marks (whether registered or unregistered), mask works, trade names, trade dress, product names, slogans, logos and internet domain names, including registrations and applications of any of the foregoing; (viii) software, firmware, object code, source code and design documentation (including algorithms and flow charts); (ix) world wide web content, sites, pages and all HTML or other code related thereto; (x) specifications, processes, drawings, designs, technology, methods, techniques, formulae and proprietary information; and (xi) documents incorporating any similar rights, including technical reports and laboratory data (in all media).

“IRS” means the United States Internal Revenue Service.

“Laser-Pacific Material Adverse Effect” means a material adverse change in or effect on the business, financial condition or results of operations of Laser-Pacific and its Subsidiaries, taken as a whole, or of the Surviving Corporation and its Subsidiaries, taken as a whole, but does not include changes or effects arising out of or otherwise occurring solely by virtue of the public announcement of this Agreement and the transactions contemplated hereby.

“Laws” means, collectively, all laws, statutes, rulings, rules, regulations, judgments, orders, decrees, awards, injunctions, writs, requirements, permits, certificates and ordinances of any Governmental Entity, as in effect from time to time.

“Market Price” means the average of the closing sales price per share of the Kodak Common Stock on the NYSE on each Trading Day during the 20 trading day period ending on the second Trading Day preceding the date of the Meeting.

“NYSE” means the New York Stock Exchange, Inc.

“Option Plan” means the Laser-Pacific Incentive and Non Qualified Stock Option Plan (1997), as amended.

“Person” means and includes any individual, partnership, corporation, trust, company, unincorporated organization, joint venture or other entity, and any Governmental Entity.

“Proxy Statement” means: (a) the letter to the stockholders of Laser-Pacific in connection with the Meeting; (b) the notice of the Meeting; (c) the form of proxy to be distributed to the stockholders of Laser-Pacific in connection with the Meeting; (d) the information contained in or incorporated into the Registration Statement that comprises the proxy statement disclosure required pursuant to the Exchange Act, including information under the captions “Background of the Merger and Related Matters,” “Description of the Merger and the Merger Agreement–Certain Federal Income Tax Consequences,” “The Special Meeting,” “Dissenters’

Rights,” “Principal Stockholders of Laser-Pacific,” “Interests of Certain Persons in the Merger,” “Information About Laser-Pacific,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations of Laser-Pacific” and “Financial Statements of Laser-Pacific”; and (e) the information with respect to Laser-Pacific or any of its Subsidiaries, directors or officers contained in the Registration Statement under the captions “Summary,” “Introduction,” “Description of the Merger and the Merger Agreement,” “Unaudited Pro Forma Financial Information,” “Description of Capital Stock and Comparative Rights of Laser-Pacific Stockholders and Kodak Stockholders,” “Experts” and “Legal Opinions and Interests of Counsel,” or similarly styled captions.

“Record Holder” means a holder of record of Laser-Pacific Common Stock as shown on the regularly maintained stock transfer records of Laser-Pacific.

“Registration Statement” means the registration statement filed with the SEC by Kodak in connection with the offer and sale of Stock Merger Consideration, including all amendments thereto.

“Release” has the same meaning as given it by the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended, and the regulations promulgated thereunder.

“Rights Agreement” means that certain Rights Agreement, as amended, between Laser-Pacific and U.S. Stock Transfer Corporation dated January 12, 2001.

“SEC” means the United States Securities and Exchange Commission.

“Securities Act” means the Securities Act of 1933, as amended, together with all rules and regulations promulgated thereunder.

“Stock Rights” means, collectively, options, warrants, calls, rights, claims, commitments or Contracts to which Laser-Pacific or any of its Subsidiaries is a party or by which any of them is bound obligating Laser-Pacific or any of its Subsidiaries to issue, deliver or sell, or cause to be issued, delivered or sold, additional shares of capital stock or any Voting Debt of Laser-Pacific or any of its Subsidiaries, or obligating Laser-Pacific or any of its Subsidiaries to grant, extend or enter into any such option, warrant, call, right or Contract.

“Stockholder Approval” means approval of this Agreement by the affirmative vote of a majority of the shares of Laser-Pacific Common Stock outstanding on the record date for the vote.

“Subsidiary” means, with respect to any Person, any corporation, partnership, joint venture, trust or other entity of which such Person, directly or indirectly through an Affiliate, owns an amount of voting securities, or possesses other ownership interests, having the power, direct or indirect, to elect a majority of the Board of Directors or other governing body thereof.

“Surviving Corporation” means Laser-Pacific, as the surviving corporation of the Merger.

“Taxes” means, collectively, U.S. and non-U.S. federal, national, state and local income, payroll, withholding, employment, excise, sales, use, real and personal property, use and occupancy, business and occupation, gross receipts, mercantile, real estate, capital stock and franchise or other taxes, duties or assessments of any nature whatsoever, including all penalties and interest thereon and estimated taxes.

“Technical Documentation” means all technical and descriptive materials relating to the acquisition, design, development, use or maintenance of computer code and hardware adapted for use in conjunction with computer code, and program documentation and materials.

“Trading Day” means any day on which the NYSE is open for trading.

“U.S.” means the United States of America.

“Violation” means that the referenced event: (a) conflicts with, or results in any violation of, or a default (with or without notice or lapse of time, or both) under, or gives rise to a right of termination, cancellation or acceleration of any obligation or the loss of a material benefit under, or the creation of a lien, pledge, security interest or other encumbrance on assets in connection with, the referenced Contract or other document; or (b) conflicts with, or results in any violation (with or without notice or lapse of time, or both) under, or gives rise to any damages, penalty or obligation to perform an investigation or remedial action under, the referenced Law.

“Voting Debt” means bonds, debentures, notes or other evidences of indebtedness having the right to vote (or convertible into securities having the right to vote) on any matters on which the stockholders of the issuer thereof may vote.

1.2    Interpretation.

In this Agreement, unless the express context otherwise requires:

(a)  the words “herein,” “hereof” and “hereunder” and words of similar import refer to this Agreement as a whole and not to any particular provision of this Agreement;

(b)  references to “Article” or “Section” are to the respective Articles and Sections of this Agreement, and references to “Exhibit” or “Schedule” are to the respective Exhibits and Schedules annexed hereto;

(c)  references to a “party” means a party to this Agreement and include references to such party’s successors and permitted assigns;

(d)  references to a “third party” means a Person that is neither a Party to this Agreement nor an Affiliate thereof;

(e)  the terms “dollars” and “$” means U.S. dollars;

(f)  references to Laser-Pacific’s “knowledge” means the collective actual knowledge of the Chairman of the Board and senior management personnel of Laser-Pacific after due inquiry, or such knowledge which should have been obtained in the exercise of due inquiry (determined in light of the roles and responsibilities of officers of public companies generally);

(g)  terms defined in the singular have a comparable meaning when used in the plural, and vice versa;

(h)  the masculine pronoun includes the feminine and the neuter, and vice versa, as appropriate in the context; and

(i)  wherever the word “include,” “includes” or “including” is used in this Agreement, it will be deemed to be followed by the words “without limitation.”

ARTICLE 2.    THE MERGER

2.1    Effective Time of the Merger.

Subject to the provisions of this Agreement, the Merger will be consummated by the filing by the Secretary of State of the State of Delaware of a certificate of merger, in such form as required by, and signed and attested in accordance with, the relevant provisions of the GCL (the time of such filing or such later time and date as is specified in such filing being the “Effective Time”).

2.2    Closing.

The Closing will take place at 10:00 a.m., local time, on the earliest date practicable after all of the conditions set forth in Article 9 are satisfied or waived by the appropriate party, but in no event later than the applicable date referred to in Section 10.1(d) (the “Closing Date”), at the offices of Gibson, Dunn & Crutcher LLP, Irvine, California, unless another time, date or place is agreed to in writing by the parties.

2.3    Effects of the Merger.

By virtue of the Merger and without the necessity of any action by or on behalf of the Constituent Corporations, or either of them:

(a)  at the Effective Time, (i) the separate existence of Sub will cease and Sub will be merged with and into Laser-Pacific, and (ii) the certificate of incorporation and bylaws of Sub as in effect immediately prior to the Effective Time will be the certificate of incorporation and bylaws of the Surviving Corporation until thereafter amended; and

(b)  at and after the Effective Time, the Surviving Corporation will possess all the rights, privileges, powers and franchises of a public as well as of a private nature, and be subject to all the restrictions, disabilities and duties, of each of the Constituent Corporations; and all property, real, personal and mixed, and all debts due to either of the Constituent Corporations on whatever account, as well for stock subscriptions as all other things in action or belonging to each of the Constituent Corporations will be vested in the Surviving Corporation; and all property, rights, privileges, powers and franchises, and all and every other interest will be thereafter as effectually be the property of the Surviving Corporation as they were of the respective Constituent Corporations, and the title to any real estate vested by deed or otherwise, in either of the Constituent Corporations, will not revert or be in any way impaired; but all rights of creditors and all liens upon any property of either of the Constituent Corporations will be preserved unimpaired, and all debts, liabilities and duties of the respective Constituent Corporations will thereafter attach to the Surviving Corporation, and may be enforced against it to the same extent as if such debts and liabilities had been incurred or contracted by it.

ARTICLE 3.    EFFECT OF MERGER ON CAPITAL STOCK

3.1    Effect on Capital Stock.

As of the Effective Time, by virtue of the Merger and without any action on the part of any holder of shares of Laser-Pacific Common Stock or of shares of the capital stock of Sub:

(a)  Capital Stock of Sub.    Each issued and outstanding share of the capital stock of Sub will be converted into the right to receive one fully paid and non-assessable share of the capital stock of the Surviving Corporation.

(b)  Cancellation of Treasury Stock.    Shares of Laser-Pacific Common Stock, if any, that are held by Laser-Pacific as treasury stock will be cancelled and retired and will cease to exist, and no Merger Consideration will be delivered in exchange therefor. Shares of Kodak Common Stock, if any, owned by Laser-Pacific as of the Effective Time will remain unaffected by the Merger.

(c)  Exchanged Shares; Determination of Merger Consideration.

(i)  “Exchanged Shares” means all shares of Laser-Pacific Common Stock issued and outstanding immediately prior to the Effective Time other than (a) Dissenting Shares (if cash consideration is paid) and (b) shares of Laser-Pacific Common Stock, if any, held by Laser-Pacific as treasury stock.

(ii)  Except as otherwise provided by Section 3.1(c)(iii), the consideration payable in the Merger will be in the form of shares of Kodak Common Stock, and will consist of that fractional number of fully paid and non-assessable shares of Kodak Common Stock per Exchanged Share that results from dividing (A) $4.22 by (B) the Market Price (the “Stock Merger Consideration”); subject, however, to adjustment as provided by the following sentence. In the event of any stock dividend, subdivision, reclassification, recapitalization, combination, exchange of shares or the like affecting shares of Kodak Common Stock between the date of this Agreement and the Effective Time, the Stock Merger Consideration will be appropriately adjusted so that each Record Holder will receive in the Merger for his Exchanged Shares the number of shares of Kodak Common Stock that he would have been entitled to receive as Stock Merger Consideration if the Effective Time had been immediately prior to such event.

(iii)  Notwithstanding the provisions of Section 3.1(c)(ii), at Kodak’s sole election, exercised by giving written notice to Laser-Pacific at or before the close of business on the second Trading Day preceding the Meeting, the consideration payable in the Merger will instead be in the form of cash, and will consist of $4.22 per Exchanged Share (the “Cash Merger Consideration”). If Kodak does not make such election, then the consideration payable in the Merger will be the Stock Merger Consideration.

(iv)  “Merger Consideration” means either the Stock Merger Consideration or the Cash Merger Consideration, as applicable pursuant to the provisions of Sections 3.1(c)(ii) and 3.1(c)(iii). In no event will the Merger Consideration consist of both the Stock Merger Consideration and the Cash Merger Consideration.

(d)  Exchange of Exchanged Shares for Merger Consideration.    As of the Effective Time, by virtue of the Merger, each issued and outstanding Exchanged Share will be converted into the right to receive the Merger Consideration, payable (subject to the provisions of Section 3.4), to the Record Holders of Exchanged Shares at the Effective Time. As of the Effective Time, and except as otherwise provided by Section 3.1(a), all shares of Laser-Pacific Common Stock will no longer be outstanding and will automatically be cancelled and retired and will cease to exist, and each holder of a certificate representing any such shares will cease to have any rights with respect thereto, except the right to receive the Merger Consideration therefor, without interest, upon the surrender of such certificate in accordance with Section 3.2.

(e)  Outstanding Options.

(i)  Within 30 days following the execution of this Agreement, Laser-Pacific will take all action necessary under the Option Plan to provide, in a manner acceptable to Kodak, that each Outstanding Option granted pursuant to the Option Plan will become exercisable, immediately prior to the Effective Time, for any or all of the shares of Laser-Pacific Common Stock subject to such option, and the holder of each such option will accordingly have the right either: (A) to exercise that option, in full or in part, immediately prior to the Effective Time and have the shares of Laser-Pacific Common Stock acquired upon such exercise be exchanged in the Merger for the Merger Consideration pursuant to Section 3.1(d), or (B) to have that option, to the extent unexercised at the Effective Time, cancelled for a cash payment in accordance with Section 3.1(e)(ii).

(ii)  Each Outstanding Option that is not exercised prior to the Effective Time will, at the Effective Time, be cancelled, and the holder of each such cancelled Outstanding Option will, in consideration therefor, receive an amount in cash computed by multiplying: (A) the amount by which $4.22 exceeds the per share exercise price of such Outstanding Option, by (B) the number of shares of Laser-Pacific Common Stock subject to such Outstanding Option, whether or not that Outstanding Option would have otherwise been exercisable for those shares at the time of cancellation. However, each Outstanding Option (if any) having a per share exercise price that equals or exceeds $4.22 will be cancelled without any payment therefor made to the holder thereof. Kodak will make the payments required to be made to holders of Outstanding Options under this Section 3.1(e)(ii) at the Effective Time, without interest, subject to any applicable Tax withholding requirements.

(iii)  At the Effective Time, the Option Plan will terminate.

3.2    Exchange of Merger Consideration for Exchanged Shares.

(a)  Exchange Agent.    Kodak will deposit with the Exchange Agent, for the benefit of the holders of Exchanged Shares and for exchange in accordance with this Article 3, through the Exchange Agent, certificates or cash representing the Merger Consideration for the Exchanged Shares (the “Exchange Fund”). Kodak will make such deposit as soon as reasonably necessary to permit the Exchange Agent to perform its obligations hereunder, but in no event will such deposit be made later than the Closing Date.

(b)  Exchange Procedures.    As soon as reasonably practicable after the Effective Time, the Exchange Agent will mail to each Record Holder (as of the close of business on the third business day preceding the

Closing Date) of one or more certificates which immediately prior to the Effective Time represented any Exchanged Shares (the “Certificates”): (i)  a letter of transmittal (which will specify that delivery of the Certificates will be effected, and risk of loss and title to the Certificates will pass, only upon delivery of the Certificates to the Exchange Agent, and will be in such form and have such other provisions as Kodak may reasonably specify); and (ii) instructions for use in effecting the surrender of the Certificates in exchange for Merger Consideration. Upon surrender of a Certificate for cancellation to the Exchange Agent or to such other agent or agents as may be appointed by Kodak, together with such letter of transmittal, duly executed, the holder of such Certificate will be entitled to receive in exchange therefor (x) one or more certificates representing the Stock Merger Consideration which such holder has the right to receive pursuant to the provisions of this Article 3, together with a check representing the cash, if any, referred to in Section 3.2(c) and 3.2(d), or (y) a check equal to the Cash Merger Consideration which such holder has the right to receive pursuant to the provisions of this Article 3, and in either case the Certificate so surrendered will forthwith be cancelled. Kodak will pay any transfer or similar taxes required by reason of the issuance of a certificate representing shares of Kodak Common Stock provided that such certificate is issued in the name of the Record Holder of the Certificate surrendered in exchange therefor. Kodak will not pay or be responsible for any transfer or other tax if the obligation to pay such tax is solely that of the stockholder or if payment of any such tax by Kodak would cause the Merger to fail to qualify as a tax-free reorganization under section 368(a)(2)(E) of the Code. In the event of a transfer of ownership of Laser-Pacific Common Stock which is not registered in the transfer records of Laser-Pacific, one or more certificates representing the proper amount of Stock Merger Consideration, or a check representing the proper amount of Cash Merger Consideration, may be issued to the transferee if the Certificate representing such Laser-Pacific Common Stock is presented to the Exchange Agent accompanied by all documents required by the Exchange Agent to evidence and effect such transfer and by evidence that any applicable stock transfer taxes have been paid. In the case of any lost, stolen or destroyed Certificate, the holder thereof may be required, as a condition precedent to delivery to him of the Merger Consideration, to deliver to Kodak such affidavit and personal indemnity as Kodak may reasonably request with respect to the Certificate alleged to have been lost, stolen or destroyed. Until surrendered as contemplated by this Section 3.2, each Certificate will be deemed at any time after the Effective Time to represent only the right to receive upon such surrender the Merger Consideration and the cash, if any, referred to in Sections 3.2(c) and 3.2(d).

(c)  No Fractional Shares.    If Stock Merger Consideration is issued, (i) no fractional share of Kodak Common Stock will be issued in the Merger; (ii) each Record Holder will be entitled to receive in lieu of any fractional share of Kodak Common Stock to which he otherwise would have been entitled (after taking into account all Exchanged Shares then held of record by him) cash, payable by check, computed on the basis of the Market Price; and (iii) Kodak will make available to the Exchange Agent cash in an amount sufficient to make all such payments in lieu of fractional shares. Laser-Pacific’s transfer agent will be responsible for reporting any Form 1099B income with respect to Record Holders.

(d)  Dividends and Distributions.    If Stock Merger Consideration is issued, (i) holders of Certificates will not be entitled to dividends or other distributions with respect to Kodak Common Stock having a record date prior to the Effective Time; (ii) no dividends or other distributions with respect to Kodak Common Stock having a record date after the Effective Time will be paid to the Record Holder of any unsurrendered Certificate until such holder surrenders such Certificate (or provides the affidavit and indemnity referred to in Section 3.2(b)); and (iii) subject to the effect of applicable Laws, following surrender of any such Certificate (or provision of such affidavit and indemnity), there will be paid to the record holder of shares of Kodak Common Stock issued in exchange therefor: (A) at the time of such surrender, the amount of any dividends or other distributions having a record date after the Effective Time theretofore paid with respect to such shares of Kodak Common Stock, without interest; and (B) at the appropriate payment date, the amount of any dividends or other distributions having a record date after the Effective Time but prior to surrender, and a payment date subsequent to surrender, payable with respect to such shares of Kodak Common Stock, without interest.

(e)  No Further Ownership Rights in Laser-Pacific Common Stock.    All shares of Kodak Common Stock issued or Cash Merger Consideration paid upon the surrender for exchange of shares of Laser-Pacific

Common Stock in accordance with the terms hereof (including, in the case of Stock Merger Consideration, any cash paid pursuant to Sections 3.2(c) or 3.2(d)) will be deemed to have been issued in full satisfaction of all rights pertaining to such shares of Laser-Pacific Common Stock, and there will be no further registration of transfers of the shares of Laser-Pacific Common Stock (other than shares held directly or indirectly by Kodak) after the Effective Time. If, after the Effective Time, Certificates are presented to the Surviving Corporation or its transfer agent for any reason, such Certificates will be cancelled and exchanged as provided by this Article 3.

(f)  Termination of Exchange Fund.    Any portion of the Exchange Fund which remains undistributed to holders of Certificates at the end of the six month period after the Effective Time will be delivered to Kodak upon demand by Kodak, and any holders of Certificates who have not theretofore complied with this Article 3 will thereafter look only to Kodak for payment of their claim for Merger Consideration (and, in the case of the Stock Merger Consideration, the cash, if any, referred to in Sections 3.2(c) and 3.2(d)).

(g)  No Liability.    Neither Laser-Pacific, Kodak, Sub nor the Surviving Corporation will be liable to any holder of shares of Laser-Pacific Common Stock or Kodak Common Stock, as the case may be, for the Merger Consideration (and, in the case of the Stock Merger Consideration, the cash, if any, referred to in Sections 3.2(c) and 3.2(d)), delivered to a public official pursuant to any applicable abandoned property, escheat or similar law.

3.3    Dissenting Shares.

Any Dissenting Shares shall not be converted into, or be exchangeable for, the right to receive Cash Merger Consideration but shall instead be converted into the right to receive such consideration as may be determined to be due with respect to such Dissenting Shares pursuant to the GCL unless and until under the GCL the Dissenting Shares cease to be Dissenting Shares. Laser-Pacific shall give Kodak prompt notice of any Dissenting Shares and all notices or demands with respect thereto (and shall also give Kodak prompt notice of any withdrawals of such demands for appraisal rights) and Kodak shall have the right to direct all negotiations and proceedings with respect to such demands. Laser-Pacific shall not, except with the prior written consent of Kodak, voluntarily make any payments with respect to, or settle or offer to settle, any such demand for appraisal rights. Payments with respect to Dissenting Shares will be made only as required by the GCL and will be made by the Surviving Corporation from its own separate funds, unless Kodak elects, in its discretion, to provide all or any portion thereof. If, after the Effective Time, any Dissenting Shares shall lose their status as Dissenting Shares, Kodak shall issue and deliver, upon surrender by such stockholder of a Certificate, the Cash Merger Consideration to which such stockholder would otherwise be entitled pursuant to this Article 3, without interest.

ARTICLE 4.    REPRESENTATIONS AND WARRANTIES OF LASER-PACIFIC

Laser-Pacific represents and warrants to Kodak and to Sub as follows, as of the date hereof and as of the Closing Date, in each case to its knowledge:

4.1    Organization, Standing and Power.

Each of Laser-Pacific and its Subsidiaries is a corporation duly organized, validly existing and in good standing under the laws of the states listed in Schedule 4.1. Each of Laser-Pacific and its Subsidiaries has all requisite corporate power and authority to own, lease and operate its properties and to carry on its business as now being conducted, and is duly qualified and in good standing to do business in each other jurisdiction in which the nature of its business or the ownership or leasing of its properties makes such qualification necessary. Laser-Pacific has heretofore made available to Kodak true, correct and complete copies of the certificate of incorporation and bylaws, as currently in effect, of Laser-Pacific and each of its Subsidiaries, and has made available to Kodak true, correct and complete minute books and stock records of Laser-Pacific and each of its Subsidiaries. Set forth in Schedule 4.1 is a complete list of: (a) each Subsidiary of Laser-Pacific and Laser-Pacific’s ownership percentage thereof; (b) the jurisdictions in which the nature of the business of Laser-Pacific and any of its Subsidiaries, or the ownership or leasing of their respective properties, makes qualification as a foreign corporation necessary; (c) the joint ventures, partnerships and corporations (other than Subsidiaries) in which Laser-Pacific or any of its Subsidiaries has an equity interest, and the ownership percentage thereof in each such entity; and (d) each Former Subsidiary, including the manner and date on which each such Former Subsidiary was dissolved, liquidated, terminated, wound-up or divested. Except as set forth in Schedule 4.1, all of the outstanding capital stock of, or other ownership interests in, each Subsidiary of Laser-Pacific is owned directly or indirectly by Laser-Pacific, free and clear of all title defects, liens, encumbrances and restrictions. Each of the Former Subsidiaries was properly and voluntarily dissolved, terminated, liquidated and/or wound up in accordance with applicable Law or was divested in the manner described in Schedule 4.1, and all liabilities of such Former Subsidiaries were paid in full or otherwise fully satisfied at or prior to the dissolution, termination, liquidation, winding up or of such Former Subsidiary, or were fully assumed by the Kodak or paid off in connection with any divestiture.

4.2    Capital Structure.

On the date hereof, on the Closing Date and immediately prior to the Effective Time, the authorized capital stock of Laser-Pacific consists entirely of 25,000,000 shares of Common Stock, par value $.0001 per share, and 3,500,000 shares of Preferred Stock (“Laser-Pacific Preferred Stock”). On the date hereof, (a) 7,101,295 shares of Laser-Pacific Common Stock and no shares of Laser-Pacific Preferred Stock are issued and outstanding; (b) no shares of Laser-Pacific Common Stock and no shares of Laser-Pacific Preferred Stock are held in the treasury of Laser-Pacific; and (c) stock options representing the right to acquire an aggregate of 528,400 shares of Laser-Pacific Common Stock, as set forth in Schedule 4.2 (the “Outstanding Options”) are outstanding. On the date hereof, on the Closing Date and immediately prior to the Effective Time, (i) except for the Outstanding Options, no Person holds or will hold any Stock Rights; (ii) except for an aggregate of no more than 1,000,000 shares reserved for issuance pursuant to the Option Plan, no shares of Laser-Pacific Common Stock or Laser-Pacific Preferred Stock are or will be reserved for issuance for any purpose; (iii) no shares of Laser-Pacific Common Stock or Laser-Pacific Preferred Stock are or will be held by any of Laser-Pacific’s Subsidiaries; (iv) no Voting Debt is or will be issued or outstanding; (v) all outstanding shares of Laser-Pacific Common Stock are and will be validly issued, fully paid and non-assessable; and (vi) no shares of Laser-Pacific Common Stock or Laser-Pacific Preferred Stock are or will be subject to preemptive rights. Prior to the date of this Agreement, Laser-Pacific has amended the Rights Agreement in accordance with the terms thereof, to provide that no rights under the Rights Agreement are or will be exercisable as a result of this Agreement or the completion of any transactions described herein or contemplated hereby.

4.3    Authority; Binding Effect.

Laser-Pacific has all requisite corporate power and authority to enter into this Agreement and, subject to Stockholder Approval, to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of Laser-Pacific, subject to Stockholder Approval. The Board of Directors of Laser-Pacific has duly adopted resolutions which (a) approve and adopt this Agreement and the consummation of the Merger and (b) recommend that this Agreement and the consummation of the Merger be approved by the holders of Laser-Pacific Common Stock. This Agreement has been duly executed and delivered by Laser-Pacific and, subject to Stockholder Approval, constitutes the valid and binding obligation of Laser-Pacific, enforceable in accordance with its terms, except as the enforceability hereof may be limited by (i) bankruptcy, insolvency or other laws relating to or affecting creditors’ rights generally, and (ii) general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law).

4.4    No Conflict.

The execution and delivery of this Agreement by Laser-Pacific does not, and the consummation of the transactions contemplated hereby and the fulfillment of the obligations and undertakings hereunder will not, result in any Violation of any provision of: (a) the certificate of incorporation or bylaws of Laser-Pacific or any of its Subsidiaries; (b) any Contract applicable to Laser-Pacific, any of its Subsidiaries or any of their respective assets; or (c) any Law applicable to Laser-Pacific, any of its Subsidiaries or any of their respective assets; except, in the case of Contracts and Laws, for Violations which could not reasonably be expected, individually or in the aggregate, to have any adverse effect on the validity or enforceability of this Agreement or a material adverse effect the operations or financial condition of the Surviving Corporation immediately following the Effective Time. Except as set forth in Schedule 4.4, no consent, approval, order or authorization of, or registration, declaration or filing with, any Governmental Entity or other third party (each, a “Required Approval”) is required by or with respect to Laser-Pacific or any of its Subsidiaries in connection with the execution and delivery of this Agreement by Laser-Pacific or the consummation by Laser-Pacific of the transactions contemplated hereby, except for: (i) the filing by the Secretary of State of the State of Delaware as contemplated by Section 2.1; (ii) filings required under the Exchange Act; and (iii) such Required Approvals the failure to obtain which could not reasonably be expected, individually or in the aggregate, to have any adverse effect on the validity or enforceability of this Agreement or a material adverse effect on the operations or financial condition of the Surviving Corporation immediately following the Effective Time.

4.5    Laser-Pacific SEC Documents.

Laser-Pacific has made available to Kodak a true, correct and complete copy of Laser-Pacific’s Annual Report on Form 10-K for the years ended December 31, 2001, as amended, and December 31, 2002, the quarterly report on Form 10-Q for the quarter ended March 31, 2003, current reports on Form 8-K filed at any time since December 31, 2001, and the definitive proxy statement for the annual meeting of stockholders of Laser-Pacific held on June 25, 2003, all as filed by Laser-Pacific with the SEC (collectively, together with any documents filed by Laser-Pacific following the execution of this Agreement and prior to the Effective Time, pursuant to the Securities Act or the Exchange Act, the “Laser-Pacific SEC Documents”). As of their respective dates, the Laser-Pacific SEC Documents complied or will comply in all material respects with the applicable requirements of the Securities Act and Exchange Act, and none of the Laser-Pacific SEC Documents contained or will contain any untrue statement of a material fact or omitted or will omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. The financial statements of Laser-Pacific included in the Laser-Pacific SEC Documents (the “Financial Statements”) comply and will comply in all material respects with the applicable accounting requirements and with the published rules and regulations of the SEC with respect thereto, have been or will be prepared in accordance with generally accepted accounting principles applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto or, in the case of the unaudited statements, as permitted by Form 10-Q of the SEC) and fairly present, or will present (subject, in the case of the unaudited statements, to normal, recurring audit adjustments) the consolidated financial position of Laser-Pacific and its consolidated Subsidiaries as at the dates thereof and the consolidated results of their operations and cash flows for the periods then ended.

4.6    No Additional Material Liabilities.

Except as set forth in the Financial Statements or in Schedule 4.6: (a) neither Laser-Pacific nor any of its Subsidiaries had, as of March 31, 2003, any material liabilities, whether accrued, absolute, contingent or otherwise, of a kind or character which would be required (in accordance with GAAP consistently applied) to be reflected in the consolidated balance sheet of Laser-Pacific; and (b) since March 31, 2003, except for trade payables incurred in the ordinary course of business, neither Laser-Pacific nor any of its Subsidiaries has incurred any such liabilities. All liabilities of Laser-Pacific and its Subsidiaries have been properly recorded in their books and records in accordance with GAAP and the accounting policies and procedures of Laser-Pacific, consistently applied. Except as set forth in the Financial Statements, neither Laser-Pacific nor any Subsidiary has any liability, obligation to pay or responsibility for, directly, indirectly, as guarantor or otherwise, any liability of any Former Subsidiary.

4.7    Information Supplied.

The information supplied or to be supplied by Laser-Pacific for inclusion in the Registration Statement will, at the time the Registration Statement becomes effective under the Securities Act, not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make such information not misleading. The Proxy Statement will, on the date it is mailed to Laser-Pacific’s stockholders and at the time of the Meeting, not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. Notwithstanding the foregoing, Laser-Pacific makes no representation or warranty with respect to: (a) any information contained in the Proxy Statement that was furnished by Kodak; (b) the adequacy or completeness of the opinion delivered by the Financial Advisor and contained in the Proxy Statement, except that Laser-Pacific knows of no facts not reported to the Financial Advisor which would materially adversely affect such opinion; or (c) the opinion of KPMG LLP forming part of the audited financial statements contained or incorporated by reference in the Proxy Statement.

4.8    Laser-Pacific Permits; Compliance with Laws.

(a)  Laser-Pacific and its Subsidiaries duly hold all licenses, permits, certificates, registrations, accreditations, orders, franchises, authorizations, approvals, consents, variances and exemptions, of any Governmental Entity which are necessary for the operation of the Business as currently operated and utilization of the Real Property (collectively, the “Laser-Pacific Permits”). Schedule 4.8(a) contains a complete and accurate list of all Laser-Pacific Permits, all of which are in full force and effect. Each of Laser-Pacific and its Subsidiaries is in compliance with the terms of each of the Laser-Pacific Permits, except for failures of compliance which could not reasonably be expected, individually or in the aggregate, to have a material adverse effect on the operations or financial condition of the Surviving Corporation immediately following the Effective Time. No action is pending, threatened or recommended by any Governmental Entity to revoke, condition, withdraw or suspend any Laser-Pacific Permit.

(b)  Except as set forth on Schedule 4.8(b), (i) the businesses of each of Laser-Pacific and its Subsidiaries are being, and at all times have been, conducted in compliance with all Laws, except for such Violations that could not reasonably be expected, individually or in the aggregate, to have a material adverse effect on the operations or financial condition of the Surviving Corporation immediately following the Effective Time; (ii) the businesses of each Former Subsidiary were, at all times, conducted in compliance with all Laws, except for such Violations that could not reasonably be expected, individually or in the aggregate, to have a material adverse effect on the operations or financial condition of the Surviving Corporation immediately following the Effective Time; and (iii) no investigation or review by any Governmental Entity with respect to Laser-Pacific or any of its Subsidiaries or Former Subsidiaries is pending or threatened, nor has any Governmental Entity indicated an intention to conduct the same.

4.9    Real Property.

(a)  Schedule 4.9(a)(i) is a true, correct and complete description of all real property owned by Laser-Pacific or any of its Subsidiaries as of the date hereof (collectively, the “Owned Real Property”) Schedule 4.9(a)(ii) is a true, correct and complete description of all real property leased, subleased by Laser-Pacific or any of its Subsidiaries from unaffiliated third parties as of the date hereof, or otherwise used by Laser-Pacific as of the date hereof (collectively, the “Leased Real Property”). The Leased Real Property and the Owned Real Property are sometimes collectively referred to herein as the “Real Property”.

(b)  Laser-Pacific has heretofore delivered to Kodak true, correct and complete original or certified copies of all existing title insurance policies, exception documents, title reports and surveys in Laser-Pacific’s possession or control with respect to each parcel of the Owned Real Property.

(c)  Except as set forth in Schedule 4.9(c), no Real Property is located within a flood or lakeshore erosion hazard area, fresh water wetlands as defined under applicable Laws, or a coastal zone management area.

(d)  Neither the whole nor any portion of any parcel of the Real Property has been condemned, requisitioned or otherwise taken by any public authority, and except as set forth in Schedule 4.9(d), no notice of any such condemnation, requisition or taking has been received by Laser-Pacific or any of its Subsidiaries and no such condemnation, requisition or taking is threatened or contemplated.

(e)  There are no public improvements which may result in special assessments against the Owned Real Property (or the Leased Real Property, if Laser-Pacific would be responsible for such assessments under the terms of the applicable lease), which are not reflected in the Financial Statements or in Schedule 4.6.

(f)  The Real Property currently conforms to and complies with, all covenants, conditions, restrictions, reservations, land use, zoning, health, fire, water and building codes and other applicable Laws, except for failures of conformance or compliance which could not reasonably be expected, individually or in the aggregate, to have a material adverse effect upon the operations or financial condition of the Surviving Corporation immediately following the Effective Time, and no such Laws prohibit or limit or condition the use or operation of the Business or the Real Property as currently used and operated. There is no pending, contemplated, threatened or anticipated change in the zoning classification of any of the Real Property or any portion thereof.

4.10    Assets; Title; Absence of Liens and Encumbrances.

(a)  Laser-Pacific and its Subsidiaries collectively own or validly lease all properties and assets, real, personal and mixed, tangible and intangible, comprising and employed in the operation of or associated with the Business. Except for leased assets, each of Laser-Pacific and its Subsidiaries has good and marketable title to all of the Owned Real Property and all of their respective other assets free and clear of all title defects, liens, pledges, security interests, Claims, encumbrances and restrictions except, with respect to all such assets, the following encumbrances (collectively, “Permitted Encumbrances”): (i) mortgages and liens disclosed to Kodak and securing debt reflected as liabilities in the Financial Statements; (ii) mechanics’, carriers’, workers’, repairmen’s, statutory or common law liens being contested in good faith and by appropriate proceedings, which contested liens are listed in Schedule 4.10(a); (iii) liens for current Taxes not yet due and payable which have been fully reserved against, or which, if due, are being contested in good faith and by appropriate proceedings, which contested liens are listed in Schedule 4.10(a); and (iv) such imperfections of title, easements, encumbrances and other liens, if any, as are set forth in the title policies, title reports, title commitments, or deeds covering the Owned Real Property or the surveys heretofore delivered to Kodak or which do not, singly or in the aggregate, materially detract from the value, or interfere with the present use, of the properties and assets subject thereto or affected thereby or otherwise materially impair the operations of Laser-Pacific or any of its Subsidiaries as presently conducted or contemplated.

(b)  Except as set forth in Schedule 4.10(b)(i), all leases pursuant to which Laser-Pacific or any of its Subsidiaries leases the Leased Real Property or personal property are valid, binding and enforceable in accordance with their respective terms, and there is not, under any of such leases, any existing default on the part of Laser-Pacific or any of its Subsidiaries or any existing default on the part of any other party thereto, or any event which, with notice or lapse of time or both, would constitute such a default. Schedule 4.10(b)(ii) sets forth a true, correct and complete list of all such leases.

4.11    Laser-Pacific Intellectual Property.

(a)  “Laser-Pacific Intellectual Property” means all of the Intellectual Property that is owned by Laser-Pacific or its Subsidiaries or which Laser-Pacific or its Subsidiaries have the right to use pursuant to a written license, sublicense, agreement or other permission and that is used or useful in, related to or arises out of the conduct of the Business.

(b)  Schedule 4.11(b) sets forth a complete list of all of the Laser-Pacific Intellectual Property. Subject to the receipt or making of all Required Approvals specifically identified for this purpose in Schedule 4.4, each item of Laser-Pacific Intellectual Property will be owned or available for use by the Surviving Corporation immediately upon Closing, without the payment of any additional amounts to any third party (except as may be required subsequent to Closing by the express terms of any license or other agreement). Upon Closing, all available patent rights that may encompass any of the software included within the Laser-Pacific Intellectual Property may be pursued exclusively by the Surviving Corporation.

(c)  Laser-Pacific or its Subsidiaries own and the Surviving Corporation will continue to own immediately following Closing, free and clear of all encumbrances, all Intellectual Property.

(d)  Except as set forth in Schedule 4.11(d), Laser-Pacific, its Subsidiaries and Former Subsidiaries, have not interfered with, infringed upon, misappropriated or otherwise violated (whether through the use of the Laser-Pacific Intellectual Property or otherwise) any Intellectual Property rights of any third party, and no Claim has been asserted by any Person as to the use of the Laser-Pacific Intellectual Property or alleging any such interference, infringement, misappropriation or violation (including any Claim that Laser-Pacific or its Subsidiaries, must license or refrain from using any Intellectual Property rights of any third party), and there is no valid basis for any such Claim. Laser-Pacific is not aware of any third party Intellectual Property rights or acts of Laser-Pacific or its Subsidiaries, based on which Laser-Pacific has any reason to believe the Laser-Pacific Intellectual Property will infringe any third party Intellectual Property rights. No third party has interfered with, infringed upon, misappropriated or otherwise violated any rights of Laser-Pacific or its Subsidiaries with respect to the Laser-Pacific Intellectual Property. Laser-Pacific has made available to Kodak all infringement studies, including opinions of counsel, prepared by or on behalf of Laser-Pacific or its Subsidiaries.

(e)  Laser-Pacific has made available to Kodak true, correct and complete copies of each issued patent, registered trademark and service mark, trade name, trade dress, product name, slogan and logo, and all applications of the foregoing included in the Laser-Pacific Intellectual Property, as amended to date, and correct and complete copies of all other written documentation evidencing ownership and prosecution (if applicable) thereof. Except as set forth in Schedule 4.11(e), with respect to each issued patent, registered trademark and service mark, trade name, trade dress, product name, slogan and logo, and all applications of the foregoing included in the Laser-Pacific Intellectual Property:

(i)  the item is not subject to any outstanding injunction, judgment, order, decree, ruling or charge, nor is any of the foregoing threatened;

(ii)  no Claim or investigation is pending or threatened which challenges the legality, validity, enforceability, use or ownership of the item;

(iii)  neither Laser-Pacific nor its Subsidiaries have agreed to indemnify any Person for or against any interference, infringement, misappropriation or other violation with respect to the item; and

(iv)  neither Laser-Pacific nor its Subsidiaries have taken, or are aware of, any actions, including a sale or offer for sale, the disclosure of which could lead to the invalidity of any issued patent.

(f)  Laser-Pacific has made available to Kodak true, correct and complete copies of all of the material software, firmware and components thereof (including source code and object code) which are included within the Laser-Pacific Intellectual Property, and true, correct and complete copies of all written documentation evidencing ownership and prosecution (if applicable) thereof. With respect to each material item of software, firmware and components thereof included within the Laser-Pacific Intellectual Property:

(i)  the item is not subject to any outstanding injunction, judgment, order, decree, ruling or charge, nor is any of the foregoing threatened;

(ii)  no Claim or investigation is pending or threatened which challenges the legality, validity, enforceability, use or ownership of the item;

(iii)  neither Laser-Pacific nor its Subsidiaries have agreed to indemnify any Person for or against any interference, infringement, misappropriation or other violation with respect to the item;

(iv)  Laser-Pacific is the author of the software, firmware and components thereof, and Laser-Pacific has, and the Surviving Corporation will have, the full and exclusive right to claim all copyrights, trademarks and patent rights in the software, firmware and components thereof, and to transfer all rights, title and interest thereto;

(v)  with the exception of the bugs listed in Schedule 4.11(f), there are no bugs in the software, firmware or components thereof, and Laser-Pacific has no reason to believe any bugs exist; and

(vi)  the software, firmware and components thereof do not contain any “back door,” “time bomb,” “Trojan Horse,” “worm,” “drop dead device,” “virus,” “trap” or other software routines designed to permit unauthorized access, to disable or erase software, hardware or data, or perform any other similar actions.

(g)  Schedule 4.11(g) identifies each license, sublicense, agreement and permission by which Laser-Pacific or its Subsidiaries use Intellectual Property (collectively “Licenses”) owned by a third party or a third party uses Laser-Pacific Intellectual Property. Laser-Pacific has made available to Kodak correct and complete copies of all Licenses (as amended to date). With respect to each License:

(i)  the License is legal, valid, binding, enforceable and in full force and effect with respect to Laser-Pacific or its Subsidiaries and any other party thereto, subject to the qualifications that enforcement of the rights and remedies created thereby is subject to (A) bankruptcy, insolvency, reorganization, moratorium and other Laws of general application affecting the rights and remedies of creditors, and (B) general principles of equity (regardless of whether such enforcement is considered in a proceeding in equity or at law);

(ii)  the License will continue to be legal, valid, binding, enforceable and in full force and effect with respect to the Surviving Corporation and any other party thereto following the Effective Time, subject to the qualifications set forth in Section 4.11(g)(i) and subject to the receipt or making of all Required Approvals specifically identified for this purpose in Schedule 4.4;

(iii)  neither Laser-Pacific nor any other party to the License is in breach or default, and no event has occurred which with notice or lapse of time would constitute a breach or default or permit termination, modification or acceleration thereunder;

(h)  All personnel, including employees, agents, consultants and contractors, who have contributed to or participated in the conception, reduction to practice or development of Laser-Pacific Intellectual Property or Technical Documentation either: (i) have been party to a “work-for-hire” arrangement or agreement with Laser-Pacific or its Subsidiaries, in accordance with applicable federal and state Law, that has accorded Laser-Pacific or its Subsidiaries full, effective, exclusive and original ownership of, and all right, title and interest in and to, all tangible and intangible property thereby arising; or (ii) have executed appropriate instruments of assignment in favor of Laser-Pacific or its Subsidiaries as assignee that have conveyed to Laser-Pacific or its Subsidiaries full, effective and exclusive ownership of all right, title and interest in and to all tangible and intangible property arising thereby.

4.12    Tangible Assets.

Schedule 4.12 is a true, correct and complete listing of (i) all material equipment, computer equipment and hardware, furniture, fixtures, vehicles, machinery, apparatus, media, tools, appliances, implements, supplies and other tangible personal property of Laser-Pacific or its Subsidiaries as of the date of this Agreement together with the cost and depreciation recorded therefor. Except as set forth in Schedule 4.12, such assets are in a good state of repair and condition, ordinary wear and tear excepted.

4.13    Environmental Matters.

Except as disclosed in Schedule 4.13 (which includes matters described in Phase I environmental assessments of the Real Property provided to the Kodak prior to the execution of this Agreement (the

“Environmental Assessments”)): (a) none of the Real Property (or any other real property previously owned, leased, operated or used by Laser-Pacific, its Subsidiaries or Former Subsidiaries or their respective predecessors) is or was in Violation of any Environmental Laws, except for Violations which could not reasonably be expected, individually or in the aggregate, to have an Laser-Pacific Material Adverse Effect; (b) neither Laser-Pacific, its Subsidiaries or Former Subsidiaries (or their respective predecessors) has Released at, on, from or under any Real Property (or any other real property previously owned, leased, operated or used by Laser-Pacific, its Subsidiaries or Former Subsidiaries or their respective predecessors) any Hazardous Substances in a manner that has Violated any Environmental Laws, except for Violations which could not reasonably be expected, individually or in the aggregate, to have an Laser-Pacific Material Adverse Effect, and there has been no such Release by any previous owner or operator of any of the Real Property; (c) none of the Real Property has (i) ever had any underground storage tanks, as defined in 42 U.S.C. 6991(1)(A)(i), whether empty, filled or partially filled with any substance, or (ii) any asbestos or any material that contains any hydrated mineral silicate, including chrysolite, amosite, crocidolite, tremolite, anthophylite and/or actinolite, whether friable or non-friable; (d) neither Laser-Pacific, its Subsidiaries or Former Subsidiaries has received any request for information, notice or order alleging that it may be a potentially responsible party under any Environmental Laws for the investigation or remediation of a Release or threatened Release of Hazardous Substances; (e) no event has occurred with respect to any of the Real Property which, with the passage of time or the giving of notice, or both, would constitute a Violation of non-compliance with any applicable Environmental Law or Laser-Pacific Permit; and (f) there is no lien, notice, litigation or threat of litigation relating to an alleged unauthorized Release of any Hazardous Substance on, about or beneath the Real Property (or any portion thereof), or the migration of any Hazardous Substance to or from property adjoining or in the vicinity of the Real Property, or alleging any obligation under Environmental Laws. Laser-Pacific and its Subsidiaries hold all Laser-Pacific Permits required under any Environmental Law in connection with the use of the Real Property or the operation of the Business.

4.14    Employee Plans.

(a)  Schedule 4.14(a) lists all employment agreements, all union, guild, labor or collective bargaining agreements, all employee benefit plans, and all other arrangements or understandings, explicit or implied, written or oral, whether for the benefit of one or more Persons, relating to employment, compensation or benefits, which Laser-Pacific or any of its Subsidiaries is a party or is obligated to contribute to, has ever sponsored, maintained, had an obligation to contribute to, has incurred obligations with respect to, or by which Laser-Pacific or any of its Subsidiaries is bound, including: (i) all “employee benefit plans” within the meaning of section 3(3) of ERISA; (ii) all deferred compensation, bonus, stock option, stock purchase, stock incentive, stock appreciation rights, restricted stock, profit-sharing, pension, retainer, retirement, welfare, severance or incentive compensation plans, agreements or arrangements; (iii) plans, agreements or arrangements providing for “fringe benefits” or perquisites to employees, officers, directors or agents; and (iv) all employment consulting, termination or indemnification agreements (collectively, “Employee Plans”). Laser-Pacific has made available to Kodak true, correct and complete copies of all Employee Plans, all related summary plan descriptions, the most recent determination letters received from the IRS, Form 5500 Annual Reports for the last three years (including all attachments thereto), summaries of material modifications, material communications distributed to participants of each Employee Plan, all communications received from or sent to the IRS, the United States Department of Labor or the Pension Benefit Guaranty Corporation (“PBGC”) within the last three years, the most recent financial reports and summary annual reports and, where applicable, summary descriptions of any Employee Plans not otherwise reduced to writing. Except as set forth in Schedule 4.14(a), there are no negotiations, demands or proposals that are pending with respect to any Employee Plan.

(b)  Laser-Pacific and each of its Subsidiaries and each of the Employee Plans have complied and are in compliance with the applicable provisions of the Code, ERISA and all other applicable Laws. Each Employee Plan has been administered in accordance with its terms.

(c)  With respect to each Employee Plan that is an “employee benefit plan” within the meaning of section 3(3) of ERISA, or a “plan” within the meaning of section 4975(e)(1) of the Code, no transaction has occurred which is prohibited by section 406 of ERISA or which could give rise to liability under section 4975 of the Code or sections 502(i) or 409 of ERISA. None of the Employee Plans nor any fiduciary thereof has been the direct or indirect subject of an audit, investigation or examination by any Governmental Entity within the last six years. There are no actions, suits, penalties or Claims (other than routine undisputed Claims for benefits) pending or threatened against or arising out of any of the Employee Plans or the respective assets thereof and no facts exist which could give rise to any such actions, suits, penalties or Claims.

(d)  Each Employee Plan that is intended to qualify under section 401(a) of the Code is so qualified and has received a favorable determination letter within the last three years from the IRS. Each Employee Plan that is intended to qualify under section 401(a) of the Code has received a determination letter indicating compliance with GUST. There have been no developments since the respective dates of such determination letters that would cause the loss of qualification of the subject Employee Plan. For purposes of this Section 4.14(d), “GUST” shall mean the Small Business Job Protection Act of 1996, the Taxpayer Relief Act of 1997, the Internal Revenue Service Restructuring and Reform Act of 1998, the Uniformed Services Employment and Reemployment Rights Act of 1994, the General Agreement on Tariffs and Trade (also known as the Uruguay Round Agreements Act) and the Community Renewal Tax Relief Act of 2000.

(e)  Neither Laser-Pacific nor any of its Subsidiaries maintains or contributes to, or has at any time maintained or contributed to, or has or could have any liability with respect to, an Employee Plan subject to Title VI of ERISA or section 412 of the Code, except for any “multiemployer plan” within the meaning of section 3(37) of ERISA. No Employee Plan now holds or has heretofore held any stock or other securities issued by Laser-Pacific or any of its Subsidiaries. Neither Laser-Pacific nor any of its Subsidiaries has established or contributed to, is required to contribute to or has or could have any liability with respect to any “voluntary employees’ beneficiary association” within the meaning of section 501(c)(9) of the Code, any “welfare benefit fund” within the meaning of section 419 of the Code, any “qualified asset account” within the meaning of section 419A of the Code or any “multiple employer welfare arrangement” within the meaning of section 3(40) of ERISA.

(f)  Any “multiemployer plan” (within the meaning of section 3(37) of ERISA) that Laser-Pacific or any of its Subsidiaries has ever contributed to, incurred any liability with respect to, or had any obligation to contribute to is listed in Schedule 4.14(f). With respect to each such multiemployer plan listed in Schedule 4.14(f), (i) neither Laser-Pacific nor any of its Subsidiaries has withdrawn, partially withdrawn, or received any notice of any claim or demand for withdrawal liability or partial withdrawal liability; (ii) neither Laser-Pacific nor any of its Subsidiaries has received any notice that any such plan is in reorganization, that increased contributions may be required to avoid a reduction in plan benefits or the imposition of any excise tax, or that any such plan is or may become insolvent; (iii) neither Laser-Pacific nor any of its Subsidiaries has failed to make any required contributions; (iv) no such plan is a party to any pending merger or asset or liability transfer; (v) there are no PBGC proceedings against or affecting any such plan; and (vi) neither Laser-Pacific nor any of its Subsidiaries has (or may have as a result of the transactions contemplated hereby) any withdrawal liability by reason of a sale of assets pursuant to section 4204 of ERISA. Laser-Pacific has delivered to Kodak, at least 15 days prior to Closing, a letter from each multiemployer plan listed in Schedule 4.14(f), in a form satisfactory to Kodak in its sole discretion, indicating that neither Laser-Pacific nor any of its Subsidiaries is subject to any withdrawal or partial withdrawal liability or would be subject to such liability were Laser-Pacific or any of its Subsidiaries to withdraw or partially withdraw from such plan as of the date of the letter.

(g)  All group health plans of Laser-Pacific and its Subsidiaries have been operated in compliance with the group health plan continuation coverage requirements of sections 601 through 608 of ERISA and section 4980B of the Code, Title XXII of the Public Health Service Act and the provisions of the Social Security Act, and any similar state group health plan continuation law, to the extent such requirements are applicable. Except to the extent required under section 4980B of the Code, neither Laser-Pacific nor any of its Subsidiaries provides health or welfare benefits (through the purchase of insurance or otherwise) for or to any retired employee or any former employee, or any dependent or beneficiary of such retired or former employee, and there has been no communication to any employee that could reasonably be expected to promise or guarantee any such benefits.

(h)  All reports, returns and similar documents with respect to any Employee Plan required to be filed with any Governmental Entity (including but not limited to Form 5500) or distributed to any participant or beneficiary of any Employee Plan have been duly and timely filed or distributed.

(i)  There has been no act or omission by Laser-Pacific or any of its Subsidiaries that has given rise or may give rise to fines, penalties, Taxes or related charges under the Code or ERISA, including but not limited to sections 502(c) or 502(1) of ERISA, Chapters 43, 46 or 47 of Subtitle D of the Code, or Chapter 68 of Subtitle F of the Code.

(j)  No condition exists as a result of which Laser-Pacific or any of its Subsidiaries would have any liability, whether absolute or contingent, including any obligations under any Employee Plan, with respect to any misclassification of a Person performing services for Laser-Pacific or any of its Subsidiaries as an independent contractor rather than as an employee.

(k)  Except for payments permitted pursuant to Section 6.1(l)(ii) and (iii), the consummation of the transactions contemplated by this Agreement will not, by itself, entitle any individual to severance pay, and will not accelerate the time of payment or vesting, or increase the amount of compensation due to any individual.

(l)  None of the Employee Plans obligates Laser-Pacific or any of its Subsidiaries to pay separation, severance, termination or similar benefits solely as a result of any transaction contemplated by this Agreement or solely as a result of “change of control” (as such term is defined in Section 280G of the Code).

(m)  With respect to any Employee Plan, all required or discretionary (in accordance with historical practices) payments, premiums, contributions, reimbursements, or accruals for all periods ending prior to or as of the Closing Date shall have been made or properly accrued on the current balance sheets or will be properly accrued on the books and records of Laser-Pacific or its Subsidiaries as of the Closing Date. None of the Employee Plans has any unfunded liabilities which are not reflected on the current balance sheet or the books and records of Laser-Pacific or any of its Subsidiaries.

(n)  Each Employee Plan that is subject to Section 1862(b)(1) of the Social Security Act has been operated in compliance with the secondary payor requirements of Section 1862 of such Act.

(o)  Solely for purposes of this Section 4.14, all references to Laser-Pacific or any of its Subsidiaries (i) includes any Person which, together with Laser-Pacific or any of its Subsidiaries, is considered affiliated organization within the meaning of sections 414(b), 414(c), 414(m) or 414(o) of the Code or sections 3(5) or 4001(b)(1) of ERISA; and (ii) with respect to any prior events or circumstances, shall be deemed to include Former Subsidiaries.

4.15    Employment Matters.

Schedule 4.15 sets forth a list of all employees of Laser-Pacific or any Subsidiary, along with the job title and employer of each such employee. Except as disclosed in Schedule 4.15 (a) each of Laser-Pacific and its Subsidiaries are, and at all times have been, in compliance in all material respects with all Laws relating to employment, equal employment opportunity, nondiscrimination, immigration, wages, hours, benefits, collective bargaining, the payment of social security and similar Taxes, occupational safety and health, employment termination, reductions in force or plant closings (collectively, “Employment Laws”); (b) neither Laser-Pacific nor any of its Subsidiaries has experienced any strikes, grievances and no third party has asserted or threatened Claims of unfair labor practice; (c) no organizational effort is being made or threatened by or on behalf of any labor union with respect to any employees of Laser-Pacific or any of its Subsidiaries; (d) there has not been, and there is not pending or existing or threatened, any strike, work stoppage, labor arbitration or proceeding in respect of the grievance of any employee, any complaint, claim, charge or similar document or proceeding filed by an employee, union or employee committee with the National Labor Relations Board or any comparable Governmental Entity, organizational activity or other labor dispute against Laser-Pacific or any of its Subsidiaries; (e) no application for certification of a collective bargaining agent is pending or threatened; (f) there is no lockout of any employees by Laser-Pacific or any of its Subsidiaries; (g) there are no Claims currently pending or threatened against Laser-Pacific or any of its Subsidiaries alleging the violation of any Employment Laws, or any other asserted or threatened Claim whatsoever, whether based in tort, contract or Law, arising out of or relating in any way to any Person’s employment (actual or alleged), application for employment or termination of employment with Laser-Pacific or any of its Subsidiaries; (h) no Governmental Entity has found Laser-Pacific or any of its Subsidiaries to be liable for the payment of Taxes, fines, penalties or other amounts, however designated, for failure to comply with any of Employment Laws; and (i) all employees of Laser-Pacific and its Subsidiaries reside and perform their job duties solely within the United States, and none of such employees perform services pursuant to a visa or similar authorization.

4.16    Material Agreements.

(a)  A “Material Agreement” is (i) any Contract which by its terms requires aggregate payments by or to Laser-Pacific or its Subsidiaries of any amounts in excess of $50,000, or (ii) any other Contract the terms, performance, breach or default of which could reasonably be expected to have, individually or in the aggregate with other Contracts, an Laser-Pacific Material Adverse Effect, or which require consent or waiver in connection with consummation of the Merger, and the failure to obtain such consent or waiver could reasonably be expected to have, individually or in the aggregate with other Contracts, an Laser-Pacific Material Adverse Effect.

(b)  Except for the Material Agreements, neither Laser-Pacific nor any of its Subsidiaries is a party to or bound by any: (i) Contracts materially affecting the use or value of the Business; (ii) Contracts with respect to Intellectual Property materially affecting the Business; (iii) collective bargaining agreements or other Contracts to or with any labor unions or other employee representatives, groups of employees, works councils or the like; (iv) employment contracts or other Contracts to or with individual current, former or prospective employees, consultants or agents; or (v) joint ventures or other Contracts providing for payments based in any manner on the revenues or profits of Laser-Pacific, any of its Subsidiaries, or the Business.

(c)  All of the Material Agreements are listed in Schedule 4.16. Laser-Pacific has made available to Kodak true and complete copies of each Material Agreement that is in written form, and true and complete written summaries of each Material Agreement that is oral. Each of the Material Agreements constitutes the valid and legally binding obligation of Laser-Pacific or its Subsidiaries and of the other parties thereto, and is enforceable in accordance with its terms. Each of the Material Agreements constitutes the entire agreement of the respective parties thereto relating to the subject matter thereof. All obligations required to be performed under the terms of the Material Agreements have been performed by Laser-Pacific and by the other parties thereto. No act or omission by Laser-Pacific or by any other parties thereto, has occurred or failed to occur which, with the giving of notice, the lapse of time or both would constitute a default under any of the Material Agreements or permit termination, modification or acceleration thereunder, and each of the Material Agreements is in full force and effect without default on the part of Laser-Pacific or its Subsidiaries or the other parties thereto.

(d)  Except for the Required Approvals specifically identified for this purpose in Schedule 4.4, none of the Material Agreements requires consent or waiver in connection with consummation of the Merger.

(e)  With respect to each real property lease included within the Material Agreements: (i) except as set forth in Schedule 4.16(e)(i), there are no disputes, oral agreements or forbearance programs in effect; and (ii) except as set forth in Schedule 4.16(e)(ii), neither Laser-Pacific nor any of its Subsidiaries have assigned, transferred, conveyed, mortgaged, deeded in trust or encumbered any interest in the leasehold represented by the Lease.

4.17    Warranties.

Except to the extent of the warranty reserve set forth on the Financial Statements, all services performed and projects undertaken by the Business on or before the date hereof have been in conformity with written warranties and commitments and express and implied warranties of Laser-Pacific and its Subsidiaries. As of the date of this Agreement, the Business has no liability for any damages in connection therewith, except to the extent of the warranty reserve set forth on the Financial Statements. As of the Closing Date, the Business will have no liability for any damages in connection therewith, except to the extent of the warranty reserve set forth on the Financial Statements. No services performed and projects undertaken by the Business is subject to any contractual guaranty, warranty or other indemnity beyond the applicable standard terms and conditions of sale. Laser-Pacific has heretofore made available to Kodak copies of the standard terms and conditions of sale used by the Business (copies of which are attached hereto as Schedule 4.17), which contain all applicable guaranty, warranty and indemnity provisions.

4.18    Litigation.

Except as disclosed in Schedule 4.18, there is no action, suit, proceeding, arbitration or investigation pending or threatened against or affecting Laser-Pacific or any of its Subsidiaries (or any of their respective officers or directors in connection with the business of Laser-Pacific, its Subsidiaries or Former Subsidiaries), which if adversely determined could reasonably be expected, individually or in the aggregate, to adversely affect the consummation of the Merger, or have a material adverse effect on the operations or financial condition of the Surviving Corporation immediately following the Effective Time, nor is there any judgment, injunction, decree, rule or order of any Governmental Entity or arbitrator outstanding against Laser-Pacific or any of its Subsidiaries which could reasonably be expected, individually or in the aggregate, to have any such effect.

4.19    Tax Matters.

Except as set forth in Schedule 4.19:

(a)  Laser-Pacific (and each Subsidiary of Laser-Pacific or affiliated, unitary or combined group of which Laser-Pacific is or has been a member) has timely filed all federal, state, local and foreign income and franchise Tax returns, and all other material Tax returns that are required to be filed by it on or before the date hereof; and all Taxes shown on any such Tax returns have been paid, and the Financial Statements reflect an adequate accrual, based on the facts and circumstances existing as of the respective dates thereof, for all Taxes payable by Laser-Pacific or its Subsidiaries through the respective dates thereof;

(b)  there are no deficiencies for any Taxes proposed, asserted or assessed against Laser-Pacific, its Subsidiaries or Former Subsidiaries, and neither Laser-Pacific nor its Subsidiaries or Former Subsidiaries have waived any statute of limitations in respect of Taxes or agreed to any extension of time with respect to a Tax assessment or deficiency;

(c)  Laser-Pacific, its Subsidiaries and Former Subsidiaries have complied with all Laws relating to the payment and withholding of Taxes and has withheld and paid all Taxes required to have been withheld and paid in connection with amounts paid or owing to any employee, independent contractor or other Person;

(d)  to the extent that the Tax returns of Laser-Pacific, its Subsidiaries or Former Subsidiaries have been examined by and settled with the U.S. Internal Revenue Service or other relevant taxing authority (or the applicable statue of limitations has expired) for all years through December 31, 2002, all assessments for Taxes due with respect to such completed and settled examinations or any concluded litigation have been fully paid;

(e)  there are no encumbrances for Taxes (other than for current Taxes not yet due and payable and as set forth in Schedule 4.19) on the assets of Laser-Pacific or its Subsidiaries;

(f)  neither Laser-Pacific nor any of its Subsidiaries or Former Subsidiaries is bound by any agreement (either with any Person or any taxing authority) with respect to Taxes (other than agreements entered into in the ordinary course of business which refer to Taxes), and no power of attorney with respect to any Taxes has been executed or filed with any taxing authority;

(g)  neither Laser-Pacific nor any of its Subsidiaries or Former Subsidiaries have constituted either a “distributing corporation” or a “controlled corporation” (within the meaning of section 355(a)(1)(A) of the Code) in a distribution of stock qualifying for Tax-free treatment under section 355 of the Code (i) in the two years prior to the date of this Agreement or (ii) in a distribution which could otherwise constitute part of a “plan” or “series of related transactions” (within the meaning of section 355(e) of the Code) in conjunction with the Merger;

(h)  neither Laser-Pacific nor any of its Subsidiaries or Former Subsidiaries (i) have ever been a member of an affiliated, unitary or combined group of corporations (within the meaning of section 1504 of the Code and any analogous provision of Law) other than an affiliated group of which Laser-Pacific is the common parent; or (ii) has any liability for Taxes of any Person (other than any of Laser-Pacific and its Subsidiaries or Former Subsidiaries) under Treas. Reg. §1.1502-6 (or any similar provision of state, local or foreign law), as a transferee or successor, or by contract;

(i)  neither Laser-Pacific nor any of its Subsidiaries or Former Subsidiaries have filed a consent pursuant to the provisions of section 341(f) of the Code (or any corresponding provision of Law) or agreed to have section 341(f)(2) of the Code (or any corresponding provision of Law) apply to any disposition of any asset owned by it;

(j)  neither Laser-Pacific nor any of its Subsidiaries have agreed to make, or is required to make, any adjustment under section 481(a) of the Code or any similar provision of Law by reason of a change in accounting methods or otherwise;

(k)  no property owned by Laser-Pacific or any of its Subsidiaries is (i) property required to be treated as being owned by another Person pursuant to the provisions of section 168(f)(8) of the Internal Revenue Code of 1954, as amended, and in effect immediately prior to the enactment of the Tax Reform Act of 1986, (ii) “tax-exempt use property” within the meaning of section 168(h)(1) of the Code, (iii) “tax-exempt bond financed property” within the meaning of section 168(g) of the Code, or (iv) “limited use property” (as that term is used in Rev. Proc. 76-30);

(l)  no audit or other administrative or court proceedings are pending with respect to Taxes of Laser-Pacific or any of its Subsidiaries and no notice thereof has been received; and no issue has been raised by any taxing authority in any presently pending or prior audit that could be material and adverse to the Surviving Corporation for any period after Closing;

(m)  no Claim has been made by a taxing authority in a jurisdiction where Laser-Pacific, any of its Subsidiaries or Former Subsidiaries do not file (and did not file) Tax returns that Laser-Pacific or any of its Subsidiaries is or may be subject to taxation in that jurisdiction;

(n)  neither Laser-Pacific nor any of its Subsidiaries is a party to any Contract which provides for the payment of any amount which would not be deductible by reason of section 280G of the Code; and

(o)  Laser-Pacific has delivered to Kodak true and complete copies of (i) all income Tax returns of Laser-Pacific and any of its Subsidiaries (or the portion of any affiliated, unitary or combined Tax Return relating to Laser-Pacific or any of its Subsidiaries) for the preceding three taxable years, and (ii) any audit report issued within the last three years (or otherwise with respect to any audit or proceeding in progress) relating to Taxes of Laser-Pacific.

4.20    Absence of Certain Changes or Events.

Except as disclosed in the Schedules or in the Financial Statements and except as contemplated by this Agreement, since December 31, 2002, Laser-Pacific and its Subsidiaries have conducted their respective businesses only in the ordinary and usual course, and there has not been: (a) any Laser-Pacific Material Adverse

Effect; (b) any material damage, destruction, loss or casualty to any assets of Laser-Pacific or any of its Subsidiaries, whether or not covered by insurance, which assets are material to the Business or the ongoing operations of Laser-Pacific or any of its Subsidiaries as presently conducted; (c) any sale, assignment, transfer or disposition of any item of plant, property or equipment of the Business having a net book value in excess of $10,000 (other than supplies), except in the ordinary course of business; (d) any material change in any method of accounting or accounting practice by Laser-Pacific or any of its Subsidiaries, except as required by GAAP and disclosed in writing to Kodak; (e) any declaration, setting aside or payment of any dividend or other distribution (whether in cash, stock or property) with respect to any of Laser-Pacific’s or any of its Subsidiaries’ capital stock; or (f) any transaction, commitment, dispute or other event or condition individually or in the aggregate having or which, insofar as reasonably can be foreseen, in the future is reasonably likely to have, an Laser-Pacific Material Adverse Effect.

4.21    Insurance.

Laser-Pacific has heretofore provided to Kodak a true, correct and complete list of the current insurance coverages of Laser-Pacific and its Subsidiaries, including names of carriers and amounts of coverage. Laser- Pacific and each of its Subsidiaries has been and is insured by financially sound and reputable insurers (having A.M. Best Financial Strength Ratings of not less than A- and Financial Performance Ratings of not less than 7) with respect to its properties and the conduct of the Business in such amounts and against such risks as are reasonable in relation to the Business, and each will maintain such insurance (or comparable insurance in the event of a change in insurer) at least through the Closing Date.

4.22    Opinion of Financial Advisor.

The Board of Directors of Laser-Pacific has received the preliminary oral opinion of the Financial Advisor to the effect that the Merger Consideration is fair to Laser-Pacific’s stockholders from a financial point of view. Copies of the final form of such opinion of the Financial Advisor will be delivered to Kodak when delivered to the Board of Directors of Laser-Pacific. Laser-Pacific will also deliver to Kodak copies of any other letters containing opinions of value or otherwise evaluating the transactions contemplated hereby prepared by the Financial Advisor for informational purposes.

4.23    Vote Required.

The affirmative vote of a majority of the shares of Laser-Pacific Common Stock outstanding on the record date for the vote is the only vote of the holders of Laser-Pacific Common Stock necessary to approve this Agreement and the consummation of the Merger.

4.24    Foreign Person.

Neither Laser-Pacific nor any of its Subsidiaries is a “foreign person” within the meaning of section 1445(f)(3) of the Code.

4.25    Disclosure.

Neither the provisions of this Agreement with respect to Laser-Pacific and its Subsidiaries, nor the Schedules nor any other document or written information furnished to Kodak or its representatives by or on behalf of Laser-Pacific or any of its Subsidiaries pursuant hereto, includes any untrue statement of a material fact or omits to state any material fact necessary in order to make the statements made herein and therein not misleading.

ARTICLE 5.    REPRESENTATIONS AND WARRANTIES OF KODAK

Kodak represents and warrants to Laser-Pacific, as of the date hereof and as of the Closing Date, as follows:

5.1    Organization, Standing and Power.

Kodak is a corporation duly organized, validly existing and in good standing under the laws of the State of New Jersey. Sub is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware. Each of Kodak and Sub has all requisite corporate power and authority to own, lease and operate its properties and to carry on its business as now being conducted, and is duly qualified and in good standing to do business in each jurisdiction in which the nature of its business or the ownership or leasing of its properties makes such qualification necessary, other than in such jurisdictions where the failure so to qualify would not have a material adverse effect on Kodak immediately following the Effective Time.

5.2    Authority; Binding Effect.

Each of Kodak and Sub has all requisite corporate power and authority to enter into this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of Kodak and Sub. This Agreement has been duly executed and delivered by Kodak and Sub and constitutes the valid and binding obligation of Kodak and Sub, enforceable against them in accordance with its terms, except as the enforceability hereof may be limited by (a) bankruptcy, insolvency or other laws relating to or affecting creditors’ rights generally and (b) general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law).

5.3    No Conflict.

The execution and delivery of this Agreement by Kodak and by Sub does not, and the consummation of the transactions contemplated hereby and the fulfillment of the obligations and undertakings hereunder will not, result in any Violation of any provision of: (a) the certificate of incorporation or bylaws of Kodak or of Sub; (b) any Contract applicable to Kodak, Sub or any of their respective assets; or (c) any Law applicable to Kodak, Sub or any of their respective assets; except, in the case of Contracts and Laws, for Violations which could not reasonably be expected, individually or in the aggregate, to have any material adverse effect on the validity or enforceability of this Agreement or a material adverse effect on the operations or financial condition of Kodak immediately following the Effective Time. No consent, approval, order or authorization of, or registration, declaration or filing with, any Governmental Entity is required by or with respect to Kodak or Sub in connection with the execution and delivery of this Agreement by Kodak and Sub or the consummation by Kodak and Sub of the transactions contemplated hereby, except for: (i) the filing with the SEC of the Registration Statement and such reports under the Exchange Act as may be required in connection with this Agreement and the consummation of the transactions contemplated hereby, and the obtaining from the SEC of such orders as may be so required; (ii) the filing of such documents with, and the obtaining of such orders from, state authorities, including state securities authorities, that are required in connection with the transactions contemplated by this Agreement; (iii) the filing by the Secretary of State of the State of Delaware contemplated by Section 2.1; and (iv) such consents, approvals, orders, authorizations or registrations the failure to obtain which could not reasonably be expected, individually or in the aggregate, to have any adverse effect on the validity or enforceability of this Agreement or a material adverse effect on the operations or financial condition of Kodak immediately following the Effective Time.

5.4    SEC Documents.

Kodak has made available to Laser-Pacific a true, correct and complete copy of Kodak’s Annual Report on Form 10-K for the years ended December 31, 2001 and December 31, 2002, each as amended, the quarterly report on Form 10-Q for the quarter ended March 31, 2003, current reports on Form 8-K filed at any time since

December 31, 2001, and definitive proxy statement for the annual meeting of stockholders of Kodak held on May 7, 2003, all as filed by Kodak with the SEC (collectively, the “Kodak SEC Documents”). As of their respective dates, the Kodak SEC Documents complied in all material respects with the requirements of the Securities Act and Exchange Act, and none of the Kodak SEC Documents contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. The financial statements of Kodak included in the Kodak SEC Documents comply in all material respects with applicable accounting requirements and with the published rules and regulations of the SEC with respect thereto, have been prepared in accordance with generally accepted accounting principles applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto or, in the case of the unaudited statements, as permitted by Form 10-Q of the SEC) and fairly present (subject, in the case of the unaudited statements, to normal, recurring audit adjustments) the consolidated financial position of Kodak and its consolidated Subsidiaries as at the dates thereof and the consolidated results of their operations and cash flows for the periods then ended.

5.5    Information Supplied.

The Registration Statement and the prospectus forming a part thereof (the “Prospectus”) will, at the time the Registration Statement becomes effective under the Securities Act, not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading. At the time it becomes effective under the Securities Act, the Registration Statement will comply as to form in all material respects with the provisions of the Securities Act. The Prospectus will, on the date it is mailed to Laser-Pacific’s stockholders and at the time of the Meeting, not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. Notwithstanding any of the foregoing, Kodak makes no representation or warranty with respect to (a) any information contained in the Registration Statement or the Prospectus that was furnished by Laser-Pacific, or (b) any information contained or incorporated in the Proxy Statement.

5.6    Capital Structure.

The authorized capital stock of Kodak consists of 100,000,000 shares of Kodak Preferred Stock, par value $10.00 per share, and 950,000,000 shares of Kodak Common Stock. As of June 30, 2003 (a) 286,520,200 shares of Kodak Common Stock and no shares of Kodak Preferred Stock were issued and outstanding; (b) 104,722,560 shares of Kodak Common Stock were held by Kodak in its treasury; and (c) 6,728,224 shares of Kodak Common Stock were reserved for issuance under Kodak’s employee stock option and similar plans. All outstanding shares of Kodak Common Stock are validly issued, fully paid and non-assessable and not subject to preemptive rights.

5.7    Merger Consideration.

The Kodak Common Stock constituting the Stock Merger Consideration has been duly authorized and, when issued and delivered against receipt of the shares of Laser-Pacific Common Stock exchanged therefor pursuant to this Agreement, will be duly authorized, validly issued, fully paid and non-assessable, and not issued in violation of any preemptive rights.

5.8    Tax Free Reorganization.

In the event that the Merger Consideration is Stock Merger Consideration, neither Kodak nor any of its Subsidiaries has taken any action which could be reasonably expected to cause the transactions contemplated by this Agreement not to constitute a reorganization within the meaning of section 368(a) of the Code.

5.9    Disclosure.

Neither the provisions of this Agreement with respect to Kodak and Sub nor any other document or written information furnished to Laser-Pacific or its representatives by or on behalf of Kodak or Sub pursuant hereto, includes any untrue statement of a material fact or omits to state any material fact necessary in order to make the statements made herein and therein not misleading.

ARTICLE 6.    COVENANTS OF LASER-PACIFIC

6.1    Ordinary Course.

Except to the extent that Kodak otherwise consents in writing, which consent will not be unreasonably withheld, conditioned or delayed (based on the standard of a reasonable acquiror of a business), each of Laser-Pacific and its Subsidiaries will, between the date hereof and the Closing Date:

(a)  carry on the Business in substantially the same manner as it has heretofore been conducted and not make any material change in the personnel, assets, operations, finance, accounting practices or policies of the Business;

(b)  maintain their assets in good working order and condition, ordinary wear and tear excepted;

(c)  perform all of its obligations under the Material Agreements and not enter into, amend or terminate any Material Agreement except in the ordinary course of business;

(d)  take all reasonable actions necessary and appropriate to obtain appropriate releases, consents, estoppels and other instruments as Kodak may reasonably request;

(e)  neither cancel, nor allow to lapse (without being replaced) nor, except as set forth in Section 6.15 hereof, make any material change in the coverage of any insurance policy applicable to Laser-Pacific or any of its Subsidiaries, and promptly notify Kodak of any event or circumstance that may be covered by such policy;

(f)  pay all Taxes as they become due, confer with Kodak prior to the filing of any tax return or protest by it or any of its Subsidiaries and not take any position with respect to Taxes to which Kodak reasonably objects;

(g)  maintain all Laser-Pacific Permits in full force and effect;

(h)  immediately notify Kodak should Laser-Pacific or any of its Subsidiaries receive any request for information, notice or order, or become aware of any lien, notice, litigation or threat of litigation relating to an alleged unauthorized Release of any Hazardous Substance on, about or beneath the Real Property (or any portion thereof) or any other environmental contamination or liability with respect to the Real Property (or any portion thereof);

(i)  use its best efforts to maintain and preserve its business organization intact, retain employees of the Business (except for employment terminations in accordance with past practices), maintain relationships with suppliers, customers and others having business relations with the Business consistent with the terms of such relationships, and take such other actions as are necessary to cause the smooth, efficient and successful transition of such business operations and employee and other relations at the Effective Time;

(j)  neither make offers of employment to any Persons for periods subsequent to the Effective Time (except as contemplated by this Agreement and except for offers made in the ordinary course of business to non-management level employees, for employment on an at will basis), nor enter into any Employee Plan with respect thereto, nor incur or agree to incur any liability not in the ordinary course of business;

(k)  neither adopt nor amend any Employee Plan;

(l)  not increase the compensation, in any form (including benefits or eligibility under any Employee Plan), payable or to become payable to any director, officer, employee, consultant or agent, except for (i) non-officer employees’ compensation increases in the ordinary course of business, consistent with past practices and in accordance with existing Laser-Pacific personnel policies which, in the aggregate, do not exceed one percent (1%) of Laser-Pacific’s aggregate base salary payable to non-officer employees as of the date hereof, (ii) payments by Laser-Pacific at the Closing to each of Emory Cohen and Leon Silverman in the amount of $180,000, (iii) payments by Laser-Pacific at the Closing to Robert McClain, Randolph Blim and Jane Swearingen in the aggregate maximum amount of $200,000, and (iv) payments by Laser-Pacific at the Closing to Emory Cohen in the amount of up to $128,000, in full satisfaction of accrued vacation obligations for all periods up to and including December 31, 2002; provided that all amounts paid or accrued pursuant to subsections (ii) and (iii) will be taken into account for purposes of calculating Laser-Pacific’s net worth in accordance with Section 9.2(d) hereof, and all amounts paid or accrued pursuant to subsection (iv) will not be taken into account for purposes of calculating Laser-Pacific’s net worth in accordance with Section 9.2(d) hereof.

(m)  not incur any indebtedness or guarantee any indebtedness except in the ordinary course of business consistent with past practices, nor issue any debt securities;

(n)  not create or assume any mortgage, pledge or other lien or encumbrance upon any of its assets, irrespective of when acquired, other than Permitted Encumbrances;

(o)  not acquire or agree to acquire any Person, whether such acquisition is by merger, consolidation, purchase of an equity interest, purchase of a substantial portion of assets or otherwise;

(p)  neither make nor authorize any purchase order or capital expenditure in excess of $25,000 except in the ordinary course of business;

(q)  neither sell, lease, assign nor otherwise transfer or dispose of any assets, except in the ordinary course of business;

(r)  not amend, terminate or waive any material right related to the Business, except in the ordinary course of business;

(s)  not revalue any assets, except as required by GAAP;

(t)  neither commence nor settle any material Claims other than: (i) Claims for the routine collection of bills due and owing; (ii) the settlement of any Claims set forth in Schedule 4.18 which are settled for less than $25,000 individually or $50,000 in the aggregate; or (iii) in the case of commencement of Claims, such cases where Laser-Pacific in good faith determines that failure to commence a Claim would result in the material impairment of a valuable aspect of the Business, provided that Laser-Pacific consults with Kodak prior to the commencement of the Claim and keeps Kodak advised of the status and details thereof;

(u)  not take any other action outside the ordinary course of business that would reasonably be expected to have an Laser-Pacific Material Adverse Effect;

(v)   not make, orally or in writing, any commitment to do any of the foregoing; and

(w)  immediately notify Kodak upon the occurrence or anticipated occurrence of any of the matters contemplated by this Section 6.1.

6.2    Dividends; Changes in Stock.

Laser-Pacific will not: (a) declare or pay any dividends, whether in cash, stock or otherwise, nor make any other distributions in respect of the Laser-Pacific Common Stock; (b) split, combine, reclassify or recapitalize the Laser-Pacific Common Stock, or issue, authorize or propose the issuance of any other securities in respect of, in lieu of or in substitution for shares of Laser-Pacific Common Stock; or (c) repurchase or otherwise acquire, or permit any of its Subsidiaries to purchase or otherwise acquire, any shares of Laser-Pacific Common Stock.

6.3    Issuance of Securities.

Laser-Pacific will not, nor will it permit any of its Subsidiaries to: (a) issue, deliver or sell, or authorize or propose the issuance, delivery or sale of, any shares of capital stock or Voting Debt or any securities convertible into any such shares, Voting Debt or convertible securities, except for the issuance of an aggregate of no more than 528,400 shares of Laser-Pacific Common Stock upon exercise of the Outstanding Options; or (b) grant or amend the terms of any Stock Rights.

6.4    Governing Documents.

Neither Laser-Pacific nor any of its Subsidiaries will amend or propose to amend its certificate of incorporation or bylaws.

6.5    Access.

Laser-Pacific and its Subsidiaries will afford to the authorized representatives and agents of Kodak full and complete access to the employees of Laser-Pacific and its Subsidiaries, and to the Business, the Real Property, the assets and the books, records and other information of Laser-Pacific and its Subsidiaries, including the right to inspect the same and conduct audits and verifications thereof; provided, however, that: (a) Kodak has first provided reasonable notice of such access and inspection and conducts the same during normal business hours and in such a manner as not to interfere unreasonably with the operation of the Business; and (b) no such access or inspection by Kodak will limit the effect of Laser-Pacific’s representations and warranties contained in this Agreement. Without limiting the generality of the foregoing, Kodak and its authorized representatives and agents will be afforded full and complete access to the Real Property for purposes of conducting or obtaining additional Environmental Assessments with respect to the Real Property.

6.6    No Solicitations.

Laser-Pacific will not, nor will it permit any of its Subsidiaries to, nor will it authorize or permit any of its officers, directors or employees or any investment banker, financial advisor, attorney, accountant or other representative retained by it or by any of its Subsidiaries to, initiate, solicit, encourage (by way of furnishing non-public information or otherwise), negotiate or take any other action to facilitate any inquiries or the making of any proposal which constitutes, or may reasonably be expected to lead to, any proposal or offer to acquire all or any substantial part of the business or assets of Laser-Pacific, its Subsidiaries, or a controlling portion of the capital stock of Laser-Pacific or any Subsidiary, whether by merger, consolidation, purchase of assets, tender offer, exchange offer or otherwise, whether for cash, securities or any other consideration or combination thereof (any such transaction being called an “Acquisition Transaction”), nor entertain, agree to, endorse, participate in any discussions or negotiations or recommend any Acquisition Transaction, except if Laser-Pacific’s Board of Directors concludes in good faith, based on written advice of independent outside counsel and after consultation with the Financial Advisor, that taking such action is necessary in order for the Board of Directors to act in a manner consistent with its fiduciary duty to the stockholders of Laser-Pacific under applicable Laws. In the event that Laser-Pacific, its Subsidiaries or their respective officers, directors, employees, investment bankers, financial advisors, attorneys, accountants or other representatives receives any inquiries, proposals or offers as contemplated by this Section 6.6, Laser-Pacific will promptly inform Kodak as to that fact and furnish to Kodak the specifics thereof.

6.7    Cooperation in Preparation of Registration Statement, Etc.

Laser-Pacific will promptly prepare the Proxy Statement, will cooperate with Kodak in its preparation and filing with the SEC of the Registration Statement and the Prospectus, including the Proxy Statement, will cause its independent auditors to cooperate in the preparation of financial statements for the Registration Statement and Prospectus, and will use its best efforts to have the Registration Statement declared effective under the Securities Act as promptly as practicable after such filing.

6.8    Letter of Laser-Pacific’s Accountants.

Laser-Pacific will use its commercially reasonable best efforts to cause to be delivered to Kodak a letter of KPMG, LLP, Laser-Pacific’s independent auditors, dated a date within two business days before the date on which the Registration Statement becomes effective, and addressed to Kodak, in form and substance reasonably satisfactory to Kodak and customary in scope and substance for letters delivered by independent public accountants in connection with registration statements similar to the Registration Statement.

6.9    Stockholders Meeting and Approval.

The Board of Directors of Laser-Pacific will call a special meeting of the stockholders of Laser-Pacific for the purpose of considering and voting to approve this Agreement (the “Meeting”), and will use its best efforts to hold the Meeting as promptly as practicable, in accordance with applicable Laws (it being understood that the Registration Statement must be effective prior to the time definitive proxy soliciting material for the Meeting can be distributed). The Board of Directors of Laser-Pacific will, subject to their fiduciary duties under the laws of the State of Delaware, recommend that Laser-Pacific’s stockholders approve this Agreement, and will not condition its recommendation on any basis other than the terms and conditions of this Agreement, and such recommendation will be contained in the Proxy Statement. Laser-Pacific will deliver to Kodak promptly at the conclusion of the Meeting a certificate of the Secretary of Laser-Pacific certifying the number of shares of Laser-Pacific Common Stock as to which written notices of rights of appraisal were delivered prior to the vote thereon in accordance with section 262 of the GCL and which were not voted in favor of approval of this Agreement, such certificate to include the names, mailing addresses and number of shares owned of record by each stockholder who has delivered such a notice.

6.10    Voting Agreements.

Laser-Pacific will use its best efforts to cause each member of the Board of Directors of Laser-Pacific and each executive officer of Laser-Pacific to deliver to Kodak, as soon as practicable after the date of this Agreement (but in any event prior to the filing of the Registration Statement), a written agreement substantially in the form of Exhibit A, by which he agrees to vote all shares of Laser-Pacific Common Stock owned directly or indirectly by him in favor of approval of this Agreement.

6.11    Affiliates.

If the Merger Consideration is the Stock Merger Consideration, (a) prior to the Closing Date, Laser-Pacific will deliver to Kodak a letter identifying all Persons who are, at the time this Agreement is submitted for Stockholder Approval, Affiliates of Laser-Pacific for purposes of Rule 145 under the Securities Act, and (b) Laser-Pacific will use its best efforts to cause each such Person to deliver to Kodak on or prior to the Closing Date a written agreement substantially in the form of Exhibit B.

6.12    Transaction Expenses.

The aggregate expenses not paid in the ordinary course by Laser-Pacific in connection with this Agreement and the consummation of all of the transactions contemplated hereby, including fees and expenses paid to Laser-Pacific’s directors, officers, attorneys, accountants and advisors, including the Financial Advisor (and any Affiliates or former Affiliates thereof), incurred commencing April 1, 2003 and continuing through the Closing Date, will not exceed $900,000. Prior to the Closing, Laser-Pacific will provide Kodak with a reasonably detailed listing of all such expenses.

6.13    WARN Act.

Laser-Pacific will in a timely manner give all notices (if any) required to be given under the Worker Adjustment and Retraining Notification Act or other similar Laws of any jurisdiction relating to any plant closing or mass layoff or as otherwise required by any such Law.

6.14    Section 16 Approvals.

In the event that the Merger Consideration is the Stock Merger Consideration: (a) the Board of Directors of Laser-Pacific will, prior to or as of the Effective Time, take appropriate action to approve, for purposes of

Section 16(b) of the Exchange Act (“Section 16(b)”), the deemed disposition and sale of the shares of Laser-Pacific Common Stock and the deemed disposition and cancellation of the Outstanding Options in the Merger, to the extent those shares and Outstanding Options are held by Persons in Laser-Pacific’s service who are subject to the short-swing profit restrictions of Section 16(b); and (b) the Board of Directors of Kodak will, prior to or as of the Effective Time, take appropriate action to approve, for purposes of Section 16(b), the issuance of shares of Kodak Common Stock as the Stock Merger Consideration to those Persons in Laser-Pacific’s service, if any, who will become subject to Section 16(b) with respect to Kodak immediately after the Merger.

6.15    Tail Insurance.

Between the date hereof and the Closing Date, Laser-Pacific shall contract for, acquire and provide to Kodak an endorsement evidencing tail insurance coverage pursuant to Laser-Pacific’s existing directors’, officers’ and corporate securities liability policy, providing for a six (6) year discovery period and covering Laser-Pacific, its subsidiaries, Kodak, Sub and their respective successors, with such discovery period commencing upon the date of any “Transaction” (as that term is defined in Laser-Pacific’s existing directors’, officers’ and corporate securities liability insurance policy). All amounts paid, accrued or otherwise payable in connection with the acquisition of such tail insurance coverage will be taken into account for purposes of calculating Laser-Pacific’s net worth in accordance with Section 9.2(d) hereof.

ARTICLE 7.    COVENANTS OF KODAK

7.1    Preparation of Registration Statement, Etc.

Kodak will promptly prepare the Registration Statement and the Prospectus and file the same, including the Proxy Statement, with the SEC. Kodak will cooperate with Laser-Pacific in its preparation of the Proxy Statement, and will use its best efforts to have the Registration Statement declared effective under the Securities Act as promptly as practicable after such filing. Kodak will take any action (other than qualifying to conduct business in any jurisdiction in which it is now not so qualified) reasonably required to be taken under any applicable state securities laws in connection with the issuance of Kodak Common Stock in the Merger, if the Merger Consideration is Stock Merger Consideration. Kodak will cause Sub to perform all of its obligations under this Agreement.

7.2    Stock Exchange Listing.

If the Merger Consideration is Stock Merger Consideration, prior to the Closing Date, Kodak will use its best efforts to cause the shares of Kodak Common Stock to be issued in the Merger to be listed on the NYSE, subject only to official notice of issuance.

7.3    Indemnification.

(a)  Kodak agrees that all rights to indemnification or exculpation now existing in favor of the directors, officers, employees and agents of Laser-Pacific and its Subsidiaries as provided in their respective Certificates of Incorporation or Bylaws or otherwise in effect under Delaware law as of the date hereof with respect to matters occurring prior to the consummation of the last to occur of any of the transactions contemplated hereby shall survive such consummation and shall continue in full force and effect.

(b)  Kodak shall cause the Surviving Corporation to maintain in effect the policy of directors’, officers’ and corporate securities liability insurance currently maintained by Laser-Pacific until the current expiration date thereof, and agrees to maintain in effect the tail policy of insurance being acquired by Laser-Pacific pursuant to Section 6.15 hereof.

ARTICLE 8.    ADDITIONAL COVENANTS OF EACH PARTY

8.1    Additional Agreements; Best Efforts.

Subject to the terms and conditions of this Agreement, each of the parties agrees to use its best efforts to take or cause to be taken all action, and to do or cause to be done all things necessary, proper or advisable under applicable Laws, to consummate and make effective the transactions contemplated by this Agreement, subject to Stockholder Approval, including cooperating fully with the other parties, providing information and making all necessary filings in connection with, among other things, the HSR Act, the Securities Act and state securities Laws. Each of the parties will take or cause to be taken all reasonable actions necessary to obtain (and will cooperate with each other in obtaining) any consent, authorization, order or approval of, or any exemption by, any Governmental Entity or other public or private third party, required to be obtained or made by any of them in connection with the Merger or the taking of any action contemplated by this Agreement. In case at any time after the Effective Time any further action is necessary or desirable to carry out the purposes of this Agreement or to vest the Surviving Corporation with full title to all properties, assets, rights, approvals, immunities and franchises of either the Constituent Corporations, each party will reasonably cooperate to take all such necessary action.

8.2    Expenses.

Laser-Pacific and Kodak will each bear its respective legal, accounting and other expenses in connection with the transactions contemplated hereby, whether or not the Merger is consummated. Notwithstanding the foregoing, the expenses of printing the Proxy Statement/Prospectus, mailing the same to the stockholders of Laser-Pacific and third party proxy solicitation expenses will be borne by Laser-Pacific and Kodak in equal portions.

8.3    Brokers or Finders.

Each party represents, as to itself and its Affiliates, that no agent, broker, investment banker, financial advisor or other Person is or will be entitled to any broker’s or finder’s fee or any other commission or similar fee in connection with any of the transactions contemplated by this Agreement, except the Financial Advisor, whose fees and expenses will be paid by Laser-Pacific in accordance with Laser-Pacific’s agreement with such firm (a true, correct and complete copy of which has been delivered to Kodak prior to the date hereof).

8.4    Reorganization.

If the Merger Consideration is Stock Merger Consideration, (a) from and after the date hereof and until the Effective Time, neither Kodak nor Laser-Pacific nor any of their respective Subsidiaries or other Affiliates will knowingly take any action, or knowingly fail to take any action, which would jeopardize qualification of the Merger as a reorganization within the meaning of sections 368(a)(1)(A) and 368(a)(2)(E) of the Code, or enter into any Contract with respect to the foregoing, (b) following the Effective Time, Kodak will use its best efforts to conduct the business of the Surviving Corporation, and will cause the Surviving Corporation to use its best efforts to conduct its business, in a manner which would not jeopardize the characterization of the Merger as a reorganization within the meaning of sections 368(a)(1)(A) and 368(a)(2)(E) of the Code, and (c) each of Kodak and the Surviving Corporation will file all federal and state income tax returns consistent with the treatment of the Merger as reorganization within the meaning of section 368(a)(1)(A) and 368(a)(2)(E) of the Code.

8.5    Other Actions.

Neither Kodak nor Laser-Pacific will, nor will they permit any of their respective Subsidiaries to, knowingly take any action that would or is reasonably likely to cause any of its representations and warranties set forth in this Agreement to be untrue as to the date made or any of the conditions to the Merger set forth in Article 9 not to be satisfied. Prior to the Effective Time, each of the parties agrees to use its best efforts to: (a) obtain the satisfaction of its conditions to Closing as set forth in Article 9 as soon as practicable; (b) facilitate contacts, negotiations and communications with any Persons reasonably necessary to insure a smooth transition of control of the Business; and (c) assist one another in obtaining any consents required or desirable from any Person to effect the consummation of the transactions contemplated hereby.

8.6    Publicity.

Each party will use commercially reasonable efforts to: (a) develop a joint communications plan with respect to the transactions contemplated hereby; (b) ensure that all press releases and other public statements at or prior to Closing with respect to the transactions contemplated hereby are consistent with such joint communications plan; (c) unless otherwise required by applicable Law or by obligations pursuant to any listing agreement with or rules of any securities exchange, mutually agree on the timing and content of all press releases and other public statements occurring at or prior to Closing with respect to this Agreement or the transactions contemplated hereby; and (d) if required by applicable Law or obligations pursuant to any listing agreement to issue a press release or make any other public statement at or prior to Closing without such mutual agreement, then notify each other before issuing such press release or other public statement.

ARTICLE 9.    CONDITIONS PRECEDENT TO PARTIES’ OBLIGATIONS

9.1    Conditions to Each Party’s Obligation to Effect the Merger.

The respective obligations of Laser-Pacific, Kodak and Sub to effect the Merger are subject to the satisfaction prior to the Closing Date of each of the following conditions:

(a)  Registration Statement.    The Registration Statement will have become effective under the Securities Act and will not be the subject of any stop order or proceedings seeking a stop order.

(b)  Stockholder Approval.    This Agreement will have been approved by the affirmative vote of a majority of the shares of Laser-Pacific Common Stock outstanding on the record date for the vote.

(c)  NYSE Listing.    If the Merger Consideration is the Stock Merger Consideration, the shares of Kodak Common Stock issuable to holders of Laser-Pacific Common Stock pursuant to this Agreement will have been authorized for listing on the NYSE upon official notice of issuance.

(d)  Governmental Approvals.    Other than the filing provided for by Section 2.1, all licenses, franchises, certificates, permits, accreditations, authorizations, consents, orders or approvals of, or registrations, declarations or filings with, or expirations of waiting periods imposed by, any Governmental Entity the failure to obtain which would have a material adverse effect on the consummation of the Merger, will have occurred, been filed or been obtained, including any authorizations required under the HSR Act; and, in the event the Merger Consideration is the Stock Merger Consideration, Kodak will have received all state securities or “Blue Sky” permits and other authorizations necessary to issue the Kodak Common Stock in exchange for the Laser-Pacific Common Stock and to consummate the Merger.

(e)  No Injunctions or Restraints.    No temporary restraining order, preliminary or permanent injunction or other order issued by any court of competent jurisdiction or Governmental Entity, or other legal restraint or prohibition preventing the consummation of the Merger will be in effect.

9.2    Conditions of Obligations of Kodak and Sub.

The obligations of Kodak and Sub to effect the Merger are subject to the satisfaction of the following additional conditions, unless waived by Kodak:

(a)  Representations and Warranties.    The representations and warranties of Laser-Pacific set forth in this Agreement will be true and correct in all respects as of the date of this Agreement and will remain true and correct in all respects as of the Closing Date as though made on and as of the Closing Date, except as otherwise contemplated by this Agreement, and Kodak will have received a certificate signed on behalf of Laser-Pacific by its Certifying Officers to such effect.

(b)  Performance of Obligations of Laser-Pacific.    Laser-Pacific will have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Closing Date, and Kodak will have received a certificate signed on behalf of Laser-Pacific by its Certifying Officers to such effect.

(c)  No Laser-Pacific Material Adverse Effect.    Between the date hereof and the Closing Date, there will not have occurred or been discovered one or more events or conditions which have, or which may reasonably be expected to have, individually or in the aggregate, an Laser-Pacific Material Adverse Effect, and Kodak will have received a certificate to such effect signed on behalf of Laser-Pacific by its Certifying Officers.

(d)  Maintenance of Laser-Pacific Net Worth.    As of the close of business ten days prior to the Closing Date, the consolidated stockholders’ equity of Laser-Pacific and its Subsidiaries, determined in accordance with GAAP and as described in this Agreement (and without giving effect to a maximum of $750,000 of accrued expenses incurred in accordance with Section 6.12 hereof), will be at least $18,029,000. On or before the Closing Date, Laser-Pacific will deliver to Kodak a statement of the consolidated stockholders’ equity of Laser-Pacific and its Subsidiaries prepared as of the date and in the manner described above, together with all work papers related thereto and such other supporting documentation as Kodak reasonably requests. Kodak shall have the right to have one or more of its own representatives (which may include outside auditors or consultants engaged by Kodak) observe the practices and procedures employed by Laser-Pacific in the calculation of consolidated stockholders’ equity required hereby.

(e)  No Amendments to Resolutions.    Neither the Board of Directors of Laser-Pacific nor any committee thereof will have amended, modified, rescinded or repealed the resolutions heretofore adopted by the Board of Directors which approve this Agreement, the consummation of the Merger and the performance of all of Laser-Pacific’s and the Board of Directors’ obligations hereunder, and will not have adopted any other resolutions in connection with this Agreement and the transactions contemplated hereby inconsistent with such resolutions, and Kodak will have received a certificate signed on behalf of Laser-Pacific by its Certifying Officers to such effect.

(f)  Certificate of Incorporation.    Kodak will have received copies, certified by the Secretary of State of Delaware or such other applicable jurisdictions, as of a date reasonably proximate to the Closing Date, of the complete certificates of incorporation of Laser-Pacific and each of its Subsidiaries.

(g)  Laser-Pacific Permits.    Laser-Pacific and its Subsidiaries will have all Laser-Pacific Permits that are necessary or appropriate to permit the use, ownership and operation of the Business by the Surviving Corporation after Closing in substantially the same manner as conducted by Laser-Pacific immediately prior to Closing, and all such Laser-Pacific Permits will be in full force and effect and not subject to any pending or threatened proceedings to revoke, make conditional or adversely modify, limit, or otherwise affect the authority, rights, privileges or permissions conveyed thereby.

(h)  Consents under Agreements.    Laser-Pacific will have obtained the consent or approval of each Person whose consent or approval is required in order to permit the continuation or succession by the Surviving Corporation pursuant to the Merger to any obligation, right or interest of Laser-Pacific or any of its Subsidiaries under any Intellectual Property or Contract, except those for which failure to obtain such consents and approvals would not, in the reasonable opinion of Kodak, individually or in the aggregate, have a material adverse effect on the operations or financial condition of the Surviving Corporation immediately after the Effective Time or upon consummation of the transactions contemplated hereby.

(i)  Title Matters.    Kodak will have received with respect to each parcel of the Owned Real Property: (i) a title insurance commitment for each parcel of Owned Real Property in a form and issued from a title insurance company reasonably acceptable to Kodak; and (ii) certificates of occupancy and/or other evidence of zoning, land use and subdivision compliance, reasonably satisfactory to Kodak, from all applicable municipalities

(j)  Letter of Laser-Pacific’s Accountants.    Laser-Pacific will have received the letter of KPMG, LLP referred to in Section 6.8.

(k)  Voting Agreements.    Within the time provided by Section 6.10, Kodak will have received from each member of the Board of Directors and each executive officer of Laser-Pacific an executed copy of an agreement substantially in the form of Exhibit A.

(l)  Affiliates’ Agreements.    If the Merger Consideration is Stock Merger Consideration, Kodak will have received (i) the letter referred to in Section 6.11; and (ii) from each Person named in such letter, an executed copy of an agreement substantially in the form of Exhibit B.

(m)  Dissenting Shares.    Prior to the taking of the vote on the Merger, written notices of assertion of rights of appraisal in accordance with section 262 of the GCL will not have been delivered with respect to more than 10 percent of the outstanding shares of Laser-Pacific Common Stock.

(n)  Legal Opinion of Laser-Pacific’s Counsel.    Gibson, Dunn & Crutcher LLP, counsel to Laser-Pacific, will have furnished to Kodak their written opinion, dated the Closing Date, in form and substance reasonably satisfactory to Kodak, to the effect that: (i) each of Laser-Pacific and its Subsidiaries is a corporation duly incorporated validly existing and in good standing under the laws of its jurisdiction of incorporation and has all requisite corporate power and authority to own, lease and operate its properties and carry on its business as described in the Proxy Statement; (ii) Laser-Pacific has the requisite corporate power and authority and has taken all corporate action necessary to execute and deliver this Agreement and to consummate the transactions contemplated hereby, this Agreement has been duly and validly authorized, executed and delivered by Laser-Pacific, and this Agreement constitutes a legal, valid and binding agreement of Laser-Pacific, enforceable against it in accordance with its terms, except that such enforceability may be subject to bankruptcy, insolvency, reorganization, moratorium or other similar laws now or hereafter in effect relating to creditors’ rights or remedies generally and subject to general equitable principles (regardless of whether enforcement is sought in a proceeding at law or in equity); (iii) the authorized capital stock of Laser-Pacific consists entirely of 25,000,000 shares of Laser-Pacific Common Stock and 3,500,000 shares of Laser-Pacific Preferred Stock (iv) to such counsel’s knowledge, except for this Agreement, no Person has any Stock Rights and no Voting Debt is issued or outstanding; (v) to such counsel’s knowledge, all outstanding shares of Laser-Pacific Common Stock are validly issued, fully paid and non-assessable and are not subject to preemptive rights; (vi) the execution and delivery of this Agreement by Laser-Pacific does not, and the consummation of the transactions contemplated hereby and the fulfillment of the obligations and undertakings hereunder will not, result in any Violation of any provision of: (A) the certificate of incorporation or bylaws of Laser-Pacific or any of its Subsidiaries; (B) any Material Agreement known to such counsel and applicable to Laser-Pacific, any of its Subsidiaries or any of their respective assets; or (C) any Law applicable to Laser-Pacific, any of its Subsidiaries or any of their respective assets; except, in the case of Contracts and Laws, for Violations which could not reasonably be expected individually or in the aggregate, to have any adverse effect on the validity or enforceability of this Agreement or a material adverse effect on the operations or financial condition of the Surviving Corporation immediately following the Effective Time; and (vii) to such counsel’s knowledge, except as disclosed in Schedule 4.18, there is no action, suit, proceeding, arbitration or investigation pending or threatened against or affecting Laser-Pacific or any of its Subsidiaries (or any of their respective officers or directors in connection with the business of Laser-Pacific or any of its Subsidiaries), which if adversely determined could reasonably be expected, individually or in the aggregate, to have a material adverse effect on the operations or financial condition of the Surviving Corporation immediately following the Effective Time, nor is there any judgment, injunction or decree, rule or order of any Governmental Entity or arbitrator outstanding against Laser-Pacific or any of its Subsidiaries which could reasonably be expected, individually or in the aggregate, to have such an effect. Such counsel will also state that they have participated in conferences with officers and other representatives of Laser-Pacific, representatives of the independent accountants of Laser-Pacific and representatives of Laser-Pacific, at which the contents of the Proxy Statement and related matters were discussed, and that, although such counsel is not passing upon, and is not assuming any responsibility for, the accuracy, completeness or fairness of the statements contained in the Proxy Statement, on the basis of the foregoing (relying as to materiality principally upon officers and other representatives of Laser-Pacific), no facts have come to such counsel’s attention which lead them to believe that the Proxy Statement (other than (A) the financial statements, including the notes thereto and the auditors’ reports thereon, and the financial statement schedules contained therein, (B) the other financial and statistical information contained therein, and (C) all information contained therein relating to Laser-Pacific’s or its Subsidiaries’ respective directors or officers), at the time the Registration Statement became effective under the Securities Act, contained an untrue statement of material fact or omitted to state a material fact necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading.

(o)  Good Standing; Tax Clearance.    Certificates of good standing and Tax clearances as of a date reasonably proximate to the Closing Date with respect to Laser-Pacific and each of its Subsidiaries from the respective Secretaries of State (or other appropriate Governmental Entities) of its jurisdiction of organization and each other jurisdiction listed in Schedule 4.1.

(p)  Tax Opinion.    If the Merger Consideration is the Stock Merger Consideration, a copy of the Tax Opinion contemplated by Section 9.3(d).

(q)  Financial Advisors Opinion.    Kodak shall have received a copy of the written opinion of the Financial Advisor, as described in Section 4.22.

(r)  Certificate of Transfer Agent.    Kodak shall have received a certificate of Laser-Pacific’s transfer agent, dated as of the Closing Date, to the effect that as of the close of business on the trading day immediately preceding the Closing Date no more than 7,629,295 shares of Laser-Pacific Common Stock and no shares of Laser-Pacific Preferred Stock are issued or outstanding.

(s)  Employment Agreements.    Each of the Employment Agreements shall be in full force and effect as of the Closing Date, no breach shall have been committed by an employee thereunder, no employee covered thereby shall have resigned from employment, and no formal or informal notice shall have been received by Kodak to the effect that any employee covered by an Employment Agreement intends to breach the terms thereof or resign from employment.

(t)  Cohen Employment.    No notice of termination of the employment of Emory Cohen or of the employment agreement between Mr. Cohen and Pacific Video, Inc. shall have been given, nor shall Mr. Cohen have resigned from his employment, in each case except in connection with an acceptance by Cohen of employment with Kodak.

(u)  Financial Advisor Release and Indemnification.    Kodak will have received evidence that the Financial Advisor has been paid all fees owed to it by Laser-Pacific, has released in writing any claim to further payment and has agreed in writing to indemnify Laser-Pacific from and against any claims by current or former employees or Affiliates of the Financial Advisor or its predecessor, Gerard Klauer Mattison & Co., Inc.

(v)  Other Evidence.    Kodak will have received such other certificates, instruments and documents as it may reasonably require to demonstrate the satisfaction of the conditions set forth in this Section 9.2.

9.3    Conditions of Obligations of Laser-Pacific.

The obligation of Laser-Pacific to effect the Merger is subject to the satisfaction of the following additional conditions, unless waived by Laser-Pacific:

(a)  Representations and Warranties.    The representations and warranties of Kodak set forth in this Agreement will be true and correct in all respects as of the date of this Agreement and will remain true and correct in all respects as of the Closing Date as though made on and as of the Closing Date, except as otherwise contemplated by this Agreement, and Laser-Pacific will have received a certificate signed on behalf of Kodak by its Certifying Officer to such effect.

(b)  Performance of Obligations of Kodak and Sub.    Kodak and Sub will have performed in all material respects all obligations required to be performed by them under this Agreement at or prior to the Closing Date, and Laser-Pacific will have received a certificate signed on behalf of Kodak by its Certifying Officer to such effect.

(c)  No Amendments to Resolutions.    Neither the Board of Directors of Kodak nor any committee thereof will have amended, modified, rescinded or repealed the resolutions heretofore adopted by the Board of Directors or a committee thereof which approve this Agreement, the consummation of the Merger and the performance of all of Kodak’s obligations hereunder, and will not have adopted any other resolutions in connection with this Agreement and the transactions contemplated hereby inconsistent with such resolutions, and Laser-Pacific will have received a certificate signed on behalf of Kodak by its Certifying Officer to such effect.

(d)  Tax Opinion.    In the event that the Merger Consideration is Stock Merger Consideration, Laser-Pacific will have received the opinion of Gibson, Dunn & Crutcher LLP, in form and substance reasonably satisfactory to it, that the Merger will constitute a reorganization under section 368(a) of the Code.

(e)  Legal Opinion of Kodak’s General Counsel.    The Senior Vice President and General Counsel of Kodak, will have furnished to Laser-Pacific his written opinion, dated the Closing Date, in form and substance reasonably satisfactory to Laser-Pacific, to the effect that: (i) each of Kodak and Sub is a corporation duly incorporated, validly existing and in good standing under the laws of its jurisdiction of incorporation and has all requisite corporate power and authority to own, lease and operate its properties and carry on its business as described in the Registration Statement; (ii) each of Kodak and Sub has the requisite corporate power and authority and has taken all corporate action necessary to execute and deliver this Agreement and to consummate the transactions contemplated hereby, this Agreement has been duly and validly authorized, executed and delivered by each of Kodak and Sub, and this Agreement constitutes a legal, valid and binding agreement of each of Kodak and Sub, enforceable against it in accordance with its terms, except that such enforceability may be subject to bankruptcy, insolvency, reorganization, moratorium or other similar laws now or hereafter in effect relating to creditors’ rights or remedies generally and subject to general equitable principles (regardless of whether enforcement is sought in a proceeding at law or in equity); (iii) the execution and delivery of this Agreement by Kodak and by Sub does not, and the consummation of the transactions contemplated hereby and the fulfillment of the obligations and undertakings hereunder will not, result in any Violation of any provision of: (A) the certificate of incorporation or bylaws of Kodak or of Sub; (B) any Contract known to him and applicable to Kodak, Sub or any of their respective assets; or (C) any Law applicable to Kodak, Sub or any of their respective assets; except, in the case of Contracts and Laws, for Violations which could not reasonably be expected, individually or in the aggregate, to have any adverse effect on the validity or enforceability of this Agreement or a material adverse effect on the operations or financial condition of Kodak and its Subsidiaries taken as a whole; and (iv) if the Merger Consideration is Stock Merger Consideration, when the Stock Merger Consideration is issued in accordance with this Agreement and upon receipt by the Record Holders of such Stock Merger Consideration as specified in this Agreement, the shares of Kodak Common Stock so issued will be duly authorized, validly issued and outstanding, fully paid and non-assessable, and not subject to preemptive rights.

(f)  Other Evidence.    Laser-Pacific will have received such other certificates, instruments and documents as it may reasonably require to demonstrate the satisfaction of the conditions set forth in this Section 9.3.

ARTICLE 10.    TERMINATION

10.1    Termination.

This Agreement may be terminated at any time prior to the Effective Time, whether before or after Stockholder Approval:

(a)  by mutual consent of the Boards of Directors of Laser-Pacific and of Kodak; or

(b)  by Kodak, upon notice to Laser-Pacific, if (without any breach by Kodak of any of its obligations hereunder) compliance with any condition set forth in Sections 9.1 or 9.2 becomes impossible, and such failure of compliance: (i) is not waived by Kodak; and (ii) with respect to the condition set forth in Section 9.2(a) only, would reasonably be anticipated to result in an Laser-Pacific Material Adverse Effect, or a material adverse effect on the business, financial condition or results of operation of Kodak or any Subsidiary or division of Kodak following the Effective Time; or

(c)  by Laser-Pacific, upon notice to Kodak, if (without any breach by Laser-Pacific of any of its obligations hereunder) compliance with any condition set forth in Sections 9.1 or 9.3 becomes impossible, and such failure of compliance is not waived by Laser-Pacific; or

(d)  by Kodak or by Laser-Pacific, upon notice to the other, at any time after December 31, 2003 (except that if the parties’ failure to reach Closing by such date is the result of delay associated with review of the Registration Statement by the SEC, and on the condition that the parties continue to use their best efforts to have the Registration Statement declared effective, then the parties agree to extend such date to a date not more than 35 days after the date the SEC agrees that the Registration Statement can be declared effective, in which event such later date will be the applicable date for purposes of this Section 10.1(d)); or

(e)  by Kodak or by Laser-Pacific, upon notice to the other, if: (i) the Board of Directors of Laser-Pacific withdraws, modifies, conditions, or fails to give its recommendation to the stockholders of Laser-Pacific that they adopt this Agreement because the Board of Directors concludes, in good faith, after receiving written advice from counsel, that the failure to take such action could reasonably be expected to constitute a breach of its fiduciary duties to the stockholders of Laser-Pacific under applicable Law; and (ii) Laser-Pacific enters into an agreement providing for, or authorizes or consummates, a Superior Proposal, but only at a time that is (A) prior to adoption of this Agreement by the stockholders of Laser-Pacific and (B) after the second Trading Day following Kodak’s receipt of written notice from Laser-Pacific advising that the Board of Directors of Laser-Pacific is prepared to accept a Superior Proposal, specifying the material terms and conditions of the Superior Proposal and identifying the Person making the Superior Proposal. “Superior Proposal” means any offer not solicited in violation of the provisions of Section 6.6 and made by a third party to consummate an Acquisition Transaction, which the Board of Directors of Laser-Pacific determines in good faith has a reasonable likelihood of closing and otherwise on terms which the Board of Directors of Laser-Pacific determines in good faith (after consultation with a financial advisor of nationally recognized reputation and considering such other matters as it deems relevant) would, if consummated, result in a transaction more favorable to the stockholders of Laser-Pacific than the Merger, taking into account, in the reasonable good faith judgment of the Board of Directors of Laser-Pacific after consultation with its financial advisor, the availability to the Person making the Superior Proposal of the financial means to consummate such transaction.

10.2    Effect of Termination.

In the event of termination of this Agreement by any party as provided by Section 10.1, this Agreement will immediately become void and of no effect, and there will be no liability or obligation on the part of Kodak, Sub, Laser-Pacific or any of their respective officers or directors to any other party hereto, except as otherwise provided by Section 10.3.

10.3    Damages in Certain Circumstances.

If this Agreement is terminated as provided by Section 10.1(e), then Laser-Pacific will promptly pay to Kodak, as liquidated damages and not as a penalty, the amount of $1,500,000. The parties agree that the provisions of this Section 10.3 are reasonable in light of the costs and expenses borne and to be borne by Kodak in furtherance of consummation of the Merger and the losses and competitive disadvantage Kodak would suffer as a result of devoting significant attention to consummation of the Merger to the exclusion of pursuing other business opportunities.

ARTICLE 11.    IN GENERAL

11.1    No Survival of Representations, Warranties and Agreements.

The representations, warranties and agreements contained in this Agreement or in any instrument delivered pursuant to this Agreement will terminate and be of no further force and effect following the Effective Time.

11.2    Amendment; Waiver.

This Agreement may be amended by the parties at any time before or after Stockholder Approval but, after Stockholder Approval, no amendment will be made which by law requires further approval by the stockholders of Laser-Pacific without such further approval. This Agreement may not be amended except by an instrument in writing signed by each of the parties. No waiver of compliance with any provision or condition hereof, and no consent provided for herein, will be effective unless evidenced by an instrument in writing duly executed by the party sought to be charged therewith. No failure on the part of any party to exercise, and no delay in exercising, any of its rights hereunder will operate as a waiver thereof, nor will any single or partial exercise by either party of any right preclude any other or future exercise thereof or the exercise of any other right.

11.3    Notices.

Each notice and other communication given hereunder will be in writing and will be deemed given when delivered personally, sent by telecopier (receipt of which is confirmed), mailed by commercial express courier (with receipt confirmed) or mailed by registered or certified mail (return receipt requested) to the party for which it is intended at the following address (or at such other address for a party as is specified by like notice):

(a)  if to Laser-Pacific prior to the Effective Time, to:

Laser-Pacific Media Corporation

809 North Cahuenga Boulevard

Hollywood, California 90038

Attention: James Parks, Chairman and Chief Executive Officer

Fax: (310) 268-2001

       with a copy to:

Gibson, Dunn & Crutcher LLP

Jamboree Center

4 Park Place, Suite 1400

Irvine, California 92614-8557

Attention: Thomas D. Magill, Esq.

Fax: (949) 451-4220

(b)  if to Kodak or Sub, or to Laser-Pacific after the Effective Time, to:

Eastman Kodak Company

1017 North Palmas Avenue, Suite 200

Hollywood, California 90038

Attention: President, Entertainment Imaging Division

Fax: (323) 468-4240

       and to:

Eastman Kodak Company

343 State Street

Rochester, New York 14650-0218

Attention: General Counsel

Fax: (585) 724-9549

       with a copy to:

Harter Secrest & Emery LLP

1600 Bausch & Lomb Place

Rochester, New York 14604-2711

Attention: Craig S. Wittlin, Esq.

Fax: (585) 232-2152

11.4    Schedules and Other Instruments.

Each Schedule, each certificate provided hereunder and each written disclosure required hereby is incorporated by reference into this Agreement and will be considered a part hereof as if set forth herein in full; provided, however, that information set forth on any Schedule, certification or written disclosure constitutes a representation and warranty of the party providing the same, and not the mutual agreement of the parties as to the facts therein stated. No Schedule may be amended after the date of its delivery, except by mutual written agreement of Laser-Pacific and Kodak.

11.5    Inferences.

Inasmuch as this Agreement is the result of negotiations between sophisticated parties of equal bargaining power represented by counsel, no inference in favor of or against any party will be drawn from the fact that any portion of this Agreement has been drafted by or on behalf of such party.

11.6    Governing Law; Jurisdiction; Venue.

This Agreement will be governed by and construed in accordance with the laws of the State of Delaware without regard to its principles of conflicts of laws. The parties agree that the sole and exclusive forum for any Claim related to this Agreement, the interpretation or construction hereof and the transactions contemplated hereby will be the Court of Chancery of and for the County of New Castle, State of Delaware. Each party unconditionally and irrevocably agrees not to bring any Claim in any other forum and not to plead or otherwise attempt to defeat the trial of such a matter in such court whether by asserting that such court is an inconvenient forum, lacks jurisdiction (personal or other) or otherwise. EACH PARTY RECOGNIZES THAT IT IS NOT ENTITLED TO TRIAL BY JURY IN THE COURT OF CHANCERY.

11.7    Assignment.

Neither this Agreement nor any of the rights, interests or obligations hereunder may be assigned by any of the parties (whether by operation of law or otherwise) without the prior written consent of the other parties, except that Sub may assign, in its sole discretion, any or all of its rights, interests and obligations hereunder to any direct or indirect wholly-owned Subsidiary of Kodak.

11.8    Benefit.

Subject to express provisions herein to the contrary, this Agreement will inure to the benefit of and be binding upon the parties hereto and their respective legal representatives, successors and permitted assigns. Except as provided by Section 7.3, this Agreement is not intended to confer upon any person other than the parties hereto any rights or remedies hereunder.

11.9    Entire Agreement; Rights of Ownership.

This Agreement constitutes the entire agreement, and supersedes all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof. The parties acknowledge that no party will have the right to acquire or will be deemed to have acquired shares of the capital stock of any other party pursuant to the Merger until the Effective Time.

11.10    Headings.

The heading references herein and the tables and indexes hereto are for convenience purposes only, do not constitute a part of this Agreement and will not be deemed to limit or affect any of the provisions hereof.

11.11    Counterparts.

This Agreement, and any document or instrument required or permitted hereunder, may be executed in counterparts, each of which will be deemed an original and all of which together will constitute but one and the same instrument.

[signature page follows]

In Witness Whereof, Kodak, Sub and Laser-Pacific, each pursuant to the approval and authority duly given, have caused this Agreement and Plan of Merger to be executed as of the date first above written.

Eastman Kodak Company

By:	/S/ ERIC G. RODLI
Its Senior Vice President

OS Acquisition Corp.

By:	/S/ ERIC G. RODLI
Its Senior Vice President

Laser-Pacific Media Corporation

By:	/S/ JAMES R. PARKS
Its CEO and Chairman

Appendix B

July 31, 2003

CONFIDENTIAL

Board of Directors

Laser-Pacific Media Corporation

809 N. Cahuenga Boulevard

Hollywood, CA 90038

Gentlemen:

We understand that Laser-Pacific Media Corporation (the “Company”), Eastman Kodak Company (the “Kodak”) and a wholly-owned subsidiary of Kodak (the “Merger Sub”) propose to enter into an agreement and plan of merger (the “Merger Agreement”) pursuant to which Merger Sub will merge into the Company and the Company will become a wholly-owned subsidiary of Kodak (the “Merger”). By virtue of the Merger, each share of the Company’s common stock will be converted into the right to receive shares of common stock of Kodak equal to $4.22 per share of the Company’s common stock (the “Merger Consideration”). The number of shares to be received will be based upon the average closing sales price of Kodak’s common stock on the New York Stock Exchange during a period of 20 trading days ending on the second trading day preceding the date of the meeting (the “Special Meeting”) of the Company’s stockholders to be held for the purpose of voting upon the Merger Agreement. At the sole election of Kodak, the form of Merger Consideration may be changed into the right to receive cash equal to $4.22 per share of the Company’s common stock. Kodak will make such election on or before the close of business on the second trading day preceding the date of the Special Meeting. In no event will the Merger Consideration consist of both cash and stock of Kodak.

You have asked us whether or not, in our opinion, the proposed Merger Consideration to be received by the stockholders of the Company pursuant to the Merger is fair to the stockholders of the Company from a financial point of view.

In arriving at the opinion set forth below, we have, among other things:

(1)  Reviewed the Company’s Annual Reports, Forms 10-K and related financial information for the fiscal years ended December 31, 2002 and 2001 and the Company’s Form 10-Q and the related unaudited financial information for the three months ended March 31, 2003;

(2)  Reviewed Kodak’s Annual Report, Form 10-K and related financial information for the fiscal year ended December 31, 2002 and Kodak’s Form 10-Q and the related unaudited financial information for the three months ended March 31, 2003;

(3)  Reviewed certain financial and operating information relating to the business, earnings, cash flow, assets and prospects of the Company, furnished to us by the Company;

(4)  Analyzed certain financial projections prepared by the management of the Company;

(5)  Conducted discussions with members of senior management of the Company concerning the Company’s operations, financial condition and prospects;

(6)  Reviewed the historical market prices and trading activity for the common stock of the Company and Kodak, and in the case of the Company, compared such history and activity with that of certain publicly traded companies that we deemed to be reasonably similar to the Company;

(7)  Compared the financial performance of the Company with that of certain companies that we deemed to be reasonably similar to the Company;

(8)  Compared the proposed financial terms of the transactions contemplated by the Agreement with the financial terms of certain other mergers and acquisitions which we deemed to be relevant;

(9)  Performed discounted cash flow analyses based on the financial projections prepared by the Company’s management;

(10)  Reviewed a draft of the Merger Agreement dated July 1, 2003; and

(11)  Reviewed such other financial studies and performed such other analyses and investigations and took into account such other matters as we deemed appropriate.

In preparing our opinion, we have relied on the accuracy and completeness of all information reviewed by us, and we have not independently verified such information or undertaken an independent valuation or appraisal of the assets of the Company or Kodak, nor have we been furnished with any such valuation or appraisal. With respect to the financial projections supplied to us, we have assumed that they have been reasonably prepared on bases reflecting the best currently available estimates and good faith judgments of senior management of the Company of the future competitive, operating and regulatory environments and related financial performance of the Company. Furthermore, we have not conducted a physical inspection of the properties or facilities of the Company or Kodak. We have assumed that the executed version of the Merger Agreement will not differ in any material respect from the last draft that we have reviewed. We express no opinion with respect to the effect, if any, upon the Company of the potential exercise of appraisal rights by holders of the Company’s common stock under Section 262 of the General Corporation Law of the State of Delaware. Our opinion is necessarily based on economic, market and other conditions and circumstances as they exist and can be evaluated on, and the information made available to us as of, the date hereof.

In arriving at our opinion, we were not authorized to solicit and did not solicit interest from any party with respect to the acquisition of the Company or any of its assets, nor did we pursue any alternative transaction or negotiate with any other parties, other than Kodak, which expressed interest to the Company in a possible acquisition of the Company or certain of its businesses or assets.

This opinion does not constitute a recommendation to any stockholder of the Company as to how any such shareholder should vote on the Merger Agreement at the Special Meeting. This opinion does not address the relative merits of the Merger and any other transactions or business strategies discussed by the Board of Directors of the Company as alternatives to the Merger or the decision of the Board of Directors of the Company to proceed with the Merger. No opinion is expressed herein as to the price at which the securities that may be issued in the Merger to the stockholders of the Company may trade at any time. Also, no opinion is expressed herein as to the number of shares that may be received if Kodak issues stock as the form of Merger Consideration.

Our opinion addresses only the fairness from a financial point of view to the holders of common stock of the Company of the consideration to be received by such stockholders, and we do not express any views on any other terms of the transaction.

It is understood that this letter is for the information of the Board of Directors, and may not be used for any other purpose, or be reproduced, disseminated, quoted from, or referred to at any time, in whole or in part, without our prior written consent; provided however, the Company may include this letter in its entirety in a joint proxy statement/prospectus to be distributed to the holders of the Company’s common stock in connection with the Merger.

In rendering this opinion, we have not been engaged to act as an agent or fiduciary of, and the Board of Directors has expressly waived any duties or liabilities we may other be deemed to have had to, the Company’s equity holders or any other third party. We have acted as financial advisor to the Board of Directors in connection with the Merger, and have assisted the management of the Company in certain negotiations with Kodak. We will receive a fee for our services, all of which is contingent on successful consummation of the Merger. Also, the Company has agreed to indemnify us for certain liabilities that may arise from activities related to our engagement. Predecessors and affiliates of our firm have provided financial advisory services to the Company in the past and have received customary fees for rendering these services.

On the basis of, and subject to the foregoing, it is our opinion that, as of the date hereof, the proposed Merger Consideration to be received by the stockholders of the Company pursuant to the Merger is fair to such stockholders from a financial point of view.

Very truly yours,

HARRIS NESBITT GERARD, INC.

By:	/s/ DOMINIC PETITO

Dominic Petito Executive Managing Director

Appendix C

Delaware General Corporation Law

§ 262. Appraisal rights.

(a)  Any stockholder of a corporation of this State who holds shares of stock on the date of the making of a demand pursuant to subsection (d) of this section with respect to such shares, who continuously holds such shares through the effective date of the merger or consolidation, who has otherwise complied with subsection (d) of this section and who has neither voted in favor of the merger or consolidation nor consented thereto in writing pursuant to § 228 of this title shall be entitled to an appraisal by the Court of Chancery of the fair value of the stockholder’s shares of stock under the circumstances described in subsections (b) and (c) of this section. As used in this section, the word “stockholder” means a holder of record of stock in a stock corporation and also a member of record of a nonstock corporation; the words “stock” and “share” mean and include what is ordinarily meant by those words and also membership or membership interest of a member of a nonstock corporation; and the words “depository receipt” mean a receipt or other instrument issued by a depository representing an interest in one or more shares, or fractions thereof, solely of stock of a corporation, which stock is deposited with the depository.

(b)  Appraisal rights shall be available for the shares of any class or series of stock of a constituent corporation in a merger or consolidation to be effected pursuant to § 251 (other than a merger effected pursuant to § 251(g) of this title), § 252, § 254, § 257, § 258, § 263 or § 264 of this title:

(1)  Provided, however, that no appraisal rights under this section shall be available for the shares of any class or series of stock, which stock, or depository receipts in respect thereof, at the record date fixed to determine the stockholders entitled to receive notice of and to vote at the meeting of stockholders to act upon the agreement of merger or consolidation, were either (i) listed on a national securities exchange or designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc. or (ii) held of record by more than 2,000 holders; and further provided that no appraisal rights shall be available for any shares of stock of the constituent corporation surviving a merger if the merger did not require for its approval the vote of the stockholders of the surviving corporation as provided in subsection (f) of § 251 of this title.

(2)  Notwithstanding paragraph (1) of this subsection, appraisal rights under this section shall be available for the shares of any class or series of stock of a constituent corporation if the holders thereof are required by the terms of an agreement of merger or consolidation pursuant to §§ 251, 252, 254, 257, 258, 263 and 264 of this title to accept for such stock anything except:

a.  Shares of stock of the corporation surviving or resulting from such merger or consolidation, or depository receipts in respect thereof;

b.  Shares of stock of any other corporation, or depository receipts in respect thereof, which shares of stock (or depository receipts in respect thereof) or depository receipts at the effective date of the merger or consolidation will be either listed on a national securities exchange or designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc. or held of record by more than 2,000 holders;

c.  Cash in lieu of fractional shares or fractional depository receipts described in the foregoing subparagraphs a. and b. of this paragraph; or

d.  Any combination of the shares of stock, depository receipts and cash in lieu of fractional shares or fractional depository receipts described in the foregoing subparagraphs a., b. and c. of this paragraph.

(3)  In the event all of the stock of a subsidiary Delaware corporation party to a merger effected under § 253 of this title is not owned by the parent corporation immediately prior to the merger, appraisal rights shall be available for the shares of the subsidiary Delaware corporation.

(c)  Any corporation may provide in its certificate of incorporation that appraisal rights under this section shall be available for the shares of any class or series of its stock as a result of an amendment to its certificate of incorporation, any merger or consolidation in which the corporation is a constituent corporation or the sale of all or substantially all of the assets of the corporation. If the certificate of incorporation contains such a provision, the procedures of this section, including those set forth in subsections (d) and (e) of this section, shall apply as nearly as is practicable.

(d)  Appraisal rights shall be perfected as follows:

(1)  If a proposed merger or consolidation for which appraisal rights are provided under this section is to be submitted for approval at a meeting of stockholders, the corporation, not less than 20 days prior to the meeting, shall notify each of its stockholders who was such on the record date for such meeting with respect to shares for which appraisal rights are available pursuant to subsection (b) or (c) hereof that appraisal rights are available for any or all of the shares of the constituent corporations, and shall include in such notice a copy of this section. Each stockholder electing to demand the appraisal of such stockholder’s shares shall deliver to the corporation, before the taking of the vote on the merger or consolidation, a written demand for appraisal of such stockholder’s shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such stockholder’s shares. A proxy or vote against the merger or consolidation shall not constitute such a demand. A stockholder electing to take such action must do so by a separate written demand as herein provided. Within 10 days after the effective date of such merger or consolidation, the surviving or resulting corporation shall notify each stockholder of each constituent corporation who has complied with this subsection and has not voted in favor of or consented to the merger or consolidation of the date that the merger or consolidation has become effective; or

(2)  If the merger or consolidation was approved pursuant to § 228 or § 253 of this title, then either a constituent corporation before the effective date of the merger or consolidation or the surviving or resulting corporation within 10 days thereafter shall notify each of the holders of any class or series of stock of such constituent corporation who are entitled to appraisal rights of the approval of the merger or consolidation and that appraisal rights are available for any or all shares of such class or series of stock of such constituent corporation, and shall include in such notice a copy of this section. Such notice may, and, if given on or after the effective date of the merger or consolidation, shall, also notify such stockholders of the effective date of the merger or consolidation. Any stockholder entitled to appraisal rights may, within 20 days after the date of mailing of such notice, demand in writing from the surviving or resulting corporation the appraisal of such holder’s shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such holder’s shares. If such notice did not notify stockholders of the effective date of the merger or consolidation, either (i) each such constitutent corporation shall send a second notice before the effective date of the merger or consolidation notifying each of the holders of any class or series of stock of such constitutent corporation that are entitled to appraisal rights of the effective date of the merger or consolidation or (ii) the surviving or resulting corporation shall send such a second notice to all such holders on or within 10 days after such effective date; provided, however, that if such second notice is sent more than 20 days following the sending of the first notice, such second notice need only be sent to each stockholder who is entitled to appraisal rights and who has demanded appraisal of such holder’s shares in accordance with this subsection. An affidavit of the secretary or assistant secretary or of the transfer agent of the corporation that is required to give either notice that such notice has been given shall, in the absence of fraud, be prima facie evidence of the facts stated therein. For purposes of determining the stockholders entitled to receive either notice, each constituent corporation may fix, in advance, a record date that shall be not more than 10 days prior to the date the notice is given, provided, that if the notice is given on or after the effective date of the merger or consolidation, the record date shall be such effective date. If no record date is fixed and the notice is given prior to the effective date, the record date shall be the close of business on the day next preceding the day on which the notice is given.

(e)  Within 120 days after the effective date of the merger or consolidation, the surviving or resulting corporation or any stockholder who has complied with subsections (a) and (d) hereof and who is otherwise entitled to appraisal rights, may file a petition in the Court of Chancery demanding a determination of the value of the stock of all such stockholders. Notwithstanding the foregoing, at any time within 60 days after the effective date of the merger or consolidation, any stockholder shall have the right to withdraw such stockholder’s demand for appraisal and to accept the terms offered upon the merger or consolidation. Within 120 days after the effective date of the merger or consolidation, any stockholder who has complied with the requirements of subsections (a) and (d) hereof, upon written request, shall be entitled to receive from the corporation surviving the merger or resulting from the consolidation a statement setting forth the aggregate number of shares not voted in favor of the merger or consolidation and with respect to which demands for appraisal have been received and the aggregate number of holders of such shares. Such written statement shall be mailed to the stockholder within 10 days after such stockholder’s written request for such a statement is received by the surviving or resulting corporation or within 10 days after expiration of the period for delivery of demands for appraisal under subsection (d) hereof, whichever is later.

(f)  Upon the filing of any such petition by a stockholder, service of a copy thereof shall be made upon the surviving or resulting corporation, which shall within 20 days after such service file in the office of the Register in Chancery in which the petition was filed a duly verified list containing the names and addresses of all stockholders who have demanded payment for their shares and with whom agreements as to the value of their shares have not been reached by the surviving or resulting corporation. If the petition shall be filed by the surviving or resulting corporation, the petition shall be accompanied by such a duly verified list. The Register in Chancery, if so ordered by the Court, shall give notice of the time and place fixed for the hearing of such petition by registered or certified mail to the surviving or resulting corporation and to the stockholders shown on the list at the addresses therein stated. Such notice shall also be given by 1 or more publications at least 1 week before the day of the hearing, in a newspaper of general circulation published in the City of Wilmington, Delaware or such publication as the Court deems advisable. The forms of the notices by mail and by publication shall be approved by the Court, and the costs thereof shall be borne by the surviving or resulting corporation.

(g)  At the hearing on such petition, the Court shall determine the stockholders who have complied with this section and who have become entitled to appraisal rights. The Court may require the stockholders who have demanded an appraisal for their shares and who hold stock represented by certificates to submit their certificates of stock to the Register in Chancery for notation thereon of the pendency of the appraisal proceedings; and if any stockholder fails to comply with such direction, the Court may dismiss the proceedings as to such stockholder.

(h)  After determining the stockholders entitled to an appraisal, the Court shall appraise the shares, determining their fair value exclusive of any element of value arising from the accomplishment or expectation of the merger or consolidation, together with a fair rate of interest, if any, to be paid upon the amount determined to be the fair value. In determining such fair value, the Court shall take into account all relevant factors. In determining the fair rate of interest, the Court may consider all relevant factors, including the rate of interest which the surviving or resulting corporation would have had to pay to borrow money during the pendency of the proceeding. Upon application by the surviving or resulting corporation or by any stockholder entitled to participate in the appraisal proceeding, the Court may, in its discretion, permit discovery or other pretrial proceedings and may proceed to trial upon the appraisal prior to the final determination of the stockholder entitled to an appraisal. Any stockholder whose name appears on the list filed by the surviving or resulting corporation pursuant to subsection (f) of this section and who has submitted such stockholder’s certificates of stock to the Register in Chancery, if such is required, may participate fully in all proceedings until it is finally determined that such stockholder is not entitled to appraisal rights under this section.

(i)  The Court shall direct the payment of the fair value of the shares, together with interest, if any, by the surviving or resulting corporation to the stockholders entitled thereto. Interest may be simple or compound, as the

Court may direct. Payment shall be so made to each such stockholder, in the case of holders of uncertificated stock forthwith, and the case of holders of shares represented by certificates upon the surrender to the corporation of the certificates representing such stock. The Court’s decree may be enforced as other decrees in the Court of Chancery may be enforced, whether such surviving or resulting corporation be a corporation of this State or of any state.

(j)  The costs of the proceeding may be determined by the Court and taxed upon the parties as the Court deems equitable in the circumstances. Upon application of a stockholder, the Court may order all or a portion of the expenses incurred by any stockholder in connection with the appraisal proceeding, including, without limitation, reasonable attorney’s fees and the fees and expenses of experts, to be charged pro rata against the value of all the shares entitled to an appraisal.

(k)  From and after the effective date of the merger or consolidation, no stockholder who has demanded appraisal rights as provided in subsection (d) of this section shall be entitled to vote such stock for any purpose or to receive payment of dividends or other distributions on the stock (except dividends or other distributions payable to stockholders of record at a date which is prior to the effective date of the merger or consolidation); provided, however, that if no petition for an appraisal shall be filed within the time provided in subsection (e) of this section, or if such stockholder shall deliver to the surviving or resulting corporation a written withdrawal of such stockholder’s demand for an appraisal and an acceptance of the merger or consolidation, either within 60 days after the effective date of the merger or consolidation as provided in subsection (e) of this section or thereafter with the written approval of the corporation, then the right of such stockholder to an appraisal shall cease. Notwithstanding the foregoing, no appraisal proceeding in the Court of Chancery shall be dismissed as to any stockholder without the approval of the Court, and such approval may be conditioned upon such terms as the Court deems just.

(l)  The shares of the surviving or resulting corporation to which the shares of such objecting stockholders would have been converted had they assented to the merger or consolidation shall have the status of authorized and unissued shares of the surviving or resulting corporation.

Appendix D

Eastman Kodak Company

343 State Street

Rochester, New York 14650

Ladies and Gentlemen:

The undersigned is a member of the board of directors or an executive officer of Laser-Pacific Media Corporation, a Delaware corporation (“Laser-Pacific”), and is as of the date hereof the record holder or beneficial owner of [number] shares of the common stock, par value $.0001 per share, of Laser-Pacific (“Laser-Pacific Common Stock”).

Laser-Pacific, Eastman Kodak Company (“Kodak”) and a wholly-owned subsidiary of Kodak (“Sub”) have executed an Agreement and Plan of Merger (the “Merger Agreement”) contemplating a statutory merger of Sub with and into Laser-Pacific (the “Merger”). Execution and delivery of this Voting Agreement (this “Agreement”) by the undersigned is a condition to Kodak’s obligation to consummate the Merger.

In order to induce Kodak to enter into the Merger Agreement, the undersigned agrees and undertakes, in the undersigned’s capacity as a stockholder of Laser-Pacific and not as a director or executive officer of Laser-Pacific, as follows:

1. The undersigned will vote, or cause to be voted, in favor of adoption of the Merger Agreement and the Merger all of the shares of Laser-Pacific Common Stock that the undersigned holds of record or beneficially owns as of the record date for the vote; provided, however, that nothing in this Agreement shall obligate the undersigned to exercise any right to acquire shares of Laser-Pacific Common Stock even if the shares acquirable on such exercise are deemed to be beneficially owned by the undersigned. The undersigned retains discretion to vote on all other matters presented to the stockholders of Laser-Pacific.

2. Prior to the special meeting of the stockholders of Laser-Pacific called for the purpose of considering and voting to adopt the Merger Agreement, including any adjournments thereof, the undersigned will not effect or permit any transfer or other disposition of any shares of Laser-Pacific Common Stock held of record or beneficially owned by the undersigned unless, in each case, the transferee thereof agrees in writing to be bound by all of the terms of this Agreement. In the case of any transfer by operation of law, this Agreement will be binding upon the transferee without further act or deed. Any transfer or other disposition in violation of the terms of this paragraph 2 will be null and void.

D-1

As used herein, the term “beneficial owner” (and the correlative term “beneficially own”) will have the meanings contemplated by Rule 13d-3 promulgated under the Securities Exchange Act of 1934, as amended, even if the undersigned disclaims such beneficial ownership as to any shares.

Nothing in this Agreement shall limit the undersigned’s ability to exercise his or her fiduciary duties as a director of Laser-Pacific.

The representations, warranties and covenants set forth in this Agreement shall not survive the closing under the Merger Agreement, and shall terminate (without any further action by the undersigned or Kodak), on the first to occur of (a) the Effective Time (as defined in the Merger Agreement or (b) the termination of the Merger Agreement in accordance with the terms thereof.

This Agreement may be executed in counterparts, each of which when executed will be deemed an original and all of which together will constitute but one and the same instrument.

In Witness Whereof, the undersigned has executed this Agreement as of the date set forth below.

Very truly yours,

Dated: , 2003	Signature Print Name
Accepted and agreed to: Eastman Kodak Company By: Name: Its:

D-2

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LASER-PACIFIC MEDIA CORPORATION

809 N. CAHUENGA BOULEVARD

HOLLYWOOD, CALIFORNIA 90038

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF LASER-PACIFIC MEDIA CORPORATION FOR THE SPECIAL MEETING OF STOCKHOLDERS TO BE HELD ON THURSDAY, OCTOBER 30, 2003.

The undersigned holder of common stock, par value $.0001 per share, of Laser-Pacific Media Corporation (the “Company”) hereby appoints James R. Parks and Emory M. Cohen, or either of them, proxies for the undersigned, each with full power of substitution, to represent and to vote as specified in this Proxy all common stock of the Company that the undersigned stockholder would be entitled to vote if personally present at the Special Meeting of Stockholders (the “Special Meeting”) to be held on October 30, 2003 at the Company’s digital timing theatre, located at 861 Seward Street, Hollywood, California 90038 at 10:00 a.m., local time, and at any adjournments or postponements of the Special Meeting. The undersigned stockholder hereby revokes any proxy or proxies heretofore executed for such matters.

THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED IN THE MANNER AS DIRECTED HEREIN BY THE UNDERSIGNED STOCKHOLDER. IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED FOR PROPOSAL 1. THE UNDERSIGNED STOCKHOLDER MAY REVOKE THIS PROXY AT ANY TIME BEFORE IT IS VOTED BY DELIVERING TO THE COMPANY’S SECRETARY EITHER A WRITTEN REVOCATION OF THE PROXY OR A DULY EXECUTED PROXY BEARING A LATER DATE, OR BY APPEARING AT THE SPECIAL MEETING AND VOTING IN PERSON.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” PROPOSAL 1.

PLEASE MARK, SIGN, DATE AND RETURN THIS CARD PROMPTLY USING THE ENCLOSED RETURN ENVELOPE. IF YOU RECEIVE MORE THAN ONE PROXY CARD, PLEASE SIGN AND RETURN ALL CARDS IN THE ENCLOSED ENVELOPE.

(Continued and to be signed on reverse side)

Ú    FOLD AND DETACH HERE    Ú

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(Reverse)

LASER-PACIFIC MEDIA CORPORATION

☒  PLEASE MARK VOTES AS IN THIS EXAMPLE

1. To approve and adopt the merger and the Agreement and Plan of Merger, dated as of July 31, 2003, pursuant to which Laser-Pacific will merge with and into a subsidiary of Eastman Kodak Company, after which Laser-Pacific will become a wholly owned subsidiary of Kodak.

☐	FOR	☐	AGAINST	☐	ABSTAIN

In their discretion, the proxies are authorized to vote upon such other business as may properly come before the Special Meeting. To withhold such discretionary authority, please mark the following box ☐.

The undersigned acknowledges receipt of the accompanying Notice of Special Meeting of Stockholders and the proxy statement.

Please date and sign exactly as your name(s) is (are) shown on the stock certificate(s) to which the Proxy applies. When shares are held as joint-tenants, both should sign. When signing as an executor, administrator, trustee, guardian, attorney-in fact or other fiduciary, please give full title as such. When signing as a corporation, please sign in full corporate name by the President or any other authorized officer. When signing as a partnership, please sign in partnership name by an authorized person. When signing as a limited liability company, please sign in limited liability company name by an authorized person.

PLEASE MARK, SIGN, DATE AND RETURN THIS PROXY CARD IN THE ENCLOSED ENVELOPE PROMPTLY. NO POSTAGE IS REQUIRED IF MAILED IN THE UNITED STATES.

If you have any question, or have any difficulty voting your shares, please contact Robert McClain, Secretary of the Company, at (323) 960-2180.

Signature

Signature (if held jointly) Date: , 2003

Please Detach Here

You Must Detach This Portion of the Proxy Card

Ú        Before Returning it in the Enclosed Envelope        Ú

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